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Filed pursuant to Rule 424(b)(3)
Registration No. 333-106293

P R O S P E C T U S

        U.S. $889,000,000

C A R N I V A L  C O R P O R A T I O N
Senior Convertible Debentures due 2033
Guaranteed by Carnival plc and P&O Princess Cruises International Limited

        This prospectus relates to the resale of $889,000,000 aggregate principal amount at maturity of our Senior Convertible Debentures due 2033 by various selling securityholders. Each debenture was originally issued at a price of $646.88 per debenture and will have a principal amount at maturity of $1,000. The debentures may be sold from time to time by or on behalf of the selling securityholders named in this prospectus or in supplements to this prospectus. The debentures have been guaranteed by Carnival plc and P&O Princess Cruises International Limited, or POPCIL, on an unsecured and unsubordinated basis. See "Description of the Debentures," "Description of the Carnival plc Guarantee" and "Description of the POPCIL Guarantee."

        This prospectus also relates to the resale by those selling securityholders of up to 20,896,657 shares of our common stock issuable upon conversion of the debentures held by the selling securityholders, plus an indeterminate number of shares as may become issuable upon conversion of the debentures by reason of adjustment to the conversion price. As a result of the completion on April 17, 2003 of a dual-listed company transaction between us and Carnival plc, upon each issuance of shares of our common stock to a person, including to a holder of debentures upon conversion of debentures, an equivalent number of non-detachable trust shares of beneficial interest in the P&O Princess Special Voting Trust, a trust established under the laws of the Cayman Islands, will be issued to such person. Therefore, references in this prospectus to shares of common stock issuable upon conversion or repurchase of the debentures shall be deemed to include both shares of our common stock and trust shares in the P&O Princess Special Voting Trust. See "Description of Carnival Corporation Capital Stock" and "Description of Trust Shares."

        The selling securityholders may sell all or a portion of the securities offered by this prospectus in market transactions, negotiated transactions or otherwise and at prices which will be determined by the prevailing market price for the securities or in negotiated transactions. The selling securityholders may also sell all or a portion of the shares of common stock from time to time on the New York Stock Exchange, in negotiated transactions or otherwise, and at prices which will be determined by the prevailing market price for the shares or in negotiated transactions. The selling securityholders will receive all of the proceeds from the sale of the securities under this prospectus. We will not receive any proceeds from the sale of securities under this prospectus by the selling securityholders.

        Our common stock and the trust shares are listed and trade together on the New York Stock Exchange under the symbol "CCL." On July 2, 2003, the last reported sale price of our common stock was $32.29.

        There is no public market for the debentures and we do not intend to apply for listing of them on any securities exchange or such approval for quotation of them through any automated system.

        Investing in the securities offered by this prospectus involves risks that are described in the "Risk Factors" section beginning on page 11 of this prospectus.

        Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of the securities offered by this prospectus or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 3, 2003.

ABOUT THIS PROSPECTUS

        References in this prospectus to "we," "us," "our" and "Carnival Corporation" are to Carnival Corporation including, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. References to "Carnival plc" are to Carnival plc (formerly known as P&O Princess Cruises plc) including, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. References to "POPCIL" are to P&O Princess Cruises International Limited including, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. References to the "Carnival Corporation & plc" are to both Carnival Corporation and Carnival plc collectively, following the establishment of the dual listed company structure. For more information about the dual listed company structure, please see "Summary—Carnival Corporation & plc" and "Description of the DLC Transaction."

SUMMARY

        The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision. Some of the statements in this "Summary" are forward-looking statements. Please see "Forward-Looking Statements" for more information regarding these statements.

Carnival Corporation & plc

        On April 17, 2003, Carnival Corporation and Carnival plc (formerly known as P&O Princess Cruises plc) completed a dual listed company transaction, or DLC transaction which implemented Carnival Corporation & plc's DLC structure. Carnival Corporation and Carnival plc are both public companies, with separate stock exchange listings and different shareholders. The two companies have a single senior executive management team and identical boards of directors and are operated as if they were a single economic enterprise. On a pro forma basis in accordance with accounting principles generally accepted in the United States, or US GAAP, Carnival Corporation & plc would have reported revenues of $6.9 billion and $1.7 billion and net income of $1.3 billion and $138 million for the fiscal year ended November 30, 2002 and the three months ended February 28, 2003, respectively. On the same basis, Carnival Corporation & plc would have reported shareholders' equity of $12.8 billion as at February 28, 2003. See "Description of the DLC Transaction" for a more detailed description of the transaction.

        Carnival Corporation & plc is the largest cruise vacation group in the world, based on revenues, passengers carried and available capacity. Carnival Corporation & plc had, as at July 3, 2003, a combined fleet of 69 cruise ships offering 108,786 lower berths, with 14 additional cruise ships having 33,932 lower berths scheduled to be added over the next three years, and is the leading provider of cruises to all major destinations outside the Far East. Carnival Corporation & plc carried approximately 4.7 million passengers in fiscal 2002. Carnival Corporation & plc also operates two private destination ports of call in the Caribbean for the exclusive use of its passengers and three riverboats on Europe's Danube River and offers land-based tour packages as part of its vacation product alternatives.

        Carnival Corporation & plc offers thirteen complementary brands with leading positions in North America, the UK, Germany, Italy, France, Spain, Brazil, Argentina and Australia. Carnival Corporation & plc has multi-brand strategies that are intended to differentiate it from its competitors and provide products and services appealing to the widest possible target audience across all major segments of the vacation industry. Carnival Corporation & plc is the leading global cruise vacation operator with brands appealing to the widest target audience, focused on sourcing passengers from developed vacation markets where cruising is one of the fastest growing vacation alternatives.

        In addition to Carnival Corporation & plc's cruise operations, Carnival Corporation & plc operates the leading tour companies in Alaska and the Canadian Yukon, through Holland America Tours and Princess Tours. Holland America Tours operates 13 hotels in Alaska and the Canadian Yukon, two luxury dayboats and a fleet of motorcoaches and McKinley Explorer rail cars. Princess Tours is a tour operator in Alaska with five riverside lodges, a fleet of motorcoaches and Midnight Sun Express Rail cars. Carnival Corporation & plc also owns a business-to-business travel agency, P&O Travel, which is responsible for purchasing part of Carnival plc's air travel requirements.

Carnival Corporation

        Carnival Corporation was incorporated under the laws of the Republic of Panama in November 1974. Our common stock and the paired trust shares, which trade together with the common stock, are listed on the NYSE under the symbol "CCL." Our principal executive offices are located at

Carnival Place, 3655 N.W. 87th Avenue, Miami, Florida 33178-2428. The telephone number of our principal executive offices is (305) 599-2600

Carnival plc

        Carnival plc was incorporated and registered in England and Wales as P&O Princess Cruises plc in July 2000 and was renamed "Carnival plc" on April 17, 2003, the date on which the DLC transaction with Carnival Corporation closed. Carnival plc's ordinary shares are listed on the London Stock Exchange, and Carnival plc's American Depositary Shares, or ADSs, are listed on the NYSE. Effective April 22, 2003, Carnival plc ordinary shares trade under the ticker symbol "CCL" (formerly trading under "POC") on the London Stock Exchange. Effective April 21, 2003, Carnival plc ADSs trade under the ticker symbol "CUK" (formerly trading under "POC") on the NYSE. Carnival plc's principal executive offices are located at Carnival House, 5 Gainsford Street, London, SE1 2NE. The telephone number of Carnival plc's principal executive offices is 011 44 20 7805 1200.

P&O Princess Cruises International Limited

        P&O Princess Cruises International Limited, or POPCIL, is a wholly owned direct subsidiary of Carnival plc. Carnival plc conducts all of its business through POPCIL and its direct or indirect wholly-owned subsidiaries. POPCIL owns and operates the businesses of P&O Cruises, Ocean Village and Swan Hellenic in the United Kingdom, Seetours, including AIDA and A'ROSA in Germany, and P&O Cruises in Australia. POPCIL is also the holding company for the entities that own and operate the Princess Cruises business. The sole directors and executive officers of POPCIL are Peter G. Ratcliffe, who serves as Chief Executive Officer, and Gerald R. Cahill, who serves as Chief Financial and Accounting Officer. POPCIL was incorporated and registered in England and Wales as a private company limited by shares under registered number 3902746 pursuant to the UK Companies Act 1985 on January 5, 2000. POPCIL's principal executive offices are located at Richmond House, Terminus Terrace, Southampton, SO14 3PN. The telephone number of POPCIL's principal executive office is 011 44 20 7805 1200.

Securities Being Offered

        This prospectus covers the sale of $889,000,000 aggregate principal amount at maturity of debentures and 20,896,657 shares of our common stock, plus an undetermined number of additional shares of common stock that may be issued from time to time upon conversion of the debentures by reason of adjustment to the conversion price or upon repurchase of the debentures, in each case in certain circumstances described in this prospectus. The debentures have been guaranteed by Carnival plc and POPCIL on an unsecured and unsubordinated basis.

        We issued and sold $889,000,000 aggregate principal amount at maturity of debentures on April 29, 2003, in a private offering to an initial purchaser. These debentures were simultaneously resold by the initial purchaser in transactions exempt from registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be "qualified institutional buyers", as defined in Rule 144A under the Securities Act.

        The shares of common stock may be offered by the selling securityholders following the conversion or repurchase of the debentures from time to time.

Terms of the Debentures

Debentures	$889,000,000 aggregate principal amount at maturity of Senior Convertible Debentures due 2033. Each debenture was issued at a price of $646.88 per debenture and will have a principal amount at maturity of $1,000.
Maturity of Debentures	April 29, 2033.
Cash Interest
1.132% per year on the principal amount at maturity, payable semiannually in arrears in cash on April 29 and October 29 of each year, beginning October 29, 2003, until April 29, 2008. This cash interest will be taxable to holders as original issue discount for United States federal income tax purposes and, accordingly, will be taxed to a holder as it accrues regardless of the holder's method of tax accounting. However, a holder will not recognize additional income upon the actual payment of such cash interest. See "Certain Panamanian and United States Federal Income Tax Consequences—United States—US Holders—Original Issue Discount."
Yield to Maturity of Debentures	1.75% per year, computed on a semi-annual bond equivalent basis, calculated from April 29, 2003.
Original Issue Discount
The debentures were originally issued at an issue price significantly below the principal amount at maturity of the debentures. Original issue discount will accrue daily at a rate of 1.75% per year beginning on April 29, 2008, calculated on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months. For United States federal income tax purposes, original issue discount accrues from April 29, 2003 at a constant rate per year, calculated in the manner described under "Certain Panamanian and United States Federal Income Tax Consequences—United States—US Holders—Original Issue Discount," and US holders are required to include original issue discount in their gross income as it accrues from the issue date regardless of their method of tax accounting. See "Certain Panamanian and United States Federal Income Tax Consequences—United States—US Holders—Original Issue Discount."
Conversion Rate	Prior to April 29, 2008:
• the conversion rate is the base conversion rate, if the applicable stock price is less than or equal to the base conversion price; or
• if the applicable stock price is greater than the base conversion price, the conversion rate is determined in accordance with the following formula:

Base Conversion Rate + [(Applicable Stock Price — Base Conversion Price) × Incremental Share Factor]
Applicable Stock Price

From and after April 29, 2008, the conversion rate will be fixed for remainder of the term of the debentures at the conversion rate termined as set forth above assuming a conversion date that is eight trading days prior to April 29, 2008, which we refer to as the fixed conversion rate, subject to the same adjustments as the base conversion rate.

The "base conversion rate" is 12.1800 shares per $1,000 principal amount at maturity of debentures, subject to adjustment as described under "Description of the Debentures—Conversion Rights—Conversion Rate Adjustments." The "base conversion price" is a dollar amount, initially $53.11, derived by dividing the issue price per debenture, $646.88, by the base conversion rate. The "incremental share factor" is 11.3258, subject to the same adjustments as the base conversion rate. The "applicable stock price" is equal to the average of the closing sale prices of our common stock over the five-trading day period starting the third trading day following the conversion date of the debentures, subject to certain adjustments. See "Description of the Debentures—Conversion Rights."
Conversion Rights
For each $1,000 principal amount at maturity of debentures surrendered for conversion, if specified conditions are satisfied, a holder will receive a number of shares of our common stock equal to the conversion rate. Upon conversion, we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and common stock. If we elect to pay holders cash for their debentures, the payment will be based on the applicable stock price.

The base conversion rate may be adjusted for certain reasons specified in the indenture but will not be adjusted for accrued original issue discount or accrued cash interest. Upon conversion, a holder will not receive any cash payment representing accrued original issue discount or any accrued cash interest, except in the limited circumstances described in "Description of the Debentures—Conversion Rights." Instead, accrued original issue discount or accrued cash interest generally will be deemed paid by the shares of common stock received by the holder on conversion. See "Description of the Debentures—Conversion Rights."

Commencing after August 31, 2003, holders may surrender debentures for conversion into shares of common stock in any fiscal quarter, and only during such fiscal quarter, if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is more than 120% of the accreted conversion price per share of common stock on the last day of such preceding fiscal quarter. The "accreted conversion price" per share will initially be the base conversion price and as of any day will equal the issue price of a debenture plus the accrued original issue discount to that day, with that sum divided by the base conversion rate.

Holders may also surrender debentures for conversion during any period in which the credit rating assigned to the debentures by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors, or S&P is at or below BBB- and the credit rating assigned to the debentures by Moody's Investors Service and its successors, or Moody's is at or below Baa3.

Debentures or portions of debentures in integral multiples of $1,000 principal amount at maturity called for redemption may be surrendered for conversion until the close of business on the redemption date, even if the debentures are not otherwise convertible. In addition, if we make a significant distribution to our shareholders or if we are a party to certain consolidations, mergers or binding share exchanges, debentures may be surrendered for conversion as provided in "Description of the Debentures—Conversion Rights." The ability to surrender debentures for conversion will expire at the close of business on the business day immediately preceding April 29, 2033, unless they have previously been redeemed or repurchased. See "Description of the Debentures—Conversion Rights—Conversion Rights Upon Notice of Redemption."
Paired Trust Shares
As a result of the DLC transaction, one trust share of beneficial interest in the P&O Princess Special Voting Trust, which represents an equal, undivided beneficial interest in the special voting share issued by Carnival plc, is paired with each share of our common stock. The trust shares are not detachable from the corresponding shares of our common stock. Upon each issuance to a person of new shares of our common stock, the non-detachable paired trust shares will also be acquired by that same person. Therefore, references in this prospectus to shares of our common stock issuable upon conversion, redemption or repurchase of the debentures shall be deemed to include both shares of our common stock and non-detachable trust shares in the P&O Princess Special Voting Trust. For a description of the pairing arrangement of our common stock and the trust shares, see "Description of Carnival Corporation Capital Stock" and "Description of Trust Shares."
Guarantees
Carnival plc and POPCIL have guaranteed our monetary obligations under the debentures on an unsecured and unsubordinated basis. See "Description of the Carnival plc Guarantee" and "Description of the POPCIL Guarantee."

Ranking
The debentures, the Carnival plc guarantee and the POPCIL guarantee are unsecured and unsubordinated obligations and rank equal in right of payment to all the existing and future unsecured and unsubordinated indebtedness of us, Carnival plc and POPCIL, respectively. However, the debentures, the Carnival plc guarantee and the POPCIL guarantee are effectively subordinated to all existing and future obligations of our subsidiaries, the non-guarantor subsidiaries of Carnival plc, respectively, and to any secured debt of us, Carnival plc and POPCIL, respectively, to the extent of any security. On a pro forma basis after giving effect to the DLC transaction, as of February 28, 2003, there would have been approximately $6.0 billion of total indebtedness outstanding of us and Carnival plc based on our indebtedness at February 28, 2003 and the indebtedness of Carnival plc at March 31, 2003. Of this amount, there would have been approximately $1.1 billion of secured indebtedness of us, Carnival plc and P&O Princess Cruises International Limited outstanding and approximately $1.4 billion of indebtedness of non-guarantor subsidiaries outstanding, on a pro forma basis, based on our indebtedness Carnival Corporation at February 28, 2003 and the indebtedness of Carnival plc at March 31, 2003.
Sinking Fund	None.
Redemption of Debentures at Our Option
We may redeem all or a portion of the debentures at any time on or after April 29, 2008 at the redemption prices set forth in this prospectus under the caption, "Description of the Debentures—Redemption of Debentures at Our Option." Holders may convert their debentures after they are called for redemption at any time prior to the close of business on the redemption date. In the event that a holder elects to convert debentures in connection with the redemption, the notice of redemption will inform the holder of our election to deliver shares of our common stock or to pay cash or a combination of cash and common stock. See "Description of the Debentures—Redemption of Debentures at Our Option."
Purchase of Debentures by Us at the Option of Holder	Holders may require us to purchase all or a portion of their debentures on the following dates at the following prices, plus accrued cash interest, if any, to the purchase date:
• on April 29, 2008 for a price equal to $646.88 per debenture,
• on April 29, 2013 for a price equal to $705.76 per debenture,
• on April 29, 2018 for a price equal to $770.01 per debenture,
• on April 29, 2023 for a price equal to $840.10 per debenture, and
• on April 29, 2028 for a price equal to $916.57 per debenture.

We may choose to pay the purchase price in cash, shares of common stock or a combination of cash and shares of common stock. After receiving notice of such choice, holders may withdraw their elections. We may also add additional purchase dates on which holders may require us to purchase all or a portion of their debentures. See "Description of the Debentures—Purchase of Debentures by Us at the Option of the Holder."
Change in Control
Upon a change in control, as defined in the indenture governing the debentures, of our company occurring at any time on or before April 29, 2008, each holder may require us to purchase all or a portion of such holder's debentures for cash at a price equal to 100% of the issue price of the debentures to be purchased plus accrued original issue discount and accrued cash interest, if any, to, but excluding, the date of purchase. See "Description of the Debentures—Change in Control Permits Purchase of Debentures by Us at the Option of the Holder."
Ownership Limitations
Pursuant to the terms of the indenture, no debenture holder will be entitled to convert debentures into shares of our common stock, which, when added to shares of our common stock already owned or deemed owned by the debenture holder, would exceed 4.9% of all shares of our outstanding common stock. For more information regarding this limitation, please see "Description of the Debentures—Conversion Rights—Ownership Limitations." Our common stock is also subject to restrictions on transfer and ownership such that no holder or deemed holder of our common stock may hold more than 4.9% of all shares of our outstanding common stock, subject to certain exceptions. For more information regarding this limitation, please see "Description of Carnival Corporation Capital Stock—Certain Provisions of Carnival Corporation's Articles and By-laws—Ownership Limitations and Transfer Restrictions."
Use of Proceeds
The selling securityholders will receive all of the proceeds from the sale of the securities sold under this prospectus. We will not receive any of the proceeds from sales by the selling securityholders of securities under this prospectus.
Registration Rights
We, Carnival plc and POPCIL filed a registration statement of which this prospectus is a part in satisfaction of an obligation to do so under a registration rights agreement. We and Carnival plc have agreed under this registration rights agreement to use commercially reasonable efforts to keep this shelf registration statement, of which this prospectus is a part, effective until the earlier of
• the sale pursuant to the shelf registration statement of all of the debentures and the shares of common stock issuable upon conversion of the debentures,

• the expiration of the holding period applicable to such securities held by non-affiliates of ours under Rule 144(k) under the Securities Act, or any successor provision and
• the second anniversary of the effective date of the shelf registration statement, subject to some permitted exceptions.
See "Description of the Debentures—Registration Rights."
Trading Symbol for Our Common Stock
Our shares of common stock and the paired trust shares of beneficial interest in the P&O Princess Special Voting Trust, including the beneficial interest in the Carnival plc special voting share, are listed and trade together on the New York Stock Exchange under the symbol "CCL."

RISK FACTORS

        An investment in the securities offered by this prospectus involves a number of risks. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before making an investment in the securities. A number of the statements in this section are forward-looking statements. See "Forward-Looking Statements."

Risks Relating to Carnival Corporation & plc's Businesses

Carnival Corporation & plc may lose business to competitors throughout the vacation market.

        Carnival Corporation & plc operates in the vacation market, and cruising is one of many alternatives for people choosing a vacation. Carnival Corporation & plc therefore risks losing business not only to other cruise lines, but also to other vacation operators that provide other leisure options, including hotels, resorts and package holidays and tours.

        Carnival Corporation & plc faces significant competition from other cruise lines, both on the basis of cruise pricing and also in terms of the nature of ships and services it will offer to cruise passengers. Carnival Corporation & plc's principal competitors within the cruise vacation industry include:

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  Royal Caribbean Cruises Ltd., which owns Royal Caribbean International and Celebrity Cruises;

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  Norwegian Cruise Line and Orient Lines;

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  Disney Cruise Line;

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  My Travel's Sun Cruises, Thomson, Saga and Fred Olsen in the UK;

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  Festival Cruises, Hapag-Lloyd, Peter Deilmann and Phoenix Reisen in Germany;

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  Festival Cruises, Mediterranean Shipping Cruises, Royal Olympia Cruises and Louis Cruise Line in southern Europe;

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  Crystal Cruises;

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  Radisson Seven Seas Cruise Line; and

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  Silversea Cruises.

        Carnival Corporation & plc also competes with land-based vacation alternatives throughout the world, including, among others, resorts and hotels located in Las Vegas, Nevada, Orlando, Florida, various Caribbean, Mexican, Bahamian and Hawaiian Island destination resorts and numerous vacation destinations throughout Europe and the rest of the world.

        In the event that Carnival Corporation & plc does not compete effectively with other vacation alternatives and cruise companies, its results of operations and financial condition could be adversely affected.

Overcapacity within the cruise and competing land-based vacation industry could have a negative impact on net revenue yields, increase operating costs, result in ship asset impairments and could adversely affect profitability.

        Cruising capacity has grown in recent years and Carnival Corporation & plc expects it to continue to increase over the next three years as all of the major cruise vacation companies are expected to introduce new ships. In order to utilize new capacity, the cruise vacation industry will need to increase its share of the overall vacation market. The overall vacation market is also facing increases in land-based vacation capacity, which also will impact Carnival Corporation & plc. Failure of the cruise vacation industry to increase its share of the overall vacation market could have a negative impact on Carnival Corporation & plc's net revenue yields. Should net revenue yields be negatively impacted,

Carnival Corporation & plc's results of operations and financial condition could be adversely affected, including the impairment of the value of its ship assets. In addition, increased cruise capacity could impact Carnival Corporation & plc's ability to retain and attract qualified crew at competitive costs and, therefore, increase Carnival Corporation & plc's shipboard employee costs.

The international political and economic climate and other world events affecting safety and security could adversely affect the demand for cruises and could harm Carnival Corporation & plc's future sales and profitability.

        Demand for cruises and other vacation options has been, and is expected to continue to be, affected by the public's attitude towards the safety of travel, the international political climate and the political climate of destination countries. Events such as the terrorist attacks in the US on September 11, 2001, the threat of additional attacks, the recent military action in Iraq, concerns of an outbreak of additional hostilities and national government travel advisories, together with the resulting political instability and concerns over safety and security aspects of traveling, have had a significant adverse impact on demand and pricing in the travel and vacation industry and may continue to do so in the future. Demand for cruises is also likely to be increasingly dependent on the underlying economic strength of the countries from which cruise companies source their passengers. Economic or political changes that reduce disposable income or consumer confidence in the countries from which Carnival Corporation & plc will source its passengers may affect demand for vacations, including cruise vacations, which are a discretionary purchase. Decreases in demand could lead to price discounting which, in turn, could reduce the profitability of its business.

Carnival Corporation & plc may not be able to obtain financing on terms that are favorable or consistent with its expectations due to, among other reasons, the lowering of the debt ratings of Carnival Corporation as a result of the DLC transaction.

        Access to financing for Carnival Corporation & plc will depend on, among other things, the maintenance of strong long-term credit ratings. Carnival Corporation's debt was, prior to the closing of the DLC transaction, rated "A" by Standard & Poor's, "A2" by Moody's Investors Service and "A" by FitchRatings. Carnival plc's debt was, shortly prior to the closing of the DLC transaction, rated "BBB" by Standard & Poor's, "Baa3" by Moody's and "BBB+" by FitchRatings. On April 14, 2003, Moody's downgraded the long-term ratings of Carnival Corporation from "A2" to "A3" and its short-term rating from "Prime-1" to "Prime-2" to reflect the expected completion of the DLC transaction, and stated that this rating remains on review for further possible downgrade pending final resolution of Carnival Corporation & plc's capital structure. In addition, Moody's stated that the ratings for Carnival plc remain on review for possible upgrade pending final resolution of Carnival Corporation & plc's capital structure. On April 16, 2003, Standard & Poor's lowered its long-term corporate credit ratings for Carnival Corporation from "A" to "A-" and its short-term corporate credit ratings for Carnival Corporation from "A-1" to "A-2". Concurrently, Standard & Poor's withdrew its "BBB" corporate credit rating for Carnival plc and raised its unsubordinated unsecured debt ratings for Carnival plc from "BBB" to "A-." On April 29, 2003, FitchRatings lowered the rating on Carnival Corporation's unsubordinated, unsecured debt to "A-" and raised the rating on Carnival plc's unsubordinated, unsecured debt to "A-".

        The forecasted cash flow from future operations for Carnival Corporation & plc may be adversely affected by various factors, including, but not limited to, declines in customer demand, increased competition, overcapacity, the deterioration in general economic and business conditions, terrorist attacks, the recent military action with Iraq, ship incidents, adverse publicity and increases in fuel prices, as well as other factors noted under these risk factors and under the "Forward-Looking Statements" section below. To the extent that Carnival Corporation & plc is required, or chooses, to fund future cash requirements, including future shipbuilding commitments, from sources other than cash flow from operations, cash on hand and current external sources of liquidity, including committed financings, Carnival Corporation & plc will have to secure such financing from banks or through the offering of debt and/or equity securities in the public or private markets.

        The future operating cash flow of Carnival Corporation & plc may not be sufficient to fund future obligations, and Carnival Corporation & plc may not be able to obtain additional financing, if necessary, at a cost that meets its expectations. Accordingly, the financial results of Carnival Corporation & plc could be adversely affected.

If Carnival plc loses eligibility for inclusion in the FTSE 100 or Carnival Corporation is removed from the S&P 500, it may become more difficult for Carnival Corporation & plc to access the equity capital markets.

        Carnival Corporation's common stock remains listed on the NYSE and is expected to continue to be included in the S&P 500. Carnival plc's ordinary shares remain listed on the London Stock Exchange and remain eligible for inclusion in the FTSE series of indices and are included with full weighting in the FTSE 100. If Carnival plc loses eligibility for inclusion in the FTSE 100 or Carnival Corporation is removed from the S&P 500, it may become more difficult for Carnival Corporation & plc to access the equity capital markets, and the liquidity and the value of your securities may be adversely affected.

Conducting business internationally can result in increased costs.

        Carnival Corporation & plc operates its business internationally and plans to continue to develop its international presence. Operating internationally exposes Carnival Corporation & plc to a number of risks, including:

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  currency fluctuations;

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  interest rate movements;

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  the imposition of trade barriers and restrictions on repatriation of earnings;

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  political risks;

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  risk of increases in duties, taxes and governmental royalties; and

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  changes in laws and policies affecting cruising, vacation or maritime businesses or governing the operations of foreign-based companies.

If Carnival Corporation & plc is unable to address these risks adequately, its results of operations and financial condition could be adversely affected.

Accidents and other incidents at sea or adverse publicity concerning the cruise industry or Carnival Corporation & plc could affect Carnival Corporation & plc's reputation and harm its future sales and profitability.

        The operation of cruise ships involves the risk of accidents, illnesses, mechanical failures and other incidents at sea, which may bring into question passenger safety, health, security and vacation satisfaction and thereby adversely affect future industry performance. Incidents involving passenger cruise ships could occur and could adversely affect future sales and profitability. In addition, adverse publicity concerning the vacation industry in general or the cruise industry or Carnival Corporation & plc in particular could impact demand and, consequently, have an adverse impact on Carnival Corporation & plc's profitability.

Operating, financing and tax costs are subject to many economic and political factors that are beyond Carnival Corporation & plc's control, which could result in increases in operating and financing costs.

        Some of Carnival Corporation & plc's operating costs, including fuel, food, insurance and security costs, are subject to increases because of market forces and economic or political instability beyond Carnival Corporation & plc's control. In addition, interest rates and Carnival Corporation & plc's ability to secure debt or equity financing, including in order to finance the purchase of new ships, are dependent on many economic and political factors. Actions by US and non-US taxing jurisdictions could also cause an increase in Carnival Corporation & plc's costs. Increases in operating, financing and tax costs could adversely affect Carnival Corporation & plc's results because Carnival Corporation & plc may not be able to recover these increased costs through price increases of its cruise vacations.

Environmental legislation and regulations could affect operations and increase operating costs.

        Some environmental groups have lobbied for more stringent regulation of cruise ships. Some groups also have generated negative publicity about the cruise industry and its environmental impact. The US Environmental Protection Agency is considering new laws and rules to manage cruise ship waste. Alaskan authorities are currently investigating an incident that occurred in August 2002 on board Holland America's Ryndam involving a wastewater discharge from the ship. As a result of this incident, various Ryndam ship officers have received grand jury subpoenas from the US Attorney's office in Alaska. If the investigation results in charges being brought, sanctions could include a prohibition of operations in Alaska's Glacier Bay National Park and Preserve for a period of time.

        In addition, pursuant to a settlement with the US government in April 2002, Carnival Corporation pled guilty to certain environmental violations. Carnival Corporation was sentenced under a plea agreement pursuant to which Carnival Corporation paid fines in fiscal 2002 totaling $18 million to the US government and other parties. Carnival Corporation accrued for these fines in fiscal 2001. Carnival Corporation was also placed on probation for a term of five years. Under the terms of the probation, any future violation of environmental laws by Carnival Corporation may be deemed a violation of probation. In addition, Carnival Corporation was required as a special term of probation to develop, implement and enforce a worldwide environmental compliance program. Carnival Corporation is in the process of implementing the environmental compliance program and expects to incur approximately $10 million in additional annual environmental compliance costs in 2003 and yearly thereafter as a result of the program. Since the completion of the DLC transaction, the terms of the environmental compliance program have become applicable to Carnival plc, which will result in higher environmental compliance costs for Carnival plc as well.

        Carnival Corporation & plc's costs of complying with current and future environmental laws and regulations, or liabilities arising from past or future releases of, or exposure to, hazardous substances or to vessel discharges, could increase the cost of compliance or otherwise materially adversely affect Carnival Corporation & plc's business, results of operations or financial condition.

New regulation of health, safety and security issues could increase operating costs and adversely affect net income.

        Carnival Corporation & plc is subject to various international, national, state and local health, safety and security laws, regulations and treaties. The International Maritime Organization, sometimes referred to as the IMO, which operates under the United Nations, has adopted safety standards as part of the International Convention for the Safety of Life at Sea, sometimes referred to as SOLAS, which is applicable to all of Carnival Corporation & plc's ships. Generally SOLAS establishes vessel design, structural features, materials, construction and life saving equipment requirements to improve passenger safety and security.

        In addition, ships that call on US ports are subject to inspection by the US Coast Guard for compliance with SOLAS and by the US Public Health Service for sanitary standards. Carnival Corporation & plc's ships are also subject to similar inspections pursuant to the laws and regulations of various other countries such ships visit. Finally, the US Congress recently enacted the Maritime Transportation Security Act of 2002 which implements a number of security measures at US ports, including measures that relate to foreign flagged vessels calling at US ports.

        Carnival Corporation & plc believes that health, safety and security issues will continue to be areas of focus by relevant government authorities both in the US and abroad. Resulting legislation or regulations, or changes in existing legislation or regulations, could impact the operations of Carnival Corporation & plc and would likely subject Carnival Corporation & plc to increasing compliance costs in the future.

Delays in ship construction and problems encountered at shipyards could reduce Carnival Corporation & plc's profitability.

        The construction of cruise ships is a complex process and involves risks similar to those encountered in other sophisticated construction projects, including delays in completion and delivery. In addition, industrial actions and insolvency or financial problems of the shipyards building Carnival Corporation & plc's ships could also delay or prevent the delivery of its ships under construction. These events could adversely affect Carnival Corporation & plc's profitability. However, the impact from a delay in delivery could be mitigated by contractual provisions and refund guarantees obtained by Carnival Corporation & plc.

        In addition, Carnival Corporation & plc has entered into forward foreign currency contracts to fix the cost in US dollars of some of Carnival Corporation & plc's foreign currency denominated shipbuilding contracts. If any of the shipyards are unable to perform under the related contract, the foreign currency forward contracts related to that shipyard's shipbuilding contracts would still have to be honored. This might require Carnival Corporation & plc to realize a loss on an existing contract without having the ability to have an offsetting gain on its foreign currency denominated shipbuilding contract, thus adversely affecting the financial results of Carnival Corporation & plc.

Risks Relating to the DLC Transaction

Benefits from the DLC structure may not be achieved to the extent or within the time period currently expected, which could eliminate, reduce and/or delay the improvements in cost savings and operational efficiencies expected to be generated by the DLC structure.

        Since completion of the DLC transaction, Carnival Corporation and Carnival plc have been managed as if they were a single economic enterprise. Carnival Corporation and Carnival plc expect their combination under the DLC structure to enable them to achieve cost savings through synergies as well as enhanced operational efficiencies. However, both may encounter substantial difficulties during this process that could eliminate, reduce and/or delay the realization of the cost savings and synergies that both currently expect. Among other things, these difficulties could include:

  •
  loss of key employees;

  •
  inconsistent and/or incompatible business practices, operating procedures, information systems, financial controls and procedures, cultures and compensation structures between Carnival Corporation and Carnival plc;

  •
  unexpected integration issues and higher than expected integration costs; and

  •
  the diversion of management's attention from day-to-day business as a result of the need to deal with integration issues.

As a result of these difficulties, the actual cost savings and synergies generated by the DLC structure may be less, and may take longer to realize, than Carnival Corporation and Carnival plc currently expect.

The structure of the DLC transaction involves risks not associated with the more common ways of combining the operations of two companies and these risks may have an adverse effect on the economic performance of the companies and/or their respective share prices.

        The DLC structure is a relatively uncommon way of combining the management and operations of two companies and it involves different issues and risks from those associated with the other more common ways of effecting such a combination, such as a merger or exchange offer to create a wholly owned subsidiary. In the DLC transaction, the combination was effected primarily by means of contracts between Carnival Corporation and Carnival plc and not by operation of a statute or court order. The legal effect of these contractual rights may be different from the legal effect of a merger or amalgamation under statute or court order and there may be difficulties in enforcing these contractual rights. Shareholders and creditors of either company might challenge the validity of the contracts or their lack of standing to enforce rights under these contracts, and courts may interpret or enforce these contracts in a manner inconsistent with the express provisions and intentions of Carnival Corporation and Carnival plc expressed in such contracts. In addition, shareholders and creditors of other companies might successfully challenge other dual listed company structures and establish legal precedents that could increase the risk of a successful challenge to the DLC transaction. Carnival Corporation & plc is maintaining two separate public companies and complies with both Panamanian corporate law and English company and securities laws and different regulatory and stock exchange requirements in the UK and the US. This structure is likely to require more administrative time and cost than was the case for each company individually, which may have an adverse effect on Carnival Corporation & plc's operating efficiency.

Courts may interpret or enforce the contracts and other instruments that effect the DLC structure in a manner inconsistent with the express provisions and intentions of Carnival Corporation and Carnival plc.

        Various provisions of the constituent documents of Carnival Corporation and Carnival plc, the equalization and governance agreement and the deeds of guarantee, which were entered into by Carnival Corporation and Carnival plc on April 17, 2003, are intended to ensure that, as far as practicable, the shareholders and creditors of Carnival Corporation and Carnival plc are treated equitably in the event of insolvency of either or both companies and in accordance with the equalization ratio, regardless of where the assets of Carnival Corporation & plc reside. Courts may interpret or enforce these contracts in a manner inconsistent with the express provisions and intentions of Carnival Corporation and Carnival plc expressed in those contracts and other instruments. For instance, a bankruptcy court may not choose to follow the companies' contractual way of allocating liabilities and assets. Therefore, if assets were transferred between the two companies, a court, faced with the liquidation or dissolution of either company, may not adhere to the intentions of Carnival Corporation and Carnival plc to treat both companies' creditors as creditors of Carnival Corporation & plc under their respective deeds of guarantee. As a result, the rights of creditors of a company that transfers assets to the other member of Carnival Corporation & plc may be adversely affected if a court determines that those creditors only have recourse to the assets of that company and not the other company.

Economic returns on shares of Carnival Corporation and Carnival plc will be dependent upon the economic performance of Carnival Corporation & plc, and the inability of one company to pay dividends may limit or prevent the payment of dividends by the other.

        Under the DLC structure, the dividends paid on shares of Carnival Corporation and Carnival plc will depend primarily on the economic performance of the assets of both companies of Carnival

Corporation & plc. Therefore, the past performance of Carnival plc shares and Carnival Corporation shares may not reflect the future performance of these shares. Additionally, if one company is unable to pay dividends on its shares, the other company must make such payments to the other and/or scale back its dividend in order to equalize the distributions in accordance with the equalization ratio. After taking into consideration the actions necessary to equalize such distributions, both companies may be limited in their ability, or unable, to pay dividends.

Changes under the Internal Revenue Code, applicable US income tax treaties, and the uncertainty of the DLC structure under the Internal Revenue Code may adversely affect the US federal income taxation of the US source shipping income of Carnival Corporation & plc.

        Carnival Corporation & plc believe that substantially all of the US source shipping income of each of Carnival Corporation and Carnival plc qualifies for exemption from US federal income tax, under:

  •
  Section 883 of the Internal Revenue Code;

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  as appropriate in the case of Carnival plc and its UK resident subsidiaries, the US-UK Income Tax Treaty that entered into force on April 25, 1980, which is referred to below as the "old US-UK treaty", and, when applicable, the new US-UK Income Tax Treaty that entered into force on March 31, 2003, which is referred to as the "new US-UK treaty"; or

  •
  other applicable US income tax treaties,

and should continue to so qualify now that the DLC transaction has been completed. The new US-UK treaty contains some limitations that would deny the availability of treaty benefits for income earned through some entities, including some Carnival plc entities. However, the relevant provisions of the new US-UK treaty will not become effective until 2004 and Carnival plc and its UK resident subsidiaries may elect, in some circumstances, to continue application of the old US-UK treaty until twelve months beyond the date on which it would otherwise be effective. Carnival plc believes that it will be able to reorganize prior to the date on which new US-UK treaty becomes applicable such that the relevant US source shipping income should qualify for exemption from US federal income tax under the new US-UK treaty or Section 883. There is, however, no existing US federal income tax authority that directly addresses the tax consequences of implementation of a dual listed company structure such as the DLC structure for purposes of Section 883 or any other provision of the Internal Revenue Code or any income tax treaty and, consequently, the matters discussed above are not free from doubt.

        To date, no final US Treasury regulations or other definitive interpretations of the relevant portions of Section 883 have been promulgated, although regulations have been proposed. Any such final regulations or official interpretations could differ materially from Carnival Corporation's and Carnival plc's interpretation of this Internal Revenue Code provision and, even in the absence of differing regulations or official interpretations, the Internal Revenue Service might successfully challenge either or both interpretations. In addition, the provisions of Section 883 are subject to change at any time by legislation. Moreover, changes could occur in the future with respect to the trading volume or trading frequency of Carnival Corporation shares and/or Carnival plc shares on their respective exchanges or with respect to the identity, residence, or holdings of Carnival Corporation's and/or Carnival plc's direct or indirect shareholders that could affect the eligibility of Carnival Corporation and its subsidiaries and/or certain members of the group consisting of Carnival plc, its subsidiaries and its subsidiary undertakings which are otherwise eligible for the benefits of Section 883 to qualify for the benefits of the Section 883 exemption. Accordingly, it is possible that Carnival Corporation and its ship-owning or operating subsidiaries and/or certain members of the group consisting of Carnival plc, its subsidiaries and its subsidiary undertakings whose tax exemption is based on Section 883 may lose this exemption. If any such corporation were not entitled to the benefits of Section 883, it would be subject to US federal income taxation on a portion of its income, which would reduce the net income of such corporation.

        As noted above, Carnival plc believes that substantially all of the US source shipping income of Carnival plc and its UK resident subsidiaries qualifies for exemption from US federal income tax under either the old or new US-UK treaties, as applicable. In addition, certain companies of Carnival Corporation & plc may rely on other US income tax treaties for similar exemptions from US taxation on US source shipping income. Carnival Corporation and Carnival plc do not believe that the DLC transaction will affect the ability of these corporations to continue to qualify for such treaty benefits. There is, however, no authority that directly addresses the effect, if any, of DLC arrangements or the availability of benefits under the treaties and, consequently, the matter is not free from doubt.

        These treaties may be abrogated by either applicable country, replaced or modified with new agreements that treat shipping income differently than under the agreements currently in force. If any of the corporations discussed in the paragraph above that currently qualify for exemption from US source shipping income under any applicable US income tax treaty do not qualify for benefits under the existing treaties or if the existing treaties are abrogated, replaced or materially modified in a manner adverse to the interests of any such corporation and, with respect to US federal income tax only, such corporation does not qualify for Section 883 exemption, such corporation may be subject to US federal income taxation on a portion of its income, which would reduce the net income of any such corporation.

A small group of shareholders collectively owns approximately 33% of the total combined voting power of the outstanding shares of Carnival Corporation & plc and may be able to effectively control the outcome of shareholder voting.

        A group of shareholders, consisting of some members of the Arison family, including Micky Arison, and trusts established for their benefit, beneficially owns approximately 44% of the outstanding common stock of Carnival Corporation and owns shares entitled to constitute a quorum at shareholder meetings and to cast approximately 33% of the total combined voting power of the outstanding shares of Carnival Corporation & plc. Depending upon the nature and extent of the shareholder vote, this group of shareholders may have the power to effectively control, or at least to influence substantially, the outcome of shareholder votes and, therefore, the corporate actions requiring such votes.

Provisions in the Carnival Corporation and Carnival plc governing documents may prevent or discourage takeovers and business combinations that shareholders in Carnival Corporation & plc might consider in their best interests, and may prevent you from converting your debentures.

        Carnival Corporation's articles and by-laws and Carnival plc's articles contain provisions that may delay, defer, prevent or render more difficult a takeover attempt that shareholders in Carnival Corporation & plc might consider to be in their best interests. For instance, these provisions may prevent shareholders in Carnival Corporation & plc from receiving a premium to the market price of Carnival Corporation shares and/or Carnival plc shares offered by a bidder in a takeover context. These additional takeover restrictions provide, generally, that no person will be able to obtain control of Carnival Corporation & plc without making an offer to the shareholders of both companies on equivalent terms. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of Carnival Corporation shares or Carnival plc shares if they are viewed as discouraging takeover attempts in the future.

        Specifically, Carnival Corporation's articles contain provisions that prevent third parties, other than the Arison family and trusts for their benefit, from acquiring beneficial ownership of more than 4.9% of the outstanding Carnival Corporation shares without the consent of our board of directors and provide for the lapse of rights, and sale, of any shares acquired in excess of that limit. In addition, because the debentures are convertible into our common stock, pursuant to the terms of the indenture, no debenture holder will be entitled to convert debentures into shares of our common stock, which, when added to shares of our common stock already owned or deemed owned by the debenture holder, would exceed 4.9% of all shares of our outstanding common stock. For more information regarding this limitation, please see "Description of the Debentures—Conversion Rights—Ownership Limitations." Furthermore, Carnival Corporation's and Carnival plc's governing documents contain provisions that would apply some of the anti-takeover protections provided by the UK Takeover Code to both companies. No third party, other than the Arison family and trusts for their benefit, may acquire additional shares or voting control over shares in either company, if such person would then be able to cast 30% or more of the votes which could be cast on a joint electorate action, without making an equivalent offer for the other company. Carnival Corporation's articles and by-laws provide that Carnival Corporation shareholders cannot act by written consent. The combined effect of these provisions may preclude third parties from seeking to acquire a controlling interest in either company in transactions that shareholders might consider to be in their best interests and may prevent them from receiving a premium above market price for their shares. These provisions may only be amended by both sets of shareholders, voting separately as a class, in a class rights action. See "Description of Carnival Corporation Capital Stock."

We are not a US corporation, and our shareholders may be subject to the uncertainties of a foreign legal system in protecting their interests.

        Our corporate affairs are governed by our third amended and restated articles of incorporation and amended and restated by-laws and by the corporate laws of Panama. The corporate laws of Panama may differ in some respects from the corporate laws in the United States.

Risks Relating to the Debentures and Our Common Stock

You should consider the United States federal income tax consequences of owning the debentures.

        The debentures were issued with "original issue discount" for US federal income tax purposes, and are subject to US federal income tax regulations applicable to debt instruments issued with original issue discount. Under that characterization and treatment, you will be required each year to include amounts in income as interest income, regardless of whether actual cash payments of interest are made in such year. A discussion of the US federal income tax consequences of ownership of the debentures is contained in this prospectus under the heading "Certain Panamanian and United States Federal Income Tax Consequences."

We may not have the ability to raise the funds necessary to finance the change in control repurchase option or the repurchase at the option of the holder provision in the debentures.

        Upon the occurrence of specific kinds of change in control events occurring on or before April 29, 2008, and on the April 29, 2008, 2013, 2018, 2023 and 2028 purchase dates, we may be required to repurchase all outstanding debentures. In addition, we have other outstanding convertible debt instruments that have change in control repurchase obligations, and we may in the future issue additional similar securities. It is possible that we will not have sufficient funds to make the required repurchase of debentures in cash or that restrictions in our debt instruments will not allow such repurchases. Under the debentures, we may pay the purchase price described above, other than in the case of a change of control, in shares of common stock. See "Description of the Debentures—Purchase of Debentures by Us at the Option of the Holder" and "Description of the Debentures—Change in Control Permits Purchase of Debentures by Us at the Option of the Holder."

An active trading market for the debentures may not develop.

        The debentures are a new issue of securities for which there is currently no public market and no active trading market might ever develop. The debentures may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our shares of common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the debentures. To the extent that an active trading market does not develop, the liquidity and trading prices for the debentures may be harmed.

Risks Relating to the Guarantees

Carnival plc's guarantee and POPCIL's guarantee are governed by the laws of a foreign jurisdiction, and an action to enforce either guarantee must be brought in the courts of England.

        Unlike the debentures offered by this prospectus, which are governed by the laws of the State of New York, Carnival plc's guarantee and POPCIL's guarantee of Carnival Corporation's debt securities are issued under separate deeds of guarantee that are governed by the laws of the Isle of Man. An action to enforce either guarantee must be brought exclusively in the courts of England. Because of the exclusive jurisdiction of English courts, an action to enforce either guarantee may be separate from an action to enforce the terms of the debentures or related indenture. Furthermore, the Carnival plc deed of guarantee was executed in connection with the DLC transaction. DLC transactions are relatively unusual and there is little or no case law in the Isle of Man or the United Kingdom relating to DLC transactions or the agreements related to them. As a result of all of these factors, it may be more difficult, expensive and time consuming for holders to enforce the guarantees of Carnival plc and POPCIL than a guarantee governed by New York law in a more traditional financing.

        Furthermore, because a substantial portion of Carnival Corporation's assets are located outside of the United Kingdom, any judgment related to the guarantee in England would then need to be enforced in other countries, such as the United States, which may require further litigation.

Carnival plc's guarantee and POPCIL's guarantee may be unenforceable due to fraudulent conveyance statutes and, accordingly, you could have no claim against either, as guarantor of any Carnival Corporation debt securities.

        Although laws differ among various jurisdictions, a court could, under fraudulent conveyance laws, subordinate or avoid the guarantees of Carnival plc or POPCIL if it found that the guarantee was incurred with actual intent to hinder, delay or defraud creditors, or if the relevant guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and that the relevant guarantor:

  •
  was insolvent or rendered insolvent because of the guarantee;

  •
  was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond the relevant guarantor's ability to pay at maturity.

        Neither Carnival plc nor POPCIL believe that the issuance of their guarantee will be a fraudulent conveyance because, among other things, both Carnival plc and POPCIL will receive benefits. Carnival plc will receive a reciprocal guarantee by Carnival Corporation of its indebtedness, a major portion of which is currently guaranteed by POPCIL. In addition, Carnival plc and POPCIL receive the benefit of a streamlining and unification of the debt capital structure of Carnival Corporation & plc as a whole. However, if a court were to void the guarantee of a specific guarantor as the result of a fraudulent conveyance by such guarantor or hold it unenforceable for any other reason, you would cease to have a claim against that guarantor based on its guarantee and would solely be a creditor of Carnival Corporation and the remaining guarantor.

FORWARD-LOOKING STATEMENTS

        Some of the statements contained in this prospectus or incorporated by reference into this prospectus are "forward-looking statements" that involve risks, uncertainties and assumptions with respect to Carnival Corporation, Carnival plc and Carnival Corporation & plc, including some statements concerning the transactions described in this prospectus, future results, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act and Section 21E of the Exchange Act. You can find many, but not all, of these statements by looking for words like "will," "may," "believes," "expects," "anticipates," "forecast," "future," "intends," "plans" and "estimates" and for similar expressions.

        Because forward-looking statements, including those which may impact the forecasting of net revenue yields, booking levels, pricing, occupancy, operating, financing and tax costs, estimates of ship depreciable lives and residual value or business prospects, involve risks and uncertainties, there are many factors that could cause Carnival Corporation's, Carnival plc's and Carnival Corporation & plc's actual results, performance or achievements to differ materially from those expressed or implied in this prospectus. These factors include, but are not limited to the following:

  •
  achievement of expected benefits from the DLC transaction;

  •
  risks associated with the DLC structure;

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  liquidity and index inclusion as a result of the implementation of the DLC structure, including a possible mandatory exchange of Carnival plc shares that may occur under Carnival plc's constituent documents;

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  risks associated with the uncertainty of the tax status of the DLC structure;

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  general economic and business conditions which may impact levels of disposable income of consumers and the net revenue yields for the cruise brands of Carnival Corporation & plc;

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  conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and increases in capacity offered by cruise ship and land-based vacation alternatives;

  •
  the impact of operating internationally;

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  the international political and economic climate, the recent military action in Iraq, other armed conflicts, terrorist attacks, availability of air service, and other world events and negative publicity and their impact on the demand for cruises;

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  accidents and other incidents at sea affecting the health, safety, security and vacation satisfaction of passengers;

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  the ability of Carnival Corporation & plc to implement its shipbuilding program and brand strategies and to continue to expand its businesses worldwide;

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  the ability of Carnival Corporation & plc to attract and retain shipboard crew and maintain good relations with employee unions;

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  the ability to obtain financing on terms that are favorable or consistent with Carnival Corporation & plc's expectations;

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  the impact of changes in operating and financing costs, including changes in foreign currency and interest rates and fuel, food, insurance and security costs;

  •
  changes in the tax, environmental, health, safety, security and other regulatory regimes under which Carnival Corporation & plc operates;

  •
  continued availability of attractive port destinations;

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  the ability to successfully implement cost improvement plans and to integrate business acquisitions;

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  continuing financial viability of Carnival Corporation & plc's travel agent distribution system;

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  weather patterns or natural disasters; and

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  the ability of a small group of shareholders effectively to control the outcome of shareholder voting.

        These risks and other risks are detailed in the section entitled "Risk Factors" and in the SEC reports of Carnival Corporation and Carnival plc. That section and those reports contain important cautionary statements and a discussion of many of the factors that could materially affect the accuracy of Carnival Corporation & plc's forward-looking statements and/or adversely affect Carnival Corporation & plc's businesses, results of operations and financial positions, which statements and factors are incorporated in this prospectus by reference.

        Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaims any obligation to disseminate, after the date of this prospectus, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

RATIO OF EARNINGS TO FIXED CHARGES

Carnival Corporation

        The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. Earnings include net income, adjusted for income taxes, minority interest and loss (income) from affiliated operations and dividends received, plus fixed charges and exclude capitalized interest. Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest included in rental charges. We have assumed that one-third of rental expense is representative of the interest portion of rent expense.

	Three Months Ended February 28,	Years Ended November 30,
	2003	2002	2001	2000	1999	1998
Ratio of earnings to fixed charges(1)	3.8x	6.9x	7.1x	11.5x	11.3x	8.8x

(1)
This ratio has been calculated based on US GAAP.

Carnival plc

        The following table sets forth Carnival plc's ratio of earnings to fixed changes on a historical basis for the periods indicated. Earnings include net income, adjusted for income taxes and minority interest, plus fixed charges and exclude capitalized interest. Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest included in rental charges. Carnival plc has assumed that one-third of rent expense is representative of the interest portion of rent expense.

	Three Months Ended March 31,	Years Ended 31 December,
	2003	2002	2001	2000	1999	1998
Ratio of earnings to fixed changes(1)	1.4x	2.6x	3.4x	4.5x	7.8x	6.2x

(1)
This ratio has been calculated based on generally accepted accounting principles in the United Kingdom, which differ in some respects from US GAAP.

POPCIL

        The following table sets forth POPCIL's ratio of earnings to fixed changes on a historical basis for the periods indicated. Earnings include net income, adjusted for income taxes and minority interest, plus fixed charges and exclude capitalized interest. Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest included in rental charges. POPCIL has assumed that one-third of rent expense is representative of the interest portion of rent expense.

	Three Months Ended March 31,		Years Ended 31 December,
	2003	2002	2001	2000	1999	1998
Ratio of earnings to fixed charges(1)	2.8x	5.5x	8.1x	4.7x	7.8x	6.2x

(1)
This ratio has been calculated based on generally accepted accounting principles in the United Kingdom, which differ in some respects from US GAAP.

Carnival Corporation & plc

        On a pro forma combined basis, giving effect to the DLC transaction as if it had occurred at the beginning of the relevant periods, Carnival Corporation & plc's ratio of earnings to fixed charges would have been 5.3x for the year ended December 31, 2002 and 2.6x for the three months ended February 28, 2003.

USE OF PROCEEDS

        The selling securityholders will receive all of the proceeds from the sale of the securities sold under this prospectus. We will not receive any of the proceeds from sales by the selling securityholders of securities under this prospectus.

DESCRIPTION OF THE DLC TRANSACTION

        The DLC transaction combined the businesses of Carnival Corporation and Carnival plc through a number of contracts and amendments to Carnival Corporation's articles of incorporation and by-laws and to Carnival plc's memorandum of association and articles of association. The two companies have retained their separate legal identities, and each company's shares continue to be publicly traded on the NYSE for Carnival Corporation and the London Stock Exchange for Carnival plc, as well as Carnival plc's ADSs on the NYSE. However, both companies operate as if they were a single economic enterprise. The contracts governing the DLC transaction provide that Carnival Corporation and Carnival plc each continue to have separate boards of directors, but the boards and senior executive management of both companies are identical. In addition to their normal fiduciary duties to their respective companies and obligation to have regard to the interests of the shareholders of their respective companies, the directors of each company are entitled to have regard to the interests of the other company and its shareholders. The amendments to the constituent documents of each of the companies also provide that, on most matters, the holders of the common equity of both companies effectively vote as a single body. On specified matters where the interests of Carnival Corporation shareholders may differ from the interests of Carnival plc shareholders, each shareholder body will vote separately as a class. These matters are called class rights actions and include, among others:

  •
  transactions primarily designed to amend or unwind the DLC structure;

  •
  adjustments to the equalization ratio, which reflects the relative economic and voting interests represented by an individual share in each company, not in accordance with the equalization and governance agreement described below; and

  •
  amendments to tax-related provisions in Carnival Corporation's articles of incorporation.

No class rights action generally may be implemented unless approved by both shareholder bodies, which means that each shareholder body generally has a veto with respect to class rights actions. The current equalization ratio is 1:1, so one Carnival plc ordinary share is entitled to the same economic and voting interests in Carnival Corporation & plc as one share of Carnival Corporation common stock.

        Carnival Corporation's constituent documents and Carnival plc's constituent documents have been harmonized, to the extent practicable and permitted by law, to ensure that Carnival Corporation's and Carnival plc's corporate procedures are substantially similar. As part of the DLC transaction, Carnival plc changed its name from P&O Princess Cruises plc to Carnival plc.

        The shareholders of Carnival Corporation hold approximately 79% of the economic interests in Carnival Corporation & plc, and the shareholders of Carnival plc hold approximately 21% of the economic interests in Carnival Corporation & plc.

        Carnival plc and Carnival Corporation executed deeds of guarantee at the closing of the DLC transaction. Under Carnival plc's deed of guarantee, Carnival plc has agreed to guarantee all indebtedness and certain other monetary obligations of Carnival Corporation that are incurred under agreements entered into on or after the date of the closing of the DLC transaction, along with all other obligations of Carnival Corporation that Carnival Corporation and Carnival plc specify in a separate agreement relating to the deed of guarantee. As a result, Carnival plc is guaranteeing the debentures under the deed of guarantee. The terms of Carnival Corporation's deed of guarantee are substantially similar to those contained in Carnival plc's. As a result, subject to the terms of the guarantee, the holders of indebtedness and other obligations that are subject to the guarantees will have recourse to both Carnival plc and Carnival Corporation, though a Carnival plc creditor must first make written demand on Carnival plc and vice-versa. For more information regarding the Carnival plc deed of guarantee, please see "Description of the Carnival plc Guarantee."

        Upon the closing of the DLC transaction, Carnival plc and Carnival Corporation also executed an equalization and governance agreement, which provides for the equalization of dividends and liquidation distributions based on the equalization ratio, and contains various other provisions relating to the governance of the DLC structure. Because the current equalization ratio is 1:1, one Carnival plc ordinary share would be entitled to the same distributions, subject to the terms of the equalization and governance agreement, as one share of Carnival Corporation common stock. In a liquidation of either company or both companies, if the hypothetical potential per share liquidation distributions to each company's shareholders are not equivalent, taking into account the relative value of the two companies' assets and the indebtedness of each company, to the extent that one company has greater net assets so that any liquidation distribution to its shareholders would not be equivalent on a per share basis, the company with the ability to make a higher net distribution is required to make a payment to the other company to equalize the possible net distribution to shareholders. The requirement to make an equalizing payment is subject to some limitations. First, a reorganization under Chapter 11 of the US Bankruptcy Code or a similar statute would not be considered a "liquidation," so such a reorganization would not result in equalizing payments. Second, neither company will be required to make the equalizing payment if the payment would result in neither group of shareholders being entitled to any liquidation proceeds. Therefore, if the assets of Carnival Corporation & plc are not sufficient to satisfy all of the creditors of Carnival Corporation & plc, no equalization payment would be required to be made.

DESCRIPTION OF THE DEBENTURES

        The debentures were issued under an indenture dated as of April 25, 2001, between us and US Bank National Association, as trustee, as supplemented by a third supplemental indenture dated April 29, 2003. We refer to the indenture, as so supplemented, as the "indenture."

        The following summary does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the debenture and the indenture. We urge you to read the indenture, the form of the debentures and the registration rights agreement, which you may obtain from us upon request. As used in this description, all references to "our company," "we," "us" or "our" mean Carnival Corporation, excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries, and all references to Carnival plc mean Carnival plc, excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

        We issued $889,000,000 aggregate principal amount at maturity of the debentures on April 29, 2003. The debentures will mature on April 29, 2033. The principal amount at maturity of each debenture is $1,000. The debentures are payable at the office of the paying agent, which is an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

        The debentures bear cash interest at the rate of 1.132% per year on the principal amount at maturity from the original issue date, or from the most recent date to which interest has been paid or provided for, until April 29, 2008. During such period, cash interest will be payable semi-annually in arrears on April 29 and October 29 of each year, commencing on October 29, 2003, to holders of record at the close of business on the April 14 or October 14 immediately preceding such interest payment date. Each payment of cash interest on the debentures will include interest accrued through the day before the applicable interest payment date (or purchase, redemption or, in certain circumstances, conversion date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day.

        We offered the debentures at a substantial discount from their $1,000 principal amount at maturity. The debentures were issued at an issue price of $646.88 per debenture. Original issue discount will accrue daily at a rate of 1.75% per year beginning on April 29, 2008, the last cash interest payment date, calculated on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months. For United States federal income tax purposes, original issue discount is the difference between the issue price and the stated redemption price at maturity, which will include the semi-annual cash interest payments payable through April 29, 2008. Original issue discount accrues from April 29, 2003 at a constant rate per year, calculated in the manner described under "Certain Panamanian and United States Federal Income Tax Consequences—United States—US Holders—Original Issue Discount." Thus, US holders are required to accrue the cash interest as original issue discount regardless of their method of tax accounting but will not recognize additional income when such interest is actually paid. See "Certain Panamanian and United States Federal Income Tax Consequences—United States—US Holders—Original Issue Discount.

        Original issue discount or cash interest, as the case may be, will cease to accrue on a debenture upon its maturity, conversion, purchase by us at the option of a holder or redemption. We may not reissue a debenture that has matured or been converted, purchased by us at your option, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such debenture.

        Debentures may be presented for conversion at the office of the conversion agent, and for exchange or registration of transfer at the office of the registrar, each such agent initially being the trustee. We will not charge a service fee for any registration of transfer or exchange of the debentures.

Guarantee

        Carnival plc and POPCIL have guaranteed Carnival Corporation's monetary obligations under the debentures on an unsecured and unsubordinated basis. See "Description of the Carnival plc Guarantee" and "Description of the POPCIL Guarantee."

Ranking

        The debentures, the Carnival plc guarantee and the POPCIL guarantee are unsecured and unsubordinated obligations and rank equal in right of payment to all the existing and future unsecured and unsubordinated indebtedness of Carnival Corporation, Carnival plc and POPCIL, respectively. However, the debentures, the Carnival plc guarantee and the POPCIL guarantee are effectively subordinated to all existing and future obligations of the subsidiaries of Carnival Corporation and the non-guarantor subsidiaries of Carnival plc, respectively, and to any secured debt of Carnival Corporation, Carnival plc and POPCIL, respectively, to the extent of any security.

        On a pro forma basis after giving effect to the DLC transaction, as of February 28, 2003, there would have been approximately $6.0 billion of total indebtedness outstanding of Carnival Corporation and Carnival plc based on the indebtedness of Carnival Corporation at February 28, 2003 and the indebtedness of Carnival plc at March 31, 2003. Of this amount, there would have been approximately $1.1 billion of secured indebtedness of Carnival Corporation, Carnival plc and P&O Princess Cruises International Limited outstanding and approximately $1.4 billion of indebtedness of non-guarantor subsidiaries outstanding, on a pro forma basis, based on the indebtedness of Carnival Corporation at February 28, 2003 and Carnival plc at March 31, 2003.

Conversion Rights

        Subject to certain conditions, a holder of debentures may convert its debentures into a number of shares of our common stock equal to the conversion rate, calculated as of the conversion date. Prior to April 29, 2008, (1) the conversion rate is the base conversion rate, if the applicable stock price is less than or equal to the base conversion price, or (2) if the applicable stock price is greater than the base conversion price, the conversion rate is determined in accordance with the following formula:

Base Conversion Rate + [(Applicable Stock Price-Base Conversion Price) x Incremental Share Factor] Applicable Stock Price

From and after April 29, 2008, the conversion rate will be fixed for the remainder of the term of the debentures at the conversion rate determined as set forth above assuming a conversion date that is eight trading days prior to April 29, 2008, which we refer to as the fixed conversion rate, subject to the same adjustments as the base conversion rate.

        The "base conversion rate" is 12.1800 shares per $1,000 principal amount at maturity of debentures, subject to adjustment as described under "—Conversion Rate Adjustment." The "base conversion price" is a dollar amount (initially $53.11) derived by dividing the issue price per debenture, $646.88, by the base conversion rate. The "incremental share factor" is 11.3258, subject to the same adjustments as the base conversion rate. The "applicable stock price" is equal to the average of the closing sale prices of our common stock over the five-trading day period starting the third trading day following the conversion date of the debentures appropriately adjusted to take into account the occurrence, during such five-trading day period, of certain events with respect to the common stock listed under "—Conversion Rate Adjustment."

        A holder of a debenture otherwise entitled to a fractional share will receive cash in an amount equal to the value of such fractional share based on the applicable stock price. Upon a conversion, we will have the right to deliver cash or a combination of cash and shares of our common stock, as described below.

        Holders may surrender debentures for conversion into shares of our common stock only if at least one of the conditions described below is satisfied. In addition, a debenture for which a holder has delivered a purchase notice or change in control purchase notice requiring us to purchase the debentures may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

        Conversion Rights Based on Common Stock Price.    Commencing after August 31, 2003, holders may surrender debentures in integral multiples of $1,000 principal amount at maturity for conversion into shares of our common stock in any fiscal quarter (and only during such fiscal quarter), if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is more than 120% of the accreted conversion price per share of common stock on the last day of such preceding fiscal quarter. The "accreted conversion price" per share will initially be the base conversion price and as of any day will equal the issue price of a debenture plus the accrued original issue discount to that day, with that sum divided by the base conversion rate.

        "Trading day" means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the common stock is then listed or, if the common stock is not listed on a national or regional securities exchange, on NASDAQ or, if the common stock is not quoted on NASDAQ, on the principal other market on which the common stock is then traded.

        The conversion trigger price per share of our common stock for each of the first 20 fiscal quarters following the original issuance of the debentures is $63.73. This conversion trigger price reflects the initial accreted conversion price per share of $53.11 multiplied by 120%. Thereafter, the accreted conversion price per share of common stock increases each fiscal quarter by the accreted original issue discount on such price per share of common stock for the quarter. The conversion trigger price per share for the fiscal quarter of 2033 beginning March 1 will be $98.25, assuming no adjustment to the conversion rate.

        Conversion Rights Upon Notice of Redemption.    A holder may surrender for conversion a debenture called for redemption at any time prior to the close of business on the redemption date, even if it is not otherwise convertible at such time. A debenture for which a holder has delivered a purchase notice or a change in control purchase notice as described below requiring us to purchase the debenture may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

        Conversion Rights Upon Occurrence of Certain Corporate Transactions.    If we are party to a consolidation, merger or binding share exchange pursuant to which our shares of common stock would be converted into cash, securities or other property, the debentures may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction and, at the effective time, the right to convert debentures into shares of common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property of Carnival or another person which the holder would have received if the holder had converted the holder's debentures immediately prior to the transaction. If such transaction also constitutes a change in control, the holder will be able to require us to purchase all or a portion of such holder's debentures as described under "—Change in Control Permits Purchase of Debentures by Us at the Option of the Holder."

        In the event we elect to make a distribution described in the third or fourth bullet of the paragraph under the caption, "—Conversion Rate Adjustment" below describing adjustments to the conversion rate which, in the case of the fourth bullet, has a per share value equal to more than 15% of the sale price of our shares of common stock on the day preceding the declaration date for such distribution, Carnival will be required to give notice to the holders of the debentures at least 20 days prior to the ex-dividend date for such distribution and, upon the giving of such notice, the debentures may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until Carnival announces that such distribution will not take place.

        Notwithstanding anything to the contrary, no debentures may be surrendered for conversion pursuant to the first paragraph under this caption, and no corporate transaction requiring an adjustment to the conversion price will be deemed to have occurred by reason of the completion of a merger, consolidation or other transaction effected with one of our affiliates for the purpose of

  •
  changing our jurisdiction of organization; or

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  effecting a corporate reorganization, including, without limitation, the implementation of a holding company structure (except for a corporate reorganization involving Carnival plc that would require Carnival Corporation shareholder approval).

        Conversion Rights Upon Credit Rating Downgrade.    Holders may also surrender debentures for conversion during any period in which the credit rating assigned to the debentures by S&P is at or below BBB- and the credit rating assigned to the debentures by Moody's is at or below Baa3.

        Delivery of Common Stock.    On conversion of a debenture, a holder will not receive any cash payment of interest representing accrued original issue discount or, except as described below, accrued cash interest. Our delivery to the holder of the full number of shares of common stock into which the debenture is convertible, together with any cash payment for such holder's fractional shares, will be deemed:

  •
  to satisfy our obligation to pay the principal amount at maturity of the debenture; and

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  to satisfy our obligation to pay accrued original issue discount or accrued cash interest attributable to the period from the issue date through the conversion date.

        As a result, accrued original issue discount or accrued cash interest is deemed paid in full rather than cancelled, extinguished or forfeited.

        Notwithstanding the above, if debentures are converted after a record date but prior to the next succeeding interest payment date, holders of such debentures at the close of business on the record date will receive the cash interest, if any, payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the debentures so converted, unless such debentures have been called for redemption on a redemption date that occurs between a regular record date and the third business day after the interest payment date to which it relates, in which case no such payment shall be required.

        The conversion rate will not be adjusted for accrued original issue discount or accrued cash interest. A certificate for the number of full shares of common stock into which any debentures are converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving shares of common stock upon conversion, see "Certain Panamanian and United States Federal Income Tax Consequences."

        In lieu of delivery of shares of our common stock upon notice of conversion of any debentures (for all or any portion of the debentures), we may elect to pay holders surrendering debentures an amount in cash per debenture (or a portion of a debenture) equal to the applicable stock price multiplied by the conversion rate in effect on that date. We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of our common stock or to pay cash in lieu of delivery of such shares, unless we have already informed holders of our election in connection with our optional redemption of the debentures as described under "—Redemption of Debentures at Our Option." If we elect to deliver all of such payment in shares of our common stock, the shares will be delivered through the conversion agent no later than the fifth business day following the determination of the applicable stock price. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of our common stock, will be made to holders surrendering debentures no later than the tenth business day following the applicable conversion date. If an event of default, as described under "—Events of Default; Waiver and Notice" below (other than a default in a cash payment upon conversion of the debentures), has occurred and is continuing, we may not pay cash upon conversion of any debentures or portion of a debenture (other than cash for fractional shares).

        To convert a debenture into shares of common stock, a holder must:

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  complete and manually sign the conversion notice on the back of the debenture or complete and manually sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent;

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  surrender the debenture to the conversion agent;

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  if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

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  if required, pay all transfer or similar taxes.

        Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

        Conversion Rate Adjustment.    Each of the base conversion rate, the incremental share factor and any fixed conversion rate will be adjusted for:

  •
  dividends or distributions on our shares of common stock payable in shares of our common stock or other capital stock;

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  subdivisions, combinations or certain reclassifications of shares of our common stock;

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  distributions to all holders of shares of common stock of certain rights to purchase shares of common stock for a period expiring within 60 days at less than the sale price at the time;

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  distributions to all holders of our shares of common stock of our assets (including shares of capital stock, of or similar equity interests in, a subsidiary or other business unit of ours) or debt securities or certain rights to purchase our securities (excluding any consideration paid in connection with a tender offer described in the bullet below and any cash dividends or other cash distributions, other than, with respect to any consecutive 12-month period, the amount, if any, by which the aggregate amount of all cash dividends and distributions occurring during such 12-month period together with cash or other consideration payable in respect of certain tender offers for our common stock consummated in such 12-month period exceeds on a per share basis 7.5% of the market price of the shares of common stock on the day preceding the date of declaration of such dividend or other distribution); and

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  any expired tender offer made by us or any of our subsidiaries for our common stock that involved the payment of aggregate consideration in an amount that (together with cash or other consideration payable in respect of certain tender offers for our common stock consummated, and all other cash distributions to all or substantially all holders of our common stock made, in the 12 months preceding the expiration of such expired tender offer) exceeded an amount equal to 7.5% of the product of the market price per share of our common stock on the last day of such expired tender offer and the number of shares of common stock outstanding at the expiration of such expired tender offer.

        In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

        No adjustment to the conversion rate or the ability of a holder of a debenture to convert will be made if Carnival provides that holders of debentures will participate in the transaction without conversion or in certain other cases.

        The indenture permits us to increase the conversion rate from time to time.

        In the event of:

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  a taxable distribution to holders of shares of common stock which results in an adjustment of the conversion rate; or

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  an increase in the conversion rate at our discretion, the holders of the debentures may, in certain circumstances, be deemed to have received a distribution subject to federal income tax as a dividend. See "Certain Panamanian and United States Federal Income Tax Consequences."

        Upon determination that debenture holders are or will be entitled to convert their debentures into shares of common stock in accordance with the foregoing provisions, we will issue a press release and publish such information on our website on the World Wide Web.

        Ownership Limitations.    Pursuant to the terms of the indenture, no debenture holder will be entitled to convert debentures into shares of our common stock, which, when added to shares of our common stock already owned (or deemed to be so owned pursuant to specific attribution provisions in the Internal Revenue Code) by the debenture holder, would exceed 4.9% of all shares of our outstanding common stock. Our common stock is also subject to restrictions on transfer and ownership such that no holder or deemed holder of our common stock may hold more than 4.9% of all shares of our outstanding common stock, subject to certain exceptions. For more information regarding this limitation, please see "Description of Carnival Corporation Capital Stock—Certain Provisions of Carnival Corporation's Articles and By-laws—Ownership Limitations and Transfer Restrictions."

Redemption of Debentures at Our Option

        Prior to April 29, 2008, the debentures will not be redeemable at our option. Beginning on April 29, 2008, we may redeem the debentures at any time as a whole, or from time to time in part. We will give not less than 30 days' nor more than 60 days' notice of redemption by mail to holders of the debentures. In the event that a holder elects to convert debentures in connection with the redemption, the notice of redemption will inform the holder of our election to deliver shares of our common stock or to pay cash or a combination of cash and common stock in connection with such conversion.

        If redeemed at our option, the debentures will be redeemed at a price equal to the sum of the issue price plus accrued original issue discount and accrued cash interest, if any, on such debentures to the applicable redemption date. The table below shows the redemption prices of a debenture on April 29, 2008, on each April 29 thereafter prior to maturity and at maturity on April 29, 2033. In addition, the redemption price of a debenture redeemed between the dates listed would include an additional amount reflecting the additional accrued original issue discount that has accrued on such debenture since the immediately preceding date in the table below.

Redemption Date	(1) Debenture Issue Price	(2) Accrued Original Issue Discount	(3) Redemption Price (1) + (2)
April 29, 2008	$646.88	$0.00	$646.88
April 29, 2010	$646.88	$11.37	$658.25
April 29, 2010	$646.88	$22.94	$669.82
April 29, 2009	$646.88	$11.37	$658.25
April 29, 2011	$646.88	$34.71	$681.59
April 29, 2012	$646.88	$46.69	$693.57
April 29, 2013	$646.88	$58.88	$705.76
April 29, 2014	$646.88	$71.29	$718.17
April 29, 2015	$646.88	$83.91	$730.79
April 29, 2016	$646.88	$96.76	$743.64
April 29, 2017	$646.88	$109.83	$756.71
April 29, 2018	$646.88	$123.13	$770.01
April 29, 2019	$646.88	$136.66	$783.54
April 29, 2020	$646.88	$150.43	$797.31
April 29, 2021	$646.88	$164.45	$811.33
April 29, 2022	$646.88	$178.71	$825.59
April 29, 2023	$646.88	$193.22	$840.10
April 29, 2024	$646.88	$207.98	$854.86
April 29, 2025	$646.88	$223.01	$869.89
April 29, 2026	$646.88	$238.30	$885.18
April 29, 2027	$646.88	$253.86	$900.74
April 29, 2028	$646.88	$269.69	$916.57
April 29, 2029	$646.88	$285.80	$932.68
April 29, 2030	$646.88	$302.19	$949.07
April 29, 2031	$646.88	$318.87	$965.75
April 29, 2032	$646.88	$335.85	$982.73
At stated maturity	$646.88	$353.12	$1,000.00

        If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000. In this case, the trustee may select the debentures by lot, pro rata, or by another method the trustee considers fair and appropriate.

        If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be the portion selected for redemption.

Purchase of Debentures by Us at the Option of the Holder

        You have the right to require us to purchase your debentures on any April 29 occurring in the years 2008, 2013, 2018, 2023 and 2028 at the purchase price set forth below plus accrued cash interest, if any, to the purchase date. We will be required to purchase any outstanding debenture for which a written purchase notice has been properly delivered by the holder to the paying agent and not withdrawn, subject to certain additional conditions. We may also add additional dates on which you may require us to purchase all or a portion of your debentures. However, we cannot assure you that we will add any purchase dates. You may submit your debentures for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the purchase date. Also, our ability to satisfy our purchase obligations may be affected by the factors described in "Risk Factors" under the heading "—Risks Relating to the Debentures and Our Common Stock—We may not have the ability to raise the funds necessary to finance the change in control repurchase option or the repurchase at the option of the holder provision in the debentures."

        The purchase price of a debenture will be:

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  $646.88 per debenture on April 29, 2008;

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  $705.76 per debenture on April 29, 2013;

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  $770.01 per debenture on April 29, 2018;

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  $840.10 per debenture on April 29, 2023; and

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  $916.57 per debenture on April 29, 2028.

        The purchase prices shown above are equal to the issue price plus accrued original discount, if any, to the purchase date. We may, at our option, elect to pay the purchase price in cash or shares of common stock, or any combination thereof. For a discussion of the tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see "Certain Panamanian and United States Federal Income Tax Consequences."

        We will be required to give notice on a date not less than 20 business days prior to the purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

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  whether we will pay the purchase price of the debentures in cash or shares of common stock or any combination thereof, and specifying the percentages of each;

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  if we elect to pay in shares of common stock, the method of calculating the market price of the common stock; and

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  the procedures that holders must follow to require us to purchase their debentures.

        Your purchase notice electing to require us to purchase your debentures must state:

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  if certificated debentures have been issued, the debentures certificate numbers, or if not, such information as may be required under appropriate DTC procedures;

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  the portion of the principal amount of debentures to be purchased, in integral multiples of $1,000 principal amount at maturity;

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  that we are to purchase the debentures pursuant to the applicable provisions of the debentures and the indenture; and

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  in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in shares of common stock, in whole or in part, but the purchase price is ultimately to be paid to you entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in shares of common stock is not satisfied prior to the close of business on the purchase date, as described below, whether you elect:

  1.
  to withdraw the purchase notice as to some or all of the debentures to which it relates; or

    2.
    to receive cash in respect of the entire purchase price for all debentures or portions of the debentures subject to such purchase notice.

        If you fail to indicate your choice with respect to the election described in the final bullet point above, you will be deemed to have elected to receive cash in respect of the entire purchase price for all debentures subject to the purchase notice in these circumstances. For a discussion of the tax treatment of a holder receiving cash instead of shares of common stock, see "Certain Panamanian and United States Federal Income Tax Consequences."

        You may withdraw any purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date. The notice of withdrawal must state:

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  the principal amount at maturity of the withdrawn debentures;

  •
  if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, or if not, such information as may be required under appropriate DTC procedures; and

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  the principal amount at maturity, if any, of debentures that remain subject to your purchase notice.

        If we elect to pay the purchase price, in whole or in part, in shares of common stock, the number of shares to be delivered by us will be equal to the portion of the purchase price to be paid in shares of common stock divided by the market price of one share of common stock. We will pay cash based on the market price for all fractional shares in the event we elect to deliver shares of common stock in payment, in whole or in part, of the purchase price.

        The "market price" means the average of the sale prices of the common stock for the five trading day period ending on the third business day (if the third business day prior to the purchase date is a trading day or, if not, then on the last trading day prior to the third business day) prior to the purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such purchase date, of certain events with respect to the common stock listed under "—Conversion Rights—Conversion Rate Adjustment."

        The "sale price" of the common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by NASDAQ or by the National Quotation Bureau Incorporated.

        Because the market price of the common stock is determined prior to the purchase date, holders of debentures exercising the purchase right bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to the purchase date. We may pay the purchase price or any portion of the purchase price in shares of common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation or is otherwise readily publicly available.

        Upon determination of the actual number of shares of common stock to be issued for each $1,000 principal amount at maturity of debentures in accordance with the foregoing provisions, we will publish such information on our Web site on the World Wide Web or through such other public medium as we may use at that time.

        Our right to purchase debentures, in whole or in part, with shares of common stock is subject to our satisfying various conditions, including:

  •
  the listing of such shares of common stock on the principal United States securities exchange on which the common stock is then listed or, if not so listed, on NASDAQ;

  •
  the registration of the shares of common stock under the Securities Act and the Exchange Act, if required; and

  •
  any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

        If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the debentures of the holder entirely in cash. See "Certain Panamanian and United States Federal Income Tax Consequences." We may not change the form or components or percentages of components of consideration to be paid for the debentures once we have given the notice that we are required to give to holders of debentures, except as described in the first sentence of this paragraph.

        Our ability to purchase debentures with cash may be limited by the terms of our then existing borrowing agreements. The indenture will prohibit us from purchasing debentures for cash in connection with your purchase right if any event of default under the indenture has occurred and is continuing, except a default in the payment of the purchase price with respect to the debentures.

        You must either effect book-entry transfer or deliver the debentures to be purchased, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment in cash on the later of the purchase date or the time of book entry transfer or the delivery of your debentures. If the paying agent holds money or securities sufficient to pay the purchase price of the debenture on the business day following the purchase date, then, immediately after the purchase date:

  •
  your debentures will cease to be outstanding;

  •
  original issue discount will cease to accrue; and

  •
  all other rights of the holder will terminate.

        This will be the case whether or not book-entry transfer of your debentures is made and whether or not your debentures are delivered to the paying agent.

        We will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may be applicable at the time. We will file Schedule TO or any other schedule under the Exchange Act required in connection with any offer by us to purchase the debentures at your option.

Change in Control Permits Purchase of Debentures by Us at the Option of the Holder

        In the event of a change in control, which occurs on or before April 29, 2008, you will have the right, at your option, subject to the terms and conditions of the indenture, to require us to purchase for cash any or all of your debentures in integral multiples of $1,000 principal amount at maturity. We will purchase the debentures at a price equal to 100% of the issue price of the debentures to be purchased plus accrued original issue discount or accrued cash interest, if any, to, but excluding, the change in control purchase date.

        We will be required to purchase the debentures as of the date that is 35 business days after the occurrence of such change in control (a "change in control purchase date").

        A change of control occurs in the following situations:

  •
  any person or group, other than our subsidiaries, any of our or their employee benefit plans or permitted holders, after the first issuance of debentures files a Schedule TO or a Schedule 13D (or any successors to those Schedules) stating that it has become and actually is the beneficial owner of our voting stock representing more than 50% of the total voting power of all of our classes of voting stock entitled to vote generally in the election of the members of our board of directors (which is a joint electorate action under the agreements governing our DLC transaction);

  •
  permitted holders file a Schedule TO or a Schedule 13D (or any successors to those Schedules) stating that they have become and actually are beneficial owners of our voting stock representing more than 80%, in the aggregate, of the voting power of all of our classes of voting stock entitled to vote generally in the election of the members of our board of directors (which is a joint electorate action under the agreements governing our DLC transaction); or

  •
  we consolidate with or merge with or into another person (other than a subsidiary), we sell, convey, transfer or lease our properties and assets substantially as an entirety to any person (other than a subsidiary), or any person (other than a subsidiary) consolidates with or merges with or into our company, and our outstanding common stock is reclassified into, exchanged for or converted into the right to receive any other property or security, provided that none of these circumstances will be a change in control if the persons that beneficially own our voting stock immediately prior to a transaction beneficially own, in substantially the same proportion, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person's board of directors.

        For purposes of this provision, a "permitted holder" means each of Marilyn B. Arison, Micky Arison, Shari Arison, Michael Arison or their spouses, children or lineal descendants of Marilyn B. Arison, Micky Arison, Shari Arison, Michael Arison or their spouses, any trust established for the benefit of any Arison family member mentioned in this paragraph, or any "person" (as such term is used in Section 13(d) or 14(d) of the Exchange Act), directly or indirectly, controlling, controlled by or under common control with any Arison family member mentioned in this paragraph or any trust established for the benefit of any such Arison family member or any charitable trust or non-profit entity established by a permitted holder.

        Notwithstanding anything to the contrary, the completion of a merger, consolidation or other transaction effected with one of our affiliates for the purpose of:

  •
  changing our jurisdiction of organization; or

  •
  effecting a corporate reorganization, including, without limitation, the implementation of a holding company structure shall not be deemed to be a "change of control."

        Within 15 business days after the occurrence of a change in control, we are obligated to mail to the trustee and to all holders of debentures at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, stating, among other things:

  •
  the events causing a change in control;

  •
  the date of such change in control;

  •
  the last date on which the purchase right may be exercised;

  •
  the change in control purchase price;

  •
  the change in control purchase date;

  •
  the name and address of the paying agent and the conversion agent;

  •
  the conversion rate and any adjustments to the conversion rate;

  •
  that debentures with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the debentures and the indenture; and

  •
  the procedures that holders must follow to exercise these rights.

        To exercise this right, you must deliver a written notice to the paying agent prior to the close of business on the business day immediately before the change in control purchase date. The required purchase notice upon a change in control must state:

  •
  if certificated debentures have been issued, the debenture certificate numbers, or if not, must comply with appropriate DTC procedures;

  •
  the portion of the principal amount of debentures to be purchased, in integral multiples of $1,000 principal amount at maturity; and

  •
  that we are to purchase such debentures pursuant to the applicable provisions of the debentures and the indenture.

        You may withdraw any change in control purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day before the change in control purchase date. The notice of withdrawal must state:

  •
  the principal amount at maturity of the withdrawn debentures, in integral multiples of $1,000 principal amount at maturity;

  •
  if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, or if not, must comply with appropriate DTC procedures; and

  •
  the principal amount at maturity, if any, of debentures that remain subject to your change in control purchase notice.

        A holder must either effect book-entry transfer or deliver the debentures to be purchased, together with necessary endorsements, to the office of the paying agent after delivery of the change in control purchase notice to receive payment of the change in control purchase price. You will receive payment in cash on the change in control purchase date or the time of book-entry transfer or the delivery of your debentures. If the paying agent holds money or securities sufficient to pay the change in control purchase price of your debentures on the business day following the change in control purchase date, then, immediately after the change in control purchase date:

  •
  your debentures will cease to be outstanding;

  •
  original issue discount will cease to accrue; and

  •
  all other rights of the holder will terminate.

        This will be the case whether or not book-entry transfer of your debentures is made or whether or not your debentures is delivered to the paying agent.

        We will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may be applicable at the time. We will file Schedule TO or any other schedule under the Exchange Act required in connection with any offer by us to purchase the debentures at your option.

        The change in control purchase feature of the debentures may in certain circumstances make more difficult or discourage a takeover of us. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

  •
  to accumulate shares of common stock;

  •
  to obtain control of us by means of a merger, tender offer, solicitation or otherwise; or

  •
  by management to adopt a series of anti-takeover provisions.

        Instead, the terms of the change in control purchase feature resulted from negotiations between the initial purchaser of the debentures and us.

        We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the debentures but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

        No debentures may be purchased by us at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the debentures, other than a default in the payment of the change in control purchase price with respect to the debentures.

        For purposes of defining a change of control:

  •
  the term "person" and the term "group" have the meanings given by Sections 13(d) and 14(d) of the Exchange Act or any successor provisions;

  •
  the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision; and

  •
  the term "beneficial owner" is determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision, except that a person will be deemed to have beneficial ownership of all shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.

Consolidation, Merger, Sale or Conveyance

        The indenture provides that we may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, unless:

  •
  the successor or transferee entity is a corporation, limited liability company trust or partnership organized under the laws of the United States or any State of the United States or the District of Columbia or the Republic of Panama or any other country recognized by the United States and all political subdivisions of such countries;

  •
  the successor or transferee entity, if other than us, expressly assumes by a supplemental indenture executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the due and punctual payment of the principal of, any premium on and any interest or accrued original issue discount on, all the outstanding debentures and the performance of every covenant in the indenture to be performed or observed by us and provides for conversion rights in accordance with applicable provisions of the indenture;

  •
  immediately after giving effect to the transaction, no Event of Default, as defined in the indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

  •
  we have delivered to the trustee an officers' certificate and an opinion of counsel, each in the form required by the indenture and stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction.

        In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for us as obligor on the debentures, with the same effect as if it had been named in the indenture as our company.

Events of Default; Waiver and Notice

        An event of default is defined in the indenture as:

          (a) default for 30 days in payment of any Liquidated Damages under the registration rights agreement described below;

          (b) default in payment of principal of or any premium on the debentures at maturity, redemption price, purchase price or change in control purchase price, when the same becomes due and payable;

          (c) default in the payment (after any applicable grace period) of any indebtedness for money borrowed by our company, Carnival plc or a Subsidiary of either in excess of $50 million in aggregate principal amount (excluding such indebtedness of any Subsidiary other than a Significant Subsidiary, all the indebtedness of which Subsidiary is nonrecourse to our company or any other Subsidiary) or default on such indebtedness that results in the acceleration of such indebtedness prior to its express maturity, if such indebtedness is not discharged, or such acceleration is not annulled, by the end of a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount at maturity of the outstanding debentures;

          (d) default by us in the performance of any other covenant contained in the indenture for the benefit of the debentures that has not been remedied by the end of a period of 60 days after notice is given as specified in the indenture;

          (e) unless Carnival plc has become or has been merged with or has been otherwise consolidated with the primary obligor under the debentures and the indenture, Carnival plc's guarantee ceases to be in full force and effect or is declared null and void or Carnival plc denies that it has any further liability under its guarantee to the debenture holders, or gives notice to such effect (other than by reason of the termination of the indenture or the release of such guarantee in accordance with the indenture), and such condition shall have continued for a period of 30 days after written notice of such failure requiring Carnival plc or us to remedy the same shall have been given to us by the trustee or to us and the trustee by the holders of 25% in aggregate principal amount at maturity of the debentures outstanding; and

          (f) certain events of bankruptcy, insolvency and reorganization of our company, Carnival plc or a Significant Subsidiary of either.

        When we refer to a "Significant Subsidiary," we mean any Subsidiary, the Net Worth of which represents more than 10% of the Consolidated Net Worth of our company, Carnival plc and our combined Subsidiaries. The terms "Subsidiary," "Net Worth" and "Consolidated Net Worth" are defined in the indenture.

        The indenture provides that:

  •
  if an event of default described in clause (a), (b), (c), (d) or (e) above has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the debentures may declare the accreted principal amount (the original issue price of the debentures plus accrued original issue discount thereon through the date of such declaration) of the debentures then outstanding, and any accrued and unpaid cash interest through the date of such declaration, to be due and payable immediately;

  •
  upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, any premium on or interest on, the debentures and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount at maturity of the debentures then outstanding; and

  •
  if an event of default described in clause (f) occurs and is continuing, then the accreted principal amount of all debentures issued under the indenture and then outstanding, together with any accrued cash interest through the occurrence of such event, shall become and be due and payable immediately, without any declaration or other act by the trustee or any other holder.

        In case of default in payment of the accreted principal amount of the debentures, whether at the stated maturity or upon acceleration or redemption, from and after the maturity date, the debentures will bear interest, payable upon demand of their beneficial owners, at the rate of 1.75% per year, to the extent that payment of any interest is legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the debentures to the date payment of that amount has been made or duly provided for.

        Under the indenture, the trustee must give to the holders of debentures notice of all uncured defaults known to it with respect to the debentures within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods); provided that, except in the case of default in the payment of principal of, any premium on, any of the debentures, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debentures.

        No holder of any debentures may institute any action under the indenture unless:

  •
  such holder has given the trustee written notice of a continuing event of default with respect to the debentures;

  •
  the holders of not less than 25% in aggregate principal amount at maturity of the debentures then outstanding have requested the trustee to institute proceedings in respect of such event of default;

  •
  such holder or holders have offered the trustee such reasonable indemnity as the trustee may require;

  •
  the trustee has failed to institute an action for 60 days thereafter; and

  •
  no inconsistent direction has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount at maturity of debentures.

        The holders of a majority in aggregate principal amount at maturity of the debentures affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debentures. The indenture provides that, if an event of default occurs and is continuing, the trustee, in exercising its rights and powers under the indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. The indenture further provides that the trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it.

        We must furnish to the trustee within 120 days after the end of each fiscal year a statement of our company signed by one of the officers of our company to the effect that a review of our activities during such year and of our performance under the indenture and the terms of the debentures has been made, and, to the knowledge of the signatories based on such review, we have complied with all conditions and covenants of the indenture or, if we are in default, specifying such default.

        For the purposes of determining whether the holders of the requisite principal amount at maturity of debentures have taken any action herein described, the principal amount of debentures will be deemed to be the portion of such principal amount that would be due and payable at the time of the taking of such action upon a declaration of acceleration of maturity thereof.

Modification of the Indenture

        We and the trustee may, without the consent of the holders of the debt securities issued under the indenture, enter into supplemental indentures for, among others, one or more of the following purposes:

  •
  to evidence the succession of another corporation to our company, and the assumption by such successor of our obligations under the indenture and the debentures;

  •
  to add covenants of our company, or surrender any rights of our company, or add any rights for the benefit of the holders of debentures;

  •
  to cure any ambiguity, omission, defect or inconsistency in such indenture;

  •
  to establish the form or terms of any other series of debt securities, including any subordinated securities;

  •
  to evidence and provide for the acceptance of any successor trustee with respect to the debentures or one or more other series of debt securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with such indenture; and

  •
  to provide any additional events of default.

        With certain exceptions, the indenture, the Carnival plc guarantee or the rights of the holders of the debentures may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount at maturity of the debentures then outstanding, but no such modification may be made without the consent of the holder of each outstanding debenture affected thereby that would:

  •
  change the maturity of any payment of principal of, or any premium on, any debentures, or reduce the principal amount at maturity or the rate of accrual of original issue discount of any debenture, or change any place of payment where, or the coin or currency in which, any debenture or any premium is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be) or adversely affect the conversion or repurchase provisions in the indenture;

  •
  reduce the percentage in principal amount at maturity of the outstanding debentures, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture; or

  •
  modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debenture affected thereby.

Discharge of the Indenture

        We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding debentures or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the debentures have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding debentures and paying all other sums payable under the indenture by our company.

Governing Law

        The indenture and the debentures are governed by and construed in accordance with the laws of the State of New York.

Book-Entry System

        The debentures are represented by global securities. We deposited each global security with, or on behalf of, DTC and registered each global security in the name of Cede & Co., a nominee of DTC. Except under the circumstances described below, a global security may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Upon the issuance of a global security, DTC credited on its book-entry registration and transfer system the accounts of persons designated by the initial purchaser with the respective principal amounts at maturity of the debentures represented by the global security. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Owners of beneficial interests in the debentures represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

        So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have debentures represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of debentures in definitive form and will not be considered the owners or holders thereof under the indenture. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of debentures under the global securities or the indenture. Payment of principal amounts at maturity on debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. None of our company, Carnival plc, the trustee, any paying agent or the registrar for the debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of the principal amount at maturity will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount at maturity of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

        If DTC is at any time unwilling or unable to continue as a depository and a successor depository is not appointed by us within 90 days or if an event of default has occurred and is continuing, we will issue debentures in definitive form in exchange for the entire global security for the debentures. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debentures represented by such global security equal in principal amount at maturity to such beneficial interest and to have such debentures registered in its name. Debentures so issued in definitive form will be issued as registered debentures in denominations of $1,000 principal amount at maturity and integral multiples thereof, unless otherwise specified by us.

Payment of Additional Amounts

        We have agreed that any amounts payable on the debentures will be paid without deduction or withholding for any taxes, levies, imposts or other governmental charges imposed, assessed, levied or collected by or for the account of the Republic of Panama or any of its political subdivisions or taxing authorities or by or for the account of the jurisdiction of incorporation (other than the United States) of a successor corporation to us, to the extent that such taxes first become applicable as a result of the successor corporation becoming the obligor on the debentures ("foreign taxes"). In addition, if deduction or withholding of any foreign taxes is ever required by the Republic of Panama or any of its political subdivisions or taxing authorities (or the jurisdiction of incorporation (other than the United States) of a successor corporation to us), we will pay any additional amounts ("additional amounts") required to make the net amounts paid to the holders of the debentures or the trustee under the indenture, as the case may be, after such deduction or withholding, equal to the amounts of principal, premium, if any, interest, if any, and sinking fund or analogous payments, if any, to which those holders or the trustee are entitled. We are not required to pay additional amounts in respect of the following taxes ("excluded taxes"):

  •
  any present or future foreign taxes which would not have been so imposed, assessed, levied or collected if the holder or beneficial owner of the relevant debenture did not have some present or former connection with the Republic of Panama (or jurisdiction of incorporation of a successor corporation to us) or any such political subdivision of any such jurisdiction other than holding or owning a debenture, or collecting principal and interest, if any, on, or the enforcement of such debenture, which connection may include its domicile, residence or physical presence in such jurisdiction, or its conduct of a business or maintenance of a permanent establishment therein;

  •
  any present or future foreign taxes which would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required, the relevant debenture was presented for payment on a date more than thirty days after the date the payment became due or was provided for, whichever is later; or

  •
  any present or future foreign taxes which would not have been so imposed, assessed, levied or collected but for the failure by the holder to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the Republic of Panama (or the jurisdiction of incorporation of a successor corporation to us) or any of its political subdivisions of the holder or beneficial owner of the relevant debenture, if compliance is required by statute or by rules or regulations of any such jurisdiction as a condition to relief or exemption from foreign taxes.

        We or any successor to us, as the case may be, will indemnify and hold harmless each holder of the debentures and upon written request reimburse each holder for the amount of:

  •
  any foreign taxes levied or imposed and paid by the holder of the debentures (other than excluded taxes) as a result of payments made with respect to the debentures;

  •
  any liability (including penalties, interest and expenses) arising from or in connection with the levying or imposing of any foreign taxes; and

  •
  any foreign taxes levied or imposed with respect to payment of additional amounts or any reimbursement pursuant to this list.

        We or our successor, as the case may be, will also (1) make such withholding or deduction and (2) remit the full amount deducted or withheld, to the relevant authority in accordance with applicable law. We or any successor to us, as the case may be, will furnish the trustee within 30 days after the date the payment of any foreign taxes is due, certified copies of tax receipts evidencing the payment by us or any successor to us, as the case may be. The trustee will forward copies of the tax receipts to the holders of the debentures.

        At least 30 days prior to each date on which any payment under or with respect to the debentures is due and payable, if we are obligated to pay additional amounts with respect to those payments, we will deliver to the trustee an officers' certificate stating that additional amounts will be payable, stating the amounts that will be payable, and setting forth any other information necessary to enable the trustee to pay the additional amounts to holders of the debentures on the payment date.

Redemption or Assumption of Debentures Upon Changes or Amendment to Laws

        If as the result of any change in or any amendment to the laws, including any regulations and any applicable double taxation treaty or convention, of the Republic of Panama (or any jurisdiction of incorporation of a successor corporation to us other than the United States), or of any of its political subdivisions or taxing authorities affecting taxation, or any change in an application or interpretation of those laws, which change, amendment, application or interpretation becomes effective on or after the original issuance date of the debentures (or, in certain circumstances, the later date on which a corporation becomes a successor corporation to us), we determine based upon an opinion of independent counsel of recognized standing that (i) we would be required to pay additional amounts on the next succeeding date for the payment thereof, or (ii) any taxes would be imposed (whether by way of deduction, withholding or otherwise) by the Republic of Panama (or the jurisdiction of incorporation, other than the United States, of a successor corporation to us) or by any of its political subdivisions or taxing authorities, upon or with respect to any principal, premium, if any, interest, if any, or sinking fund or analogous payments, if any, then we may, at our option, on giving not less than 30 nor more than 60 days irrevocable notice, redeem the debentures in whole at any time at a redemption price equal to 100% of the issue price of the debentures to be purchased plus accrued original issue discount or accrued cash interest, if any, to the redemption date. No notice of redemption may be given more than 90 days prior to the earliest date on which we would be obligated to pay the additional amounts or the tax would be imposed, as the case may be. Also, at the time that the notice of redemption is given, the obligation to pay additional amounts or tax, as the case may be, must be in effect.

        In the event that the debentures are called for redemption pursuant to the terms of this provision, the holders of debentures shall have all rights which such holders would have had if the debentures had been called for redemption by us pursuant to our rights to redeem the debentures at any time on or after April 29, 2008.

Registration Rights

        We and Carnival plc entered into a registration rights agreement with the initial purchaser under which we, at our expense, for the benefit of the holders, filed with the SEC a shelf registration statement covering the resale of the debentures, the Carnival plc guarantee, the POPCIL guarantee and the shares of stock issuable upon conversion of the debentures. We and Carnival plc will use commercially reasonable efforts to keep the shelf registration statement effective until the earlier of

  •
  the transfer pursuant to Rule 144 under the Securities Act or the sale pursuant to the shelf registration statement of all the securities registered thereunder;

  •
  the expiration of the holding period applicable to such securities held by persons that are not affiliates of ours under Rule 144(k) under the Securities Act or any successor provision; and

  •
  the second anniversary of the effective date of the registration statement, subject to certain permitted exceptions.

We are permitted to suspend the use of this prospectus that is part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 60 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. We have agreed to pay predetermined liquidated damages as described in this prospectus, and to which we refer to as "Liquidated Damages," to holders of transfer restricted debentures, if a shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for the periods in excess of those permitted above. Such Liquidated Damages shall accrue until such failure to file or become effective or unavailability is cured, in respect of any debentures at a rate per year equal to 0.25% for the first 90-day period after the occurrence of such event and 0.50% thereafter of the applicable principal amount (as defined below) thereof. So long as the failure to file or become effective or unavailability continues, we will pay Liquidated Damages in cash on April 29 and October 29 of each year to the holder of record of the transfer restricted debentures on the immediately preceding April 14 or October 14. When such registration default is cured, accrued and unpaid Liquidated Damages will be paid in cash to the record holder as of the date of such cure.

        A holder of debentures or shares of common stock issued upon conversion of the debentures to be sold under the registration statement must complete and deliver to us a notice and questionnaire, at least 10 business days prior to any distribution of the securities so offered. A holder who sells debentures or shares of common stock issued upon conversion of the debentures under the shelf registration statement generally will be required to

  •
  be named as a selling securityholder in the related prospectus;

  •
  deliver a prospectus to purchasers and be bound by certain provisions of the registration rights agreement that are applicable to such holder, including certain indemnification provisions; and

  •
  be subject to certain civil liability provisions under the Securities Act.

        Under the registration rights agreement, we will

  •
  pay all of our expenses of the shelf registration statement;

  •
  provide copies of such prospectus to each holder that has notified us of its acquisition of debentures or shares of common stock issued upon conversion of the debentures;

  •
  notify each such holder when the shelf registration statement has become effective; and

  •
  take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the debentures and the shares of common stock issued upon conversion of the debentures.

        The term "applicable principal amount" means, as of any date of determination, with respect to each $1,000 principal amount at maturity of debentures, the sum of the initial issue price of such debentures, $646.88 per $1,000 principal amount at maturity, plus accrued original issue discount with respect to such debentures through such date of determination.

        For holders of securities are not a named selling securityholder in this prospectus at the time of effectiveness of the shelf registration statement, we will prepare and file, if required, as promptly as practicable after the receipt of the holder's questionnaire, amendments to the shelf registration statement containing this prospectus and/or supplements to this prospectus as necessary to permit holders to deliver this prospectus, including any supplements, to purchasers of the offered securities, subject to our right to suspend the use of this prospectus as described above.

        The above summary of some of the provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

DESCRIPTION OF THE CARNIVAL PLC GUARANTEE

        Carnival plc has guaranteed our monetary obligations under the debentures on an unsecured and unsubordinated basis. Carnival plc's guarantee was issued under its deed of guarantee, which Carnival plc and we executed at the closing of the DLC transaction on April 17, 2003. At the closing of the DLC transaction, Carnival plc and we also executed a separate deed of guarantee reciprocal to Carnival plc's, under which we guaranteed specified obligations of Carnival plc owed to creditors. The following description is a summary of the material provisions of Carnival plc's deed of guarantee. The summary is not complete and may not cover information that you may find important. Accordingly, this summary is subject to, and qualified in its entirety by reference to, the detailed provisions of Carnival plc's deed of guarantee, which is an exhibit to the registration statement containing this prospectus. You should read Carnival plc's deed of guarantee carefully and in its entirety because it, and not this description, defines your rights under the Carnival plc deed of guarantee.

Form of Guarantee

        The Carnival plc guarantee is in uncertificated form.

Obligations Guaranteed

        Under Carnival plc's deed of guarantee, Carnival plc has fully, unconditionally and irrevocably undertaken and promised to us that Carnival plc will, as a continuing obligation, make to the creditor to whom or to which it is owed the proper and punctual payment of each of the following obligations, following written demand on the relevant primary obligor, if for any reason we do not make such payment on the relevant due date:

  •
  any contractual monetary obligations owed to our creditors incurred under an agreement entered into since completion of the DLC transaction;

  •
  any contractual monetary obligations of other persons, referred to as principal debtors, which are guaranteed by us and incurred under an agreement entered into since completion of the DLC transaction; and

  •
  any other obligation of any kind that may be agreed in writing between us and Carnival plc.

Carnival plc's deed of guarantee provides that the creditors to whom our obligations are owed are intended third party beneficiaries of Carnival plc's deed of guarantee. Subject to protective procedures for existing and new beneficiaries of Carnival plc's guarantee, we and Carnival plc may exclude obligations from coverage under Carnival plc's deed of guarantee by agreement, as described below under "—Exclusions from the Guarantee."

        Should any obligation not be recoverable from Carnival plc as a result of the obligation becoming void, voidable or unenforceable against us, Carnival plc also has agreed that it will, as sole, original and independent obligor, make payment on such obligation by way of a full indemnity. Unless otherwise provided in Carnival plc's deed of guarantee, Carnival plc's liabilities and obligations under Carnival plc's deed of guarantee will remain in force notwithstanding any act, omission, neglect, event or matter which would not affect or discharge our liabilities owed to the relevant creditor, including, without limitation:

  •
  anything which would have discharged Carnival plc, wholly or in part, but not us;

  •
  anything which would have offered Carnival plc, but not us, any legal or equitable defense; and

  •
  any winding-up, insolvency, dissolution and/or analogous proceeding of, or any change in constitution or corporate identity or loss of corporate identity by, us or any other person or entity.

        In the event that Carnival plc is required under the Carnival plc guarantee to make a payment to a creditor, we will reimburse Carnival plc for those payments.

Exclusions from the Guarantee

        We and Carnival plc may, by entering into a supplemental deed of guarantee and by giving the required notice, exclude from the scope of Carnival plc's deed of guarantee obligations of a particular type, or a particular obligation or obligations, incurred after a specified date. The specified date must be:

  •
  in the case of obligations of a particular type, at least three months after the date on which notice of the relevant exclusion is given, or

  •
  in the case of a particular obligation, at least five business days, or such shorter period as the relevant creditor may agree, after the date on which notice is given to the relevant creditor.

However, no such agreement or exclusion shall be effective with respect to any obligation incurred before, or arising out of, any credit or similar facility available for use at, the time at which the relevant agreement or exclusion becomes effective. Therefore, under this provision we and Carnival plc would not be able to exclude the debentures or the indenture governing such debentures from the scope of Carnival plc's deed of guarantee without the consent of the trustee under the indenture and the requisite holders of the debentures.

No Defense, Set-off and Counterclaim

        In respect of any claim against Carnival plc by a creditor under Carnival plc's deed of guarantee, Carnival plc will not have available to it:

  •
  by way of defense or set-off, any matter that arises from or in connection with Carnival plc's deed of guarantee, and which would have been available to Carnival plc by way of defense or set-off if the proceedings had been brought against Carnival plc by us,

  •
  by way of defense or set-off, any matter that would have been available to Carnival plc by way of defense or set-off against a creditor if the creditor had been a party to Carnival plc's deed of guarantee, or

  •
  by way of counterclaim any matter not arising from Carnival plc's deed of guarantee that would have been available to Carnival plc by way of counterclaim against a creditor if the creditor had been a party to Carnival plc's deed of guarantee.

Governing Law and Jurisdiction

        Carnival plc's deed of guarantee is governed and construed in accordance with the laws of the Isle of Man. All actions or proceedings arising out of or in connection with Carnival plc's deed of guarantee must be exclusively brought in courts in England. In addition, the issuance of the Carnival plc guarantee does not affect the governing law of the debentures, which are governed by the laws of the State of New York. It is therefore likely that the governing law and the jurisdiction in which actions may be brought in respect of the Carnival plc guarantee will be different from those for the debentures. See "Risk Factors—Risks Relating to the Guarantees—Carnival plc's guarantee and POPCIL's guarantee are governed by the laws of a foreign jurisdiction, and an action to enforce either guarantee must be brought in the courts of England."

Termination

        No termination of Carnival plc's deed of guarantee will be effective with respect to any obligation under Carnival plc's deed of guarantee incurred before, or arising out of, any credit or similar facility available for use at, the time at which the termination becomes effective. Therefore, the termination provisions described below will not apply to the debentures or the related indenture without the consent of the trustee under the indenture and the requisite holders of the debentures.

        Subject to that limitation, Carnival plc's deed of guarantee will terminate:

  •
  automatically upon the termination or the discontinuance of effectiveness of the Equalization and Governance Agreement, which was entered into by us and Carnival plc at the closing of the DLC transaction and is the primary agreement governing the ongoing relationship between us and Carnival plc as a dual listed company operating as a single economic entity,

  •
  automatically upon the termination or discontinuance of effectiveness of our deed of guarantee, or

  •
  on such future date as Carnival plc may determine with the giving of three months' notice following our consenting to such termination, although our consent shall not be required if prior to the date of such notice a resolution is passed or an order is made for the liquidation of us.

Amendment

        We and Carnival plc may amend Carnival plc's deed of guarantee by entering into a supplemental deed. However, no amendment of Carnival plc's deed of guarantee will be effective with respect to any obligation under Carnival plc's deed of guarantee incurred before, or arising out of, any credit or similar facility available for use at, the time at which the amendment becomes effective. Therefore, no such amendment with respect to the debentures or the related indenture may become effective without the consent of the trustee and the requisite holders of the debentures.

DESCRIPTION OF THE POPCIL GUARANTEE

        POPCIL has guaranteed all of our indebtedness and related obligations to that indebtedness under the debentures on an unsecured and unsubordinated basis. POPCIL's guarantee is being issued under its deed of guarantee, which it executed with Carnival plc and us on June 19, 2003. Under POPCIL's deed of guarantee, on terms substantially the same as those described below, POPCIL has also agreed to guarantee all of Carnival plc's indebtedness and related obligations to that indebtedness incurred under agreements entered into after April 17, 2003. The following description is a summary of the material provisions of POPCIL's deed of guarantee. The summary is not complete and may not cover information that you may find important. Accordingly, this summary is subject to, and qualified in its entirety by reference to, the detailed provisions of POPCIL's deed of guarantee. You should read POPCIL's deed of guarantee carefully and in its entirety because it, and not this description, defines your rights under POPCIL's deed of guarantee.

Form of Guarantee

        The POPCIL guarantee is in uncertificated form.

Obligations Guaranteed

        Under POPCIL's deed of guarantee, POPCIL has fully, unconditionally and irrevocably undertaken and promised to Carnival Corporation that POPCIL will, as a continuing obligation, make to the creditor to whom or to which it is owed the proper and punctual payment of each of the following obligations, following written demand on the relevant primary obligor, if for any reason Carnival Corporation does not make such payment on the relevant due date:

  •
  any Indebtedness and Related Obligations to that Indebtedness incurred by us under an agreement entered into since April 17, 2003;

  •
  any other Indebtedness and Related Obligations to that Indebtedness that we agree to cover under our deed of guarantee related to the DLC transaction; and

  •
  any other obligation of any kind that may be agreed in writing among us, Carnival plc and POPCIL.

        We refer to the obligations listed in the three bullets above in this description of POPCIL's guarantee as the "Obligations."

        POPCIL's deed of guarantee provides that the creditors to whom the Obligations are owed are intended third party beneficiaries of POPCIL's deed of guarantee. Subject to protective procedures for existing and new beneficiaries of POPCIL's guarantee, we, POPCIL and Carnival plc may exclude obligations from coverage under POPCIL's deed of guarantee by agreement, as described below under "—Exclusions from the Guarantee."

        Should any Obligation not be recoverable from POPCIL as a result of the Obligation becoming void, voidable or unenforceable against us, POPCIL also has agreed that it will, as sole, original and independent obligor, make payment on such obligation by way of a full indemnity. Unless otherwise provided in POPCIL's deed of guarantee, POPCIL's liabilities and obligations under POPCIL's deed of guarantee will remain in force notwithstanding any act, omission, neglect, event or matter which would not affect or discharge our liabilities owed to the relevant creditor, including, without limitation:

  •
  anything which would have discharged POPCIL, wholly or in part, but not us;

  •
  anything which would have offered POPCIL, but not us, any legal or equitable defense; and

  •
  any winding-up, insolvency, dissolution and/or analogous proceeding of, or any change in constitution or corporate identity or loss of corporate identity by, us or any other person or entity.

        In the event that POPCIL is required under POPCIL's deed of guarantee to make a payment to a creditor, we will reimburse POPCIL for those payments.

Exclusions from the Guarantee

        We, Carnival plc and POPCIL may, by entering into a supplemental deed of guarantee and by giving the required notice, exclude from the scope of POPCIL's deed of guarantee obligations of a particular type, or a particular obligation or obligations, incurred after a specified date. The specified date must be:

  •
  in the case of obligations of a particular type, at least five business days after the date on which notice of the relevant exclusion is given, or

  •
  in the case of a particular obligation, at least five business days, or such shorter period as the relevant creditor may agree, after the date on which notice is given to the relevant creditor.

However, no such agreement or exclusion shall be effective with respect to any Obligation incurred before, or arising out of, any credit or similar facility available for use at, the time at which the relevant agreement or exclusion becomes effective. Therefore, under this provision we, POPCIL and Carnival plc would not be able to exclude the debentures or the indenture governing such debentures from the scope of POPCIL's deed of guarantee without the consent of the trustee under the indenture and the requisite holders of the debentures.

No Defense, Set-off and Counterclaim

        In respect of any claim against POPCIL by a creditor under POPCIL's deed of guarantee, POPCIL will not have available to it:

  •
  by way of defense or set-off, any matter that arises from or in connection with POPCIL's deed of guarantee, and which would have been available to POPCIL by way of defense or set-off if the proceedings had been brought against POPCIL by us,

  •
  by way of defense or set-off, any matter that would have been available to POPCIL by way of defense or set-off against a creditor if the creditor had been a party to POPCIL's deed of guarantee, or

  •
  by way of counterclaim any matter not arising from POPCIL's deed of guarantee that would have been available to POPCIL by way of counterclaim against a creditor if the creditor had been a party to POPCIL's deed of guarantee.

Governing Law and Jurisdiction

        POPCIL's deed of guarantee is governed and construed in accordance with the laws of the Isle of Man. All actions or proceedings arising out of or in connection with POPCIL's deed of guarantee must be exclusively brought in courts in England. In addition, the issuance of the POPCIL guarantee will not affect the governing law of the debentures, which will continue to be governed by the laws of the State of New York. Any jurisdictional provisions contained in the debentures and the Indenture will also be unaffected by POPCIL's deed of guarantee. It is therefore likely that the governing law and the jurisdiction in which actions may be brought in respect of POPCIL's deed of guarantee will be different from those for the debentures. See "Risk Factors—Risks Relating to the Guarantees—Carnival plc's

guarantee and POPCIL's guarantee are governed by the laws of a foreign jurisdiction, and an action to enforce either guarantee must be brought in the courts of England."

Merger, Consolidation and Significant Asset Transfers

        Upon any consolidation, merger or other combination of POPCIL into or with or any Significant Asset Transfer to, a subsidiary of us or Carnival plc, POPCIL shall use all reasonable efforts to procure that the successor Person formed by that consolidation or into or with which POPCIL is merged or to which that Significant Asset Transfer is made, if other than POPCIL, shall execute a supplemental deed to POPCIL's deed of guarantee so as to succeed to, and be substituted for, and be able to exercise every right and power of, POPCIL under POPCIL's deed of guarantee with the same effect as if the successor Person had been named as the guarantor under POPCIL's deed of guarantee.

Termination

        The POPCIL deed of guarantee will terminate automatically, without the consent of any holder of debentures or other Obligations, with respect to all Obligations, including the debentures and other Obligations existing on the date of termination:

  •
  upon any consolidation, merger or other combination of POPCIL with or into any Person, including Carnival plc or us but excluding any subsidiary of Carnival plc or us;

  •
  upon any sale of voting securities or other capital stock of POPCIL to any Person other than Carnival plc, us or any of its or our respective subsidiaries such that after such sale, POPCIL is no longer a subsidiary of Carnival plc, us or any of its or our respective subsidiaries;

  •
  upon any sale, assignment, transfer, lease, conveyance or other disposition of assets by POPCIL to any Person, including Carnival plc or us but excluding any subsidiary of Carnival plc or us, if the POPCIL Remaining Consolidated Assets represent 3% or less of the Carnival Corporation & plc Remaining Consolidated Assets; or

  •
  if the consolidated Indebtedness of POPCIL and its subsidiaries (excluding Indebtedness represented by POPCIL's deed of guarantee), determined as of the most recently completed fiscal quarter of POPCIL in accordance with US GAAP, represents less than 3% of the consolidated Indebtedness of Carnival Corporation & plc, determined as of the most recently completed fiscal quarter of Carnival Corporation in accordance with US GAAP.

        Subject to the limitation described below, the POPCIL deed of guarantee will also terminate:

  •
  automatically upon the termination or the discontinuance of effectiveness of the Equalization and Governance Agreement, which was entered into by us and Carnival plc at the closing of the DLC transaction and is the primary agreement governing the ongoing relationship between us and Carnival plc as a dual listed company operating as a single economic entity,

  •
  automatically upon the termination or discontinuance of effectiveness of our deed of guarantee or the Carnival plc deed of guarantee, or

  •
  on such future date as POPCIL may determine with the giving of five business days' notice following Carnival plc and our consenting to such termination, although if prior to the date of such notice a resolution is passed or an order is made for the liquidation of either of us or Carnival plc, the consent of the company subject to the order or resolution shall not be required.

No termination described in the immediately preceding sentence will be effective with respect to an Obligation incurred before, or arising out of, any credit or similar facility available for use at, the time at which the termination becomes effective. Therefore, these termination provisions will not apply to the debentures or the related indenture without the consent of the trustee under the indenture and the requisite holders of the debentures.

Amendment

        We, POPCIL and Carnival plc may amend POPCIL's deed of guarantee by entering into a supplemental deed. However, no amendment of POPCIL's deed of guarantee will be effective with respect to any Obligations incurred before, or arising out of, any credit or similar facility available for use at, the time at which the amendment becomes effective. Therefore, no such amendment may become effective with respect to the debentures or the related indenture without the consent of the trustee and the requisite holders of the debentures.

Definitions

        The following terms, as used in this description, have the following definitions:

        "Carnival Corporation & plc Remaining Consolidated Assets" means, in respect of a sale, assignment, transfer, lease, conveyance or other disposition of assets, the consolidated assets of Carnival plc, us and its and our respective subsidiaries, determined in accordance with US GAAP, as of the most recently completed fiscal quarter of Carnival Corporation, giving pro forma effect to such sale, assignment, transfer, lease, conveyance or other disposition of assets and any related transactions.

        "Hedging Obligations" means, with respect to any person or entity, the obligations of that person or entity under:

  (1)
  currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange and interest rate collar agreements; and

  (2)
  other agreements or arrangements designed to protect that person or entity against fluctuations in currency exchange or interest rates.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect of any of those);

  (3)
  in respect of banker's acceptances;

  (4)
  representing capital lease obligations;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property;

  (6)
  representing any hedging obligations; or

  (7)
  in respect of guarantees of any obligations described in items (1) to (6), above;

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and guarantees) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with generally accepted accounting principles in the United States. Notwithstanding the foregoing, Indebtedness shall not include:

  (a)
  trade accounts payable and accrued expenses or liabilities arising in the ordinary course of business;

  (b)
  any liability for federal, state or local taxes or other taxes or by such Person; or

  (c)
  obligations of such Person with respect to performance and surety bonds and completion guarantees in the ordinary course of business.

        "Person" includes an individual, company, limited liability company, corporation, firm, partnership, joint venture, association, trust, state or agency of a state (in each case, whether or not having a separate legal personality).

        "POPCIL Remaining Consolidated Assets" means, in respect of any sale, assignment, transfer, lease, conveyance or other disposition of assets, the consolidated assets of POPCIL, determined in accordance with US GAAP, as of the most recently completed fiscal quarter of POPCIL, giving pro forma effect to such sale, assignment, transfer, lease, conveyance or other disposition of assets and any related transactions and excluding (1) any receivables from or Indebtedness owed by Carnival plc, us or any of its or our respective subsidiaries, other than subsidiaries of POPCIL and (2) any investments in Carnival plc, us or any of its or our respective subsidiaries, other than subsidiaries of POPCIL.

        "Related Obligations" means, with respect to Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation evidencing such Indebtedness.

        "Significant Asset Transfer" means the sale, assignment, transfer, lease, conveyance or other disposition (in a single transaction or series of related transactions) of assets of POPCIL representing 90% or more of the book value of the consolidated assets of POPCIL, determined as of the most recently completed fiscal quarter of POPCIL, in accordance with US GAAP.

DESCRIPTION OF CARNIVAL CORPORATION CAPITAL STOCK

General

        The following is a description of the material terms of our capital stock. Because it is a summary, the following description is not complete and is subject to and qualified in its entirety by reference to our third amended and restated articles of incorporation, or articles, our amended and restated by-laws, or by-laws, and the other agreements specifically referenced in this section.

        Our authorized capital stock consists of 2,000,000,000 shares, of which 1,959,999,998 are shares of common stock, 40,000,000 are shares of preferred stock, one share is a special voting stock and one share is a special stock. As of July 1, 2003, there were 629,201,693 shares of common stock, no shares of preferred stock, one share of special voting stock and one share of special stock outstanding. The one share of special voting stock, which we refer to in this prospectus as the special voting share, and the one share of special stock, which we refer to in this prospectus as the equalization share, were issued in connection with the DLC transaction, which was completed on April 17, 2003. See "—Special Voting Share" and "—Equalization Share."

        Our common stock and the trust shares of beneficial interest in the P&O Princess Special Voting Trust, including the beneficial interest in the Carnival plc special voting share, are listed and trade together on the NYSE under the ticker symbol "CCL."

Common Stock

Voting Rights

        At any meeting of shareholders, all matters, except as otherwise expressly provided by Panamanian law, our articles or our by-laws, are decided by a majority of the votes cast by all shareholders entitled to vote, including, where applicable, the Carnival Corporation Special Voting Entity, as described below, who are present in person or by proxy at such meeting. In connection with the DLC transaction, special voting arrangements were implemented so that our shareholders and Carnival plc's shareholders vote together as a single decision-making body on all actions submitted to a shareholder vote other than matters designated as "class rights actions" or resolutions on procedural or technical matters.

        These are called joint electorate actions and include:

  •
  the appointment, removal or re-election of any director of us, Carnival plc or both;

  •
  if required by law, the receipt or adoption of the financial statements of us or Carnival plc or the annual accounts of both companies;

  •
  the appointment or removal of the auditors of either company;

  •
  a change of name by Carnival plc or us, or both; or

  •
  the implementation of a mandatory exchange based on a change in tax laws, rules or regulations.

        The following table illustrates how these voting arrangements would affect joint electorate actions needing to be passed by a majority vote, assuming 100% of each company's shareholders vote:

Carnival Corporation	Carnival plc	Outcome
64% or more approve	100% disapprove	Action taken
63% or less disapprove	100% approve	Action taken
51% or less approve	55% or more disapprove	Action not taken
51% or less disapprove	54% or more approve	Action taken

        The relative voting rights of the Carnival plc shares and our shares are determined by the equalization ratio. Based on the current equalization ratio of 1:1, each of our shares has the same voting rights as one Carnival plc share on joint electorate actions.

        A change in the equalization ratio resulting from a share reorganization or otherwise would only affect voting rights on a per share basis. In the aggregate, such a change would not affect the relative weighting between the current shareholders of us and Carnival plc.

        In the case of class rights actions, the company wishing to carry out the class rights action would require the prior approval of shareholders of both companies, each voting separately as a class. If shareholders of either company do not approve the action, it generally will fail.

        Class rights actions include:

  •
  the voluntary liquidation, dissolution or winding up, or equivalent, of either company for which shareholder approval is required, other than as part of a voluntary liquidation, dissolution or winding up, or equivalent, of both companies at or about the same time provided that such liquidation is not for the purpose of reconstituting all or a substantial part of the business of the two companies in one or more successor entities;

  •
  the sale, lease, exchange or other disposition of all or substantially all of the assets of either company other than a bona fide commercial transaction for valid business purposes and at fair market value and not as part of a proposal the primary purpose of which is to collapse or unify the DLC structure;

  •
  an adjustment to the equalization ratio, other than in accordance with the equalization and governance agreement entered into by us and Carnival plc on April 17, 2003;

  •
  any amendment, removal or alteration of any of the provisions of Carnival plc's articles of association and our articles and by-laws which entrench specified core provisions of the DLC structure;

  •
  any amendment or termination of the principal agreements under which the DLC structure is implemented, except where otherwise specifically provided in the relevant agreement;

  •
  any amendment to, removal or alteration of the effect of certain tax-related provisions of our articles of incorporation that would be reasonably likely to cause a mandatory exchange; and

  •
  anything which the boards of both companies agree should be approved as a class rights action.

        The following table illustrates how these voting arrangements would affect class rights actions:

Carnival Corporation shareholders	Carnival plc shareholders	Outcome
Approve(1)	Disapprove	Action not taken
Disapprove	Disapprove	Action not taken
Disapprove	Approve(2)	Action not taken
Approve	Approve	Action taken

(1)
Assumes that holders of at least approximately 2% or more of our outstanding shares do not cast votes on the action. In contrast, if all of our shareholders voted in favor of the action, it would be taken.

(2)
Assumes that holders of at least approximately 2% or more of the outstanding Carnival plc shares do not cast votes on the action, or in the case of a special resolution that at least one vote is cast against the action. In contrast, if all Carnival plc shareholders voted in favor of the action, it would be taken.

•
No resolution to approve a class rights action or joint electorate action will be approved unless a parallel Carnival plc shareholders' meeting is held to vote on any equivalent resolution.

        Our board and the Carnival plc board may:

  •
  decide to seek approval from shareholders for any matter that would not otherwise require such approval;

  •
  require any joint electorate action to instead be approved as a class rights action; or

  •
  specify a higher majority vote than the majority that would otherwise be required by applicable laws and regulations.

Special Voting Share

Reflecting votes of Carnival plc shareholders at Carnival Corporation meetings

        Our articles authorize one special voting share. The special voting share is merely a mechanism to give effect to shareholder votes at parallel shareholder meetings on joint electorate actions and class rights actions as described above under "—Common Stock—Voting Rights" and quorum provisions as described below under "—Certain Provisions of Carnival Corporation's Articles and By-laws—Quorum Requirements." The special voting share has no rights to income or capital and no voting rights except as described below. Upon completion of the DLC transaction, Carnival issued the special voting share to DLC SVC Limited. DLC SVC Limited is a newly formed company incorporated in England and Wales whose shares are legally and beneficially owned by The Law Debenture Trust Corporation p.l.c., an independent trustee company incorporated in England and Wales. At all meetings at which a joint electorate action or a class rights action will be considered, the holder of the Carnival Corporation special voting share must be present.

        For joint electorate actions, the Carnival Corporation special voting share will represent the number of votes cast at the parallel meeting of Carnival plc shareholders, as adjusted by the equalization ratio and rounded up to the nearest whole number, and will represent "yes" votes, "no" votes and abstentions at our meeting in accordance with votes cast at the Carnival plc meeting.

        For class rights actions, DLC SVC Limited, as holder of the Carnival Corporation special voting share, will only vote if the proposed action has not been approved at the parallel Carnival plc meeting. In that event, the Carnival Corporation special voting share will represent that number of votes equal to the largest whole percentage that is less than the percentage of the number of votes necessary to defeat the resolution at our meeting if the total votes capable of being cast by all of our outstanding shares able to vote were cast in favor of the resolution. In most cases, this will be 49%, for a majority vote, 49% is the largest whole percentage that is less than the 50% needed to defeat the resolution. As a result, in the case of a majority vote, the Carnival Corporation special voting share will represent a number of votes equal to 98% of the votes capable of being cast by all our shares, excluding the votes represented by the Carnival Corporation special voting share. Therefore, assuming holders of approximately 2% or more of our shares do not cast votes on such class rights action, it will fail. If the Carnival plc shareholders approve the proposed action, the Carnival Corporation special voting share will not represent any votes.

        The Carnival Corporation special voting share will not represent any votes on any resolution of a procedural or technical nature, which we refer to in this prospectus as "procedural resolutions." Procedural resolutions are those that do not adversely affect the shareholders of Carnival plc in any material respect and are put to our shareholders at a meeting. The Chairman of our board will, in his absolute discretion, determine whether a resolution is a procedural resolution. To the extent that such matters require the approval of our shareholders, any of the following will be procedural resolutions:

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  that certain people be allowed to attend or be excluded from attending the meeting;

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  that discussion be closed and the question put to the vote, provided no amendments have been raised;

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  that the question under discussion not be put to the vote, where a shareholder feels the original motion should not be put to the meeting at all, if such original motion was brought during the course of that meeting;

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  to proceed with matters in an order other than that set out in the notice of the meeting;

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  to adjourn the debate, for example, to a subsequent meeting; and

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  to adjourn the meeting.

Reflecting votes of Carnival Corporation shareholders at Carnival plc meetings

        As part of the DLC transaction, Carnival plc issued a special voting share to us, and we transferred such share to the trustee of the P&O Princess Special Voting Trust, a trust established under the laws of the Cayman Islands for the purpose of holding the Carnival plc special voting share. For joint electorate actions, the Carnival plc special voting share represents the number of votes cast at the parallel meeting of our shareholders, as adjusted by the equalization ratio and rounded to the nearest whole number, and will represent "yes" votes, "no" votes and abstentions at the Carnival plc meeting in accordance with votes cast at our meeting.

        For class rights actions, the trustee of the P&O Princess Special Voting Trust, as holder of the Carnival plc special voting share, will only vote if the proposed action has not been approved at our parallel meeting. In that event, the Carnival plc special voting share will represent that number of votes equal to the largest whole percentage that is less than the percentage of the number of votes, or, in the case of a special resolution, such percentage less one vote, necessary to defeat the resolution at the Carnival plc meeting if the total number of votes capable of being cast by all outstanding Carnival plc shares, and other Carnival plc shares able to vote, were cast in favor of the resolution. In most cases, this will be 49%, for a majority vote, 49% is the largest whole percentage that is less than the 50% needed to defeat the resolution. As a result, in the case of a majority vote, the Carnival plc special voting share will represent a number of votes equal to 98% of the votes capable of being cast by all Carnival plc shares excluding the votes represented by the Carnival plc special voting share. Therefore, assuming holders of approximately 2% or more of Carnival plc shares do not cast votes on such class rights action, it will fail. If our shareholders approve the proposed action, the Carnival plc special voting share will not represent any votes.

        The Carnival plc special voting share will not represent any votes on any procedural resolutions.

        In connection with the DLC transaction, trust shares of beneficial interest in the P&O Princess Special Voting Trust were transferred to us. Immediately following this transfer, we distributed such trust shares by way of dividend to our shareholders of record at the close of business on April 17, 2003. Under the Pairing Agreement entered into by us, the trustee of the P&O Princess Special Voting Trust and SunTrust Bank on April 17, 2003, and our articles, the trust shares of beneficial interest in the P&O Princess Special Voting Trust are paired with, and evidenced by, certificates representing shares of our common stock on a one-for-one basis.

        Our shares trade in units consisting of one share of our common stock and one trust share of beneficial interest in the P&O Princess Special Voting Trust. Each share of our common stock shall not and cannot be transferred without the corresponding paired trust share. The trust shares of beneficial interest in the P&O Princess Special Voting Trust entitle our shareholders to receive any distributions made by the P&O Princess Special Voting Trust. As the sole purpose of the P&O Princess Special Voting Trust relates to the holding of the Carnival plc special voting share, it is not expected to make any distributions. See "Description of Trust Shares."

Equalization Share

        Our articles authorize one equalization share. The equalization share:

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  has rights to dividends in accordance with the equalization and governance agreement as declared and paid by the board of directors;

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  has no rights to receive notice of, attend or vote at any shareholder meeting; and

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  in the event of our voluntary or involuntary liquidation, ranks after all other holders of shares.

Equalization Ratio

        The equalization and governance agreement, which was executed on April 17, 2003 by us and Carnival plc in connection with the DLC transaction, governs the equalization ratio, which reflects the relative economic and voting interests represented by an individual share of common equity in each company. As of July 1, 2003, the "equalization ratio" between shares of our common stock and Carnival plc ordinary shares was 1:1, so one share of our common stock is entitled to the same economic and voting interests in Carnival Corporation & plc as one Carnival plc ordinary share.

        In order to effect the relative rights of our shares and Carnival plc shares under the DLC transaction, we and Carnival plc agreed in the equalization and governance agreement that Carnival Corporation & plc would be operated under the following DLC equalization principles:

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  the equalization ratio will effectively govern the proportion in which distributions of income and capital are made to the holders of our shares relative to the holders of Carnival plc shares, and vice versa, and the relative voting rights of the holders of our shares and the holders of Carnival plc shares on joint electorate actions;

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  issuances of or transactions affecting the share capital of us or Carnival plc will be implemented in a way which will not give rise to a materially different financial effect as between the interests of the holders of our shares and the interests of the holders of Carnival plc shares. If any such issue or transaction involves any of the following:

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  a rights issue of shares at less than market value;

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  an offer of any securities, or a grant of any options, warrants or other rights to subscribe for, purchase or sell any securities, to shareholders by way of rights;

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  non-cash distributions to shareholders and share repurchases involving an offer made to all or substantially all of the shareholders of a company to repurchase their shares at a premium to market value;

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  a consolidation or subdivision of shares; or

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  an issue of shares to shareholders for no consideration or solely by way of capitalization of profits or reserves,

then an automatic adjustment to the equalization ratio will occur, unless our board of directors and Carnival plc's board of directors, in their sole discretion, undertake:

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  an offer or action which having regard to the then existing equalization ratio; the timing of the offer or action; and any other relevant circumstances, is in the reasonable opinion of the boards of us and Carnival plc financially equivalent (but not necessarily identical) in respect of, on the one hand holders of our shares, and on the other hand holders of Carnival plc shares, and does not materially disadvantage either company's shareholders, which we refer to as a "matching action"; or

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  an alternative to such automatic adjustment that has been approved as such by a class rights action.

        Any adjustments to the equalization ratio will be communicated to shareholders through a press release.

        Our board and Carnival plc's board will be under no obligation to undertake any such matching action or to seek approval of an alternative as a class rights action if any issue or transaction referred to above is not covered by an automatic adjustment to the equalization ratio, and no automatic adjustment to the equalization ratio will then occur, but our board and Carnival plc's board will have the right, in their sole discretion, but not the obligation, to undertake a matching action, or to seek approval of an adjustment to the equalization ratio as a class rights action.

        No adjustment to the equalization ratio will be required in respect of:

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  scrip dividends or dividend reinvestments at market price; issuances of Carnival plc shares or our shares or securities convertible into, or exercisable or exchangeable for, such shares pursuant to employee share plans;

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  issuances of our shares under our $600,000,000 2% Convertible Senior Debentures due 2021 and the $1,051,175,000 Liquid Yield Option Notes™ due 2021;

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  issuances of shares or securities convertible into, or exercisable or exchangeable for, such shares other than to all or substantially all shareholders of either company, including for acquisitions;

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  a buy-back or repurchase of any shares:

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  in the market by means of an offer

  (1)
  not open to all or substantially all shareholders of either company or

  (2)
  in compliance with Rule 10b-18 under the Exchange Act;

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  at or below market value;

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  by either company pursuant to the provisions in such company's governing documents; or

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  pro rata to the shareholders of Carnival Corporation & plc at the same effective premium to the market price, taking into account the equalization ratio;

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  matching actions;

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  the issue of an equalization share by either company to the other; and

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  any purchase, cancellation or reduction of disenfranchised shares.

Sources and Payment of Dividends

        Under Panamanian law, a corporation may pay dividends to the extent of a corporation's net earnings or capital surplus.

        We expect to pay quarterly dividends. There has been no change in the entitlement of quarterly dividends for shareholders of either company following the completion of the DLC transaction. Our shareholders and Carnival plc shareholders have rights to income and capital distributions from Carnival Corporation & plc based on the equalization ratio. In order for the companies to pay a dividend or make a distribution, the ratio of dividends and distributions paid per share of our common stock to dividends and distributions paid per Carnival plc ordinary share must equal the equalization ratio, taking account the applicable currency exchange rate.

        Dividends are equalized according to the equalization ratio, and any balancing transactions between the companies will be determined and made, before deduction of any amounts in respect of the tax required to be deducted or withheld and excluding the amounts of any tax credits or other tax benefits.

        If one company has insufficient profits or is otherwise unable to pay a dividend, we and Carnival plc will, as far as practicable, enter into such balancing transactions as are necessary to enable both companies to pay dividends in accordance with the equalization ratio. This may take the form of a payment from one company to the other or a dividend payment on an equalization share. We and Carnival plc expect that dividends received by Carnival plc shareholders will be made to be consistent with our regular quarterly dividend.

        Our articles provide that the holders of our common stock be entitled, in accordance with the equalization and governance agreement and to the exclusion of the holders of shares of preferred stock, to receive such dividends as from time to time may be declared by the board of directors, except as otherwise provided by the board resolution or resolutions providing for the issue of any series of shares of preferred stock.

Liquidation

        Under Panamanian law, if the board of directors deems it advisable that the corporation be dissolved, it is to propose by a majority of the votes of the members of the board an Agreement of Dissolution and within 10 days shall call or cause to be called, in accordance with law, a meeting of stockholders, to vote on the resolution passed by the board of directors proposing the dissolution. At the stockholders' meeting, the holders of a majority of shares with voting rights on the matter can adopt the resolution for the dissolution of the company. The dissolution of the company may also be adopted by written consent in lieu of meeting of the holders of all shares having voting power.

        Pursuant to the equalization and governance agreement, in the event of a voluntary or involuntary liquidation of either us or Carnival plc, or both companies, if the hypothetical potential per share liquidation distributions to each company's shareholders are not equivalent, taking into account the relative value of the two companies' assets and the indebtedness of each company, to the extent that one company has greater net assets so that any liquidation distribution to its shareholders would not be equivalent on a per share basis, the company with the ability to make a higher net distribution is required to make a payment to the other company to equalize the possible net distribution to shareholders. The requirement to make an equalizing payment is subject to some limitations. First, a reorganization under Chapter 11 of the US Bankruptcy Code or a similar statute would not be considered a "liquidation," so such a reorganization would not result in equalizing payments. Second, neither company will be required to make the equalizing payment if the payment would result in neither group of shareholders being entitled to any liquidation proceeds. Therefore, if the assets of the combined group are not sufficient to satisfy all of the creditors of Carnival Corporation & plc, no equalization payment would be required to be made.

        In giving effect to the principles regarding a liquidation of us, we may:

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  make a payment to Carnival plc in accordance with the provisions of the equalization and governance agreement;

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  issue shares to Carnival plc or to holders of Carnival plc ordinary shares and make a distribution or return on such shares; or

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  take any other action that the boards of directors of each of us and Carnival plc consider appropriate to give effect to such principles.

Any action other than a payment of cash by one company to the other company will require the prior approval of the board of directors of each company.

Appraisal Rights

        Under Panamanian law, shareholders of a corporation do not have appraisal rights.

Pre-emptive Rights

        Under Panamanian law, a shareholder is entitled to pre-emptive rights to subscribe for additional issuances of common stock or any security convertible into stock in proportion to the shares that are owned unless there is a provision to the contrary in the articles of incorporation. Our articles provide that our shareholders are not entitled to pre-emptive rights.

Certain Provisions of Carnival Corporation's Articles and By-laws

Quorum Requirements

        The presence in person or by proxy at any meeting of our shareholders holding at least one-third of the total votes entitled to be cast constitutes a quorum for the transaction of business at such meeting, except as otherwise required by applicable law or regulation, the articles of incorporation or the by-laws.

        For purposes of determining whether a quorum exists at any meeting of shareholders where a joint electorate action or a class rights action is to be considered:

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  if the meeting of our shareholders convenes before the parallel shareholder meeting of Carnival plc, the Carnival Corporation special voting share will, at the commencement of the meeting, have no votes and therefore will not be counted for purposes of determining the total number of shares entitled to vote at such meeting or whether a quorum exists at such meeting, although the Carnival Corporation special voting share itself must be present, either in person, through a representative of DLC SVC Limited, or by proxy;

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  if the meeting of our shareholders convenes at substantially the same time as or after the parallel shareholder meeting of Carnival plc with respect to one or more joint electorate actions, the Carnival Corporation special voting share will have the maximum number of votes attached to it as were cast on such joint electorate actions, either for, against or abstained, at the parallel shareholder meeting of Carnival plc, and such maximum number of votes, including abstentions, will constitute shares entitled to vote and present for purposes of determining whether a quorum exists at such meeting; and

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  if the meeting of our shareholders convenes at substantially the same time as or after the parallel shareholder meeting of Carnival plc with respect to a class rights action, the Carnival special voting share will, at the commencement of the meeting, have no votes and therefore will not be counted for purposes of determining the total number of shares entitled to vote at such meeting or whether a quorum exists at such meeting, although the Carnival Corporation special voting share itself must be present, either in person, through a representative of DLC SVC Limited, or by proxy.

        In addition, in order for a quorum to be validly constituted with respect to meetings of shareholders convened to consider a joint electorate action or class rights action, DLC SVC Limited must be present at such meeting.

Shareholder Action By Written Consent

        Our by-laws provide that shareholders may not act by written consent.

Shareholder Proposals

        Panamanian law does not specifically address the issue of shareholder proposals and our by-laws do not expressly permit shareholder proposals to be considered at the annual meeting of shareholders. Panamanian law requires that prior notice of a meeting must set out the purpose or purposes for which the meeting is convened. Any proposal to be discussed at a meeting should be included in the notice of the meeting, unless the notice reserves time for any other matters which the shareholders may which to discuss.

        Under the rules of the Exchange Act, shareholders may submit proposals, including director nominations, for consideration at shareholder meetings. Such proposals will need to comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. In order for shareholder proposals to be considered for inclusion in our proxy statement/prospectus for an annual meeting, the written proposals must be received by us not less than 120 calendar days before the first anniversary of the date of mailing of the proxy statement from the previous year's annual meeting.

        Our by-laws provide that at any special meeting of shareholders only such business may be transacted as is related to the purpose or purposes of such meeting set forth in the notice of the special meeting. Our by-laws provide that special meetings of shareholders may only be called by our board or our President or Secretary.

Standard of Conduct for Directors

        Panamanian law imposes a general fiduciary duty on directors to act prudently and in the best interests of the company. Among other things, directors are responsible for the authenticity of the payments which appear to have been made on behalf of the company, for the validity of dividends to be paid, general book-keeping and for effecting the operation of the company in accordance with applicable laws, its articles of incorporation, its by-laws, and resolutions of the General Assembly of shareholders.

        Our articles provide that our board of directors is authorized to operate and carry into effect the equalization and governance agreement, the SVE Special Voting Deed, which regulates the manner in which the votes attaching to the Carnival Corporation special voting share and the P&O Princess special voting share are exercised, and the Carnival Corporation Deed of Guarantee each of which was entered into on April 17, 2003, and, subject to applicable laws and regulations, nothing done by any director in good faith pursuant to such authority and obligations constitutes a breach of the fiduciary duties of such director to us or our shareholders. In particular, the directors are, in addition to their duties to us, entitled to consider the interests of our shareholders and the Carnival plc shareholders as if we and Carnival plc were a single entity. As a result of, and following completion of the DLC transaction, our board of directors and that of Carnival plc are identical.

Meetings of Shareholders

        If we propose to undertake a joint electorate action or class rights action at a meeting of shareholders, we must immediately give notice to Carnival plc of the nature of the joint electorate action or the class rights action it proposes to take. Unless such action is proposed to be taken at the annual meeting of shareholders, the board of directors must convene a special meeting for the purpose of considering a resolution to approve the joint electorate action or class rights action. Such meeting will be held as close in time as practicable with the parallel shareholder meeting convened by Carnival plc for purposes of considering such joint electorate action or class rights action. If we receive notice from Carnival plc that Carnival plc proposes to undertake a joint electorate action or a class rights action, our board of directors must convene a meeting of our shareholders as close in time as practicable to the Carnival plc meeting and must propose an equivalent resolution as that proposed at the Carnival plc meeting. We must cooperate fully with Carnival plc in preparing resolutions, explanatory memoranda or any other information or material required in connection with the proposed joint electorate action or class rights action.

Amendment of Governing Instruments

        Under Panamanian law, unless the articles of incorporation require a greater vote, an amendment to the articles of incorporation may be made:

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  by the holders or their proxies of all the issued and outstanding stock of the corporation entitled to vote;

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  by means of a resolution passed by holders or their proxies of the majority of the outstanding stock of the corporation entitled to vote; and

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  in case the amendment to the articles consists in any change in the preference of shares of any class, by means of a resolution passed by holders or their proxies of majority of the outstanding stock of the corporation entitled to vote of each class.

        Any amendment to the provisions of our articles which entrench the DLC structure requires approval as a class rights action. The entrenched provisions of the articles include matters relating to:

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  the special voting share;

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  anti-takeover provisions;

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  dividends and distributions;

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  amendments to our articles and by-laws; and

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  liquidation.

        All other provisions of our articles, except as provided below, may be amended by the shareholders of Carnival Corporation and Carnival plc voting together in a joint electorate action. Amendments to our articles require approval, whether in a class rights action or joint electorate action, of a majority of all votes entitled to be cast with respect thereto, including votes entitled to be cast by the Carnival Corporation special voting share, at a meeting of our shareholders.

        Notwithstanding the foregoing, any amendment of the articles to:

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  specify or change the location of the office or registered agent of us, or

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  to make, revoke or change the designation of a registered agent, or to specify or change the registered agent, may be approved and effected by the board of directors without the approval of our shareholders or the shareholders of Carnival plc.

        Under Panamanian law, the board of directors of a corporation has the power to adopt, amend or repeal the by-laws of the corporation, unless specifically provided to the contrary by the articles of incorporation or in the by-laws approved by the shareholders. Our by-laws provide that the by-laws may be altered, amended, supplemented or repealed or new by-laws may be adopted, by the board of directors or by vote of the holders of the shares entitled to vote in the election of directors. Any by-laws adopted, altered or supplemented by the board of directors may be altered, amended, supplemented or repealed by the shareholders entitled to vote thereon.

        Any amendment to or repeal of the provisions of our by-laws which entrench the DLC structure will also require approval as a class rights action. Any amendment to or repeal of our by-laws other than any of our entrenched by-laws may be approved and effected by our board of directors without the approval of our shareholders or the shareholders of Carnival plc. The entrenched provisions of the by-laws include matters relating to:

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  the transferability of the special voting share;

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  the scope of, and voting rights and procedures in relation to, joint electorate actions, class rights actions and procedural resolutions; and

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  election, qualification and disqualification of directors.

        In limited circumstances since the implementation of the DLC structure, Carnival plc shares, other than those held by us, may be subject to a mandatory exchange for our shares at the then prevailing equalization ratio. A mandatory exchange can occur if there is a change in applicable tax laws, rules or regulations that the board of directors of Carnival plc reasonably determines is reasonably likely to have a material adverse effect on Carnival Corporation & plc and the exchange is approved by 66 2/3% of the, shareholders of Carnival plc and us voting on a joint electorate action. A mandatory exchange can also be triggered if there is a change in the applicable non-tax laws, rules or regulations, as a result of which the board of directors of Carnival plc reasonably determines that it is reasonably likely that all or a substantial portion of the agreements that give effect to the DLC structure are unlawful, illegal or unenforceable. Were either of these changes to occur, we would issue additional shares to deliver to Carnival plc shareholders in accordance with the then prevailing equalization ratio and we would own 100% of Carnival plc. Our shares are not subject to any mandatory exchange for Carnival plc shares. If such a mandatory exchange is triggered, our articles and by-laws will be automatically amended upon completion of the mandatory exchange, without any further action of us or our shareholders, to conform to our articles of incorporation and our by-laws prior to the implementation of the DLC structure.

Election of Directors

        Resolutions relating to the appointment, removal and re-election of directors will be considered as a joint electorate action and voted upon by the shareholders of each company effectively voting together as a single decision-making body. Our articles provide that the number of directors will be no less than three and no more than 25. Within said minimum and maximum, the total number of directors may be fixed from time to time by resolution of the shareholders or by resolution of the board. A change in the minimum and maximum number of directors will require an amendment to the articles. No person may be elected or appointed to serve on our board unless that person is also elected to be a member of the Carnival plc board. Any of our directors who resign from our board must also resign from the Carnival plc board and vice versa.

Removal of Directors

        Panamanian law provides that a director may be removed with or without cause by the holders of a majority in voting power of the shares entitled to vote at an election of directors.

        Our by-laws provide that, subject to the provisions of Panamanian law, directors may be removed with or without cause only by a majority vote of a quorum of the shareholders.

Vacancies on the Board of Directors

        Our by-laws provide that vacancies on the board of directors will be filled by a majority of the directors then in office, even though less than a quorum, provided that any such person is appointed to both our board and the Carnival plc board at the same time. If only one director remains in office, the director will have the power to fill all vacancies. If there are no directors, our Secretary may call a meeting at the request of any two shareholders for the purpose of appointing one or more directors.

Indemnification of Directors and Officers

        Panamanian law does not specifically address the issue of indemnification of directors and officers. We may indemnify any officer or director who is made a party to any suit or proceeding on account of being a director, officer or employee of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably incurred by him/her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding if the officer or director acted in good faith and in a manner he/she reasonably believed to be in the best interests of the corporation. In a criminal proceeding, the standard is that the director or officer had no reasonable cause to believe his/her conduct was unlawful.

        Our articles provide that each person, and the heirs, executors or administrators of such person, who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was a director or an officer of us or Carnival plc or is or was serving at the request of us or Carnival plc as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by us against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by Panamanian law, and any other applicable law, as from time to time in effect. This right of indemnification is not exclusive of any other rights to which a director or officer may be entitled. Any repeal or modification of the applicable provisions of the General Corporation Law of Panama will not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part on any such state of facts. We have the power to purchase and maintain insurance in respect of its indemnification obligations.

        A member of the board of directors, or a member of any committee designated by the board of directors, will, in the performance of his duties, be fully protected in relying in good faith upon the records of us or Carnival plc and upon such information, opinions, reports or statements presented to us by any of our or Carnival plc's officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of us. In discharging their duties, directors and officers, when acting in good faith, may rely upon financial statements of us or Carnival plc represented to them to be correct by the chief financial officer or the controller or other officer of us or Carnival plc having charge of its books or accounts, or stated in a written report by an independent public or certified public account or firm of such accountants fairly to reflect the financial condition of us or Carnival plc.

Takeover Restrictions

        Under Panamanian law, directors are responsible for the good management and in general for the execution or faulty fulfillment of their obligations to administer the corporation's affairs. There is limited legislative or judicial guidance on takeover issues in Panama and it is difficult to anticipate how a Panamanian court will react or resolve a matter concerning application of a policy of judicial deference to board of directors decisions to adopt anti-takeover measures in the face of a potential takeover where the directors are able to show that:

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  they had reasonable grounds for believing that there was a danger to corporate policy and effectiveness from an acquisition proposal; and

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  the board action taken was reasonable in relation to the threat posed.

        Our articles contain provisions which would apply to any person, or group of persons acting in concert, that acquires shares in Carnival Corporation & plc which would trigger a mandatory offer obligation as if the UK Takeover Code applied to Carnival Corporation & plc on a combined basis. Where:

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  a person or group of persons acquired, or acquires voting rights over 30% or more of the combined votes which would be cast on a joint electorate action; or

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  any person or group of persons that already holds not less than 30% but not more than 50% of the combined votes which would be cast on a joint electorate action, acquired, or acquires voting rights over, any shares which increase the percentage of votes which such person(s) could cast on a joint electorate action, such shares acquired would be disenfranchised, that is, the owner of those shares could cease to have any economic or voting rights on those shares, unless an offer for all the shares in Carnival

Corporation & plc at a price equivalent to that applicable to the acquisition has been made by the person or group. These takeover restrictions would not apply to:

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  acquisitions of shares of the other company by either Carnival plc or us;

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  if the restrictions are prohibited by applicable law and regulations;

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  any acquisition by the Arison family and various trusts for their benefit within the thresholds described below; and

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  any acquisition pursuant to a mandatory exchange.

        There are some exceptions to these provisions in the case of the Arison family and trusts for their benefit, which together, hold approximately 33% of the total voting power of Carnival Corporation & plc. The Arison family and various trusts for their benefit can acquire shares in Carnival Corporation & plc without triggering these provisions provided that, as a result, their aggregate holdings do not increase by more than 1% of the voting power of Carnival Corporation & plc in any period of 12 consecutive months, subject to their combined holdings not exceeding 40% of the voting power of Carnival Corporation & plc. However, these parties may acquire additional shares or voting power without being subject to these restrictions if they comply with the offer requirement described above. These restrictions do not apply to acquisitions of shares by either Carnival plc or us.

Ownership Limitations and Transfer Restrictions

        On August 2, 2002, the United States Treasury Department issued proposed Treasury Regulations to Section 883 of the Internal Revenue Code relating to income derived by foreign corporations from the international operation of a ship or ships (which includes certain cruise ship and aircraft income). The regulations provide, in general, that a foreign corporation organized in a qualified foreign country and engaged in the international operation of ships and aircraft shall exclude such income from gross income for purposes of federal income taxation provided that the corporation can satisfy certain ownership requirements, including, among other things, that its stock be publicly traded. A corporation's stock that is otherwise publicly traded will fail to satisfy this requirement if it is closely held, i.e., that 50% or more of its stock is owned by persons who each own 5% or more of the value of the outstanding shares of the corporation's stock.

        To the best of our knowledge, after due investigation, we currently qualify as a publicly traded corporation under the regulations. However, because some members of the Arison family and various trusts established for their benefit beneficially own approximately 44% of our common stock, or approximately 33% of the total voting power of Carnival Corporation & plc, there is the potential that another shareholder could acquire 5% or more of our common stock which could jeopardize our qualification as a publicly traded corporation. If we in the future were to fail to qualify as a publicly traded corporation, we would be subject to United States income tax on income associated with our cruise operations in the United States. As a precautionary matter, in 2000, we amended our articles of incorporation to ensure that we continue to qualify as a publicly traded corporation under the regulations.

        Our articles provide that no one person or group of related persons, other than some members of the Arison family and various trusts established for their benefit, may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 4.9% of our common stock, whether measured by vote, value or number. In addition, the articles generally restrict the transfer of any shares of our common stock if such transfer would cause us to be subject to United States shipping income tax. In general, the attribution rules under the Internal Revenue Code applicable in determining whether a person is a 5% shareholder under the regulations attribute stock:

  •
  among specified members of the same family,

  •
  to shareholders owning 50% or more of a corporation form that corporation,

  •
  among corporations that are members of the same controlled group,

  •
  among grantors, beneficiaries and fiduciaries of trusts, and

  •
  to partners of a partnership from that partnership.

        For purposes of this 4.9% limit, a "transfer" will include any sale, transfer, gift, assignment, devise or other disposition, whether voluntary or involuntary, whether of record, constructively or beneficially, and whether by operation of law or otherwise. The 4.9% limit does not apply to some members of the Arison family and various trusts established for their benefit. These shareholders will be permitted to transfer their shares of our common stock without complying with the limit so long as transfer does not cause us to be subject to United States income tax on shipping operations.

        The articles provide that the board of directors may waive the 4.9% limit or transfer restrictions, in any specific instance, if evidence satisfactory to our board of directors and our tax counsel is presented that such ownership will not jeopardize our status as exempt from United States income taxation on gross income from the international operation of a ship or ships, within the meaning to Section 883 of the Internal Revenue Code. The board of directors may also terminate the limit and transfer restrictions generally at any time for any reason.

        If a purported transfer or other event, including owning shares of common stock in excess of the 4.9% limit on the effective date of the proposed amendment, results in the ownership of common stock by any shareholder in violation of the 4.9% limit, or causes us to be subject to United States income tax on shipping operations, such shares of common stock in excess of the 4.9% limit, or which would cause us to be subject to United States shipping income tax will automatically be designated as "excess shares" to the extent necessary to ensure that the purported transfer or other event does not result in ownership of common stock in violation of the 4.9% limit or causes us to become subject to United States income tax on shipping operations, and any proposed transfer that would result in such an event would be void. Any purported transferee or other purported holder of excess shares will be required to give us written notice of a purported transfer or other event that would result in excess shares. The purported transferee or holders of such excess shares shall have no rights in such excess shares, other than a right to the payments described below.

        Excess shares will not be treasury stock but rather will continue to be issued and outstanding shares of our common stock. While outstanding, excess shares will be transferred to a trust. The trustee of such trust will be appointed by us and will be independent of us and the purported holder of the excess shares. The beneficiary of such trust will be one or more charitable organizations selected by the trustee. The trustee will be entitled to vote the excess shares on behalf of the beneficiary. If, after purported transfer or other event resulting in excess shares and prior to the discovery by us of such transfer or other event, dividends or distributions are paid with respect to such excess shares, such dividends or distributions will be repaid to the trustee upon demand for payment to the charitable beneficiary. All dividends received or other income declared by the trust will be paid to the charitable beneficiary. Upon our liquidation, dissolution or winding up, the purported transferee or other purported holder will receive a payment that reflects a price per share for such excess shares generally equal to the lesser of

  •
  in the case of excess shares resulting from a purported transfer, the price per share paid in the transaction that created such excess shares, or, in the case of certain other events, the market price per share for the excess shares on the date of such event, or

  •
  in the case of excess shares resulting from an event other than a purported transfer, the market price for the excess shares resulting from an event other than a purported transfer, the market price for the excess shares on the date of such event.

        At the direction of the board of the directors, the trustee will transfer the excess shares held in trust to a person or persons, including us, whose ownership of such excess shares will not violate the 4.9% limit or otherwise cause us to become subject to United States shipping income tax within 180 days after the later of the transfer or other event that resulted in such excess shares or we become aware of such transfer or event. If such a transfer is made, the interest of the charitable beneficiary will terminate, the designation of such shares as excess shares will cease and the purported holder of the excess shares will receive the payment described below. The purported transferee or holder of the excess shares will receive a payment that reflects a price per share for such excess shares equal to the lesser of

  •
  the price per share received by the trustee, and

  •
  the price per share such purported transferee or holder paid in the purported transfer that resulted in the excess shares, or, if the purported transferee or holder did not give value for such excess shares, through a gift, devise or other event, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the excess shares.

A purported transferee or holder of the excess shares will not be permitted to receive an amount that reflects any appreciation in the excess shares during the period that such excess shares were outstanding. Any amount received in excess of the amount permitted to be received by the purported transferee or holder of the excess shares must be turned over to the charitable beneficiary of the trust.

        If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring or holding such excess shares and to hold such excess shares on our behalf.

        We will have the right to purchase any excess shares held by the trust for a period of 90 days from the later of

  •
  the date the transfer or other event resulting in excess shares has occurred, and

  •
  the date the board of directors determines in good faith that a transfer or other event resulting in excess shares has occurred.

The price per excess share to be paid by us will be equal to the lesser of

  •
  the price per share paid in the transaction that created such excess shares, or, in the case of certain other events, the market price per share for the excess shares on the date of such event, or

  •
  the lowest market price for the excess shares at any time after their designation as excess shares and prior to the date we accept such offer.

        These provisions in our articles could have the effect of delaying, deferring or preventing a change in our control or other transaction in which our shareholders might receive a premium for their shares of common stock over the then-prevailing market price or which such holders might believe to be otherwise in their best interest. To the extent that the proposed regulations are amended or finalized in a manner which, in the opinion of our board of directors, does not require these provisions in our articles to ensure that we will maintain our income tax exemption for our shipping income, our board of directors may determine, in its sole discretion, to terminate the 4.9% limit and the transfer restrictions of these provisions.

        While both the mandatory offer protection and 4.9% protection remain in place, no third party other than the Arison family and certain trusts for their benefit will be able to acquire control of Carnival Corporation & plc.

Preferred Stock

        Our board of directors may issue, without further authorization from our shareholders, up to 40,000,000 shares of preferred stock in one or more series. Our board of directors may determine, at the time of creating each series, the distinctive designation of and the number of shares in, the series, its dividend rate, the number of votes, if any, allocated to each share of the series, the price and terms on which the shares may be redeemed, the terms of any applicable sinking fund, the amount payable upon liquidation, dissolution or winding up, the conversion rights, if any, and any other rights, preferences and priorities of the shares as our board of directors may be permitted to fix under the laws of the Republic of Panama in effect at the time the series is created. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could delay, defer or prevent a change in control.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock and paired trust shares is SunTrust Bank.

DESCRIPTION OF TRUST SHARES

Generally

        On April 17, 2003, we completed the DLC transaction with Carnival plc. As part of the DLC transaction, Carnival plc issued a special voting share to us, and we transferred such share to the trustee of the P&O Princess Special Voting Trust, a trust established under the laws of the Cayman Islands. Trust shares of beneficial interest in the property subject to the P&O Princess Special Voting Trust were issued to us. The trust shares represent a beneficial interest in the Carnival plc special voting share. Immediately following such issue, we distributed such trust shares by way of a dividend to our common stockholders. Under the Pairing Agreement, dated as of April 17, 2003, between us, The Law Debenture Trust Corporation (Cayman) Limited, as trustee of the P&O Princess Special Voting Trust, and SunTrust Bank, as transfer agent, the trust shares of beneficial interest in the P&O Princess Special Voting Trust are paired with, and evidenced by, certificates representing shares of our common stock on a one-for-one basis. In addition, under the Pairing Agreement, when a share of our common stock is issued to a recipient after the closing of the DLC transaction, a paired trust share will be issued at the same time initially to us, which will immediately transfer such trust share to the same recipient, whereupon such trust share will be paired with the share of our common stock. Upon each issuance of shares of our common stock to a holder in connection with conversion of the debentures, an equivalent number of trust shares, which represent a beneficial interest in the special voting share of Carnival plc, or trust shares, will be issued to such holder as described in the preceding sentence. Therefore, references in this prospectus to shares of common stock issuable upon conversion or repurchase of the debentures shall be deemed to include both shares of our common stock and trust shares in the P&O Princess Special Voting Trust.

        Since completion of the DLC transaction, our shares of common stock have traded together with the paired trust shares on the NYSE under the ticker symbol "CCL." The paired trust shares entitle our shareholders to receive any distributions made by the P&O Princess Special Voting Trust. As the sole purpose of the P&O Princess Special Voting Trust relates to the holding of the Carnival plc special voting share, it is not expected to make any distributions.

        The Carnival plc special voting share will be voted based upon the outcome of voting at the relevant parallel meeting of our shareholders, based on the number of votes cast by our shareholders voting their shares of our common stock. See "Description of Carnival Corporation Capital Stock—Special Voting Share."

Pairing Agreement

        Pursuant to the Pairing Agreement, which was entered into by us, the trustee of the P&O Princess Special Voting Trust and a transfer agent at the closing of the DLC transaction:

  •
  trust shares and shares of our common stock are not transferable unless the transferee acquires the same number of trust shares and our shares;

  •
  we and the transfer agent will not agree to any transfer of our shares unless the transferee agrees to acquire the corresponding trust shares;

  •
  trust shares and our shares are not represented by separate certificates, but by one certificate of our common stock, which represents an equal number of our shares and trust shares;

  •
  upon each issuance of additional shares of our common stock, including pursuant to the exercise of any existing option or convertible security, the trustee of the P&O Princess Special Voting Trust will issue an equal number of additional trust shares;

  •
  if we declare or pay any distribution consisting in whole or in part of shares of our common stock, or subdivide or combine shares of our common stock, then the trustee of the P&O

    Princess Special Voting Trust will effect corresponding adjustments to maintain the pairing relationship of one share of our common stock to each trust share;

  •
  if we otherwise reclassify shares of our common stock, then the trustee of the P&O Princess Special Voting Trust will effect such transactions as are necessary to maintain the pairing relationship of the securities into which one share of our common stock was so reclassified to each trust share; and

  •
  if we cancel or retire any shares of our common stock, the trustee of the P&O Princess Special Voting Trust will cancel or retire the corresponding trust shares.

Voting Trust Deed

        The voting trust deed of the P&O Princess Special Voting Trust governs the administration of the P&O Princess Special Voting Trust. The trust property consists of the Carnival plc special voting share, all payments or collections in respect of the Carnival plc special voting share and all other property from time to time deposited in the trust. The SVE Special Voting Deed provides that at every meeting of Carnival plc shareholders at which a resolution relating to a joint electorate action or a class rights action is to be considered, the trustee of the P&O Princess Special Voting Trust will be present by corporate representative or by proxy. The trustee has no discretion as to how the Carnival plc special voting share is to be voted at any Carnival plc shareholders meeting. The trustee will vote the Carnival plc special voting share at any Carnival plc shareholders meeting in accordance with the requirements of:

  •
  the Carnival plc articles,

  •
  the special voting deed entered into on April 17, 2003 by us, Carnival plc, DLC SVC Limited, as holder of the Carnival Corporation special voting share, the trustee of the P&O Princess Special Voting Trust, as holder of the Carnival plc special voting share and The Law Debenture Trust Corporation p.l.c., as the legal and beneficial owner of DLC SVC Limited, and

  •
  the DLC equalization principles, in effect, to reflect the outcome of votes at parallel meetings of our shareholders for purposes of joint electorate actions and class rights actions.

        The P&O Princess Special Voting Trust has a single class of trust shares of beneficial interest. Each trust share represents an equal, absolute, identical, undivided interest in the trust property. The trustee of the P&O Princess Special Voting Trust is authorized to issue an unlimited number of trust shares.

SELLING SECURITYHOLDERS

        We originally sold the debentures to the initial purchaser in a private placement. The debentures were subsequently resold by the initial purchaser to purchasers, including the selling securityholders listed below, in transactions exempt from registration. The following table provides, as of July 3, 2003, the principal amount at maturity of debentures held by such selling securityholder, the number of shares of common stock beneficially owned by such securityholder prior to its conversion of any debentures and the number of shares of our common stock issuable upon conversion of the debentures. This information has been obtained from the selling securityholders. Selling securityholders representing an amount of up to an additional $450,900,000 aggregate principal amount at maturity of debentures will be added to the table in one or more supplements to this prospectus.

Selling Securityholder	Principal Amount at Maturity of Debentures Beneficially Owned And Offered	Percent of Total Outstanding Debentures	Number of Shares of Common Stock Issuable Upon Initial Conversion of Debentures (1)	Number of Shares of Common Stock Beneficially Owned Prior to Conversion of Debentures (1)
OZ Master Fund, Ltd.	$106,191,000	11.94%	2,496,104	0
Lakeshore International, LTD.	$92,400,000	10.40%	2,171,936	0
Highbridge International LLC	$50,000,000	5.62%	1,175,290	0
Sagamore Hill Hub Fund LTD.	$35,600,000	4.00%	836,806	0
Continental Casualty Company	$24,400,000	2.74%	573,542	0
Global Bermuda Limited Partnership	$23,100,000	2.60%	542,984	0
The Coast Fund, LP.	$21,100,000	2.37%	495,972	0
Ramius Master Fund, LTD	$10,823,000	1.22%	254,403	0
RCG Latitude Master Fund, LTD	$10,822,000	1.22%	254,380	0
OZ Convertible Master Fund, Ltd.	$9,343,000	1.05%	219,615	4,959
Bank Austria Cayman Islands, LTD	$7,650,000	0.86%	179,819	0
Argent Classic Convertible Arbitrage (Bermuda) Fund Ltd.	$6,600,000	0.74%	155,138	0
Argent LowLev Convertible Arbitrage Fund Ltd.	$6,300,000	0.71%	148,087	0
KBC Financial Products (Cayman Islands) Ltd.	$5,500,000	0.62%	129,282	0
Hamilton Multi-Strategy Master Fund, LP	$4,300,000	0.48%	101,075	0
Continental Assurance Company On Behalf Of Its Separate Account (E)	$3,100,000	0.35%	72,868	0
OZ MAC 13 Ltd.	$2,920,000	0.33%	68,637	0
Argent Classic Convertible Arbitrage Fund L.P.	$2,800,000	0.31%	65,816	0
Goldman Sachs & Co. Profit Sharing Master Trust	$2,546,000	0.29%	59,846	48,075
Lyxor Master Fund	$2,100,000	0.24%	49,362	0
Guggenheim Portfolio Co. XV, LLC	$1,350,000	0.15%	31,733	0
RCG Halifax Master Fund, LTD	$1,125,000	0.13%	26,444	0
RCG Baldwin, LP	$1,125,000	0.13%	26,444	0
Argent LowLev Convertible Arbitrage Fund LLC	$1,100,000	0.12%	25,856	0
Ramius Capital Group	$900,000	0.10%	21,155	0
Xavez Convertible Arbitrage #5	$900,000	0.10%	21,155	0
BNP Paribas Equity Strategies SNC	$744,000	0.08%	17,488	0
RCG Multi Strategy Master Fund, LTD	$720,000	0.08%	16,924	0
CooperNeff Convertible Strategies (Cayman) Master Fund L.P.	$580,000	0.07%	13,633	0
S.A.C. Capital Associates, LLC	$500,000	0.06%	11,753	7,500
Xavex Risk Arbitrage Fund 2	$400,000	0.04%	9,402	0
Ramius Partners II, LP	$315,000	0.04%	7,404	0
Zurich Institutional Benchmark Master Fund LTD	$300,000	0.03%	7052	0
Ramius, LP	$270,000	0.03%	6,347	0
Sturgeon Limited	$105,000	0.01%	2,468	0
Singlehedge US Convertible Arbitrage Fund	$71,000	0.01%	1,669	0

(1)
Also includes an equivalent number of non-detachable trust shares of beneficial interest in P&O Princess Special Voting Trust, a trust established under the laws of the Cayman Islands. See "Description of Trust Shares."

        This table assumes that the debentures will be convertible at the maximum conversion rate of 23.5058 shares of our common stock for each $1,000 principal amount at maturity of debentures, which conversion rate is subject to adjustment as described under "Description of the Debentures— Conversion Rights—Conversion Rate Adjustment." Accordingly, the number of shares of our common stock issuable upon conversion of the debentures may increase or decrease from time to time. Under the terms of the indenture, we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and our common stock upon conversion. If we elect to pay holders cash for their debentures, the payment will be based on the applicable stock price.

        Assuming the sale of all of the debentures and shares of our common stock issuable upon conversion of the debentures, selling securityholders will not hold any debentures and will beneficially own the number of shares of our common stock set forth in column, "Number of Shares of Common Stock Beneficially Owned Prior to Conversion of Debentures." At that time, no selling securityholder will beneficially own more than 1% of our outstanding common stock.

        None of the selling securityholders listed above has, or within the past three years had, any position, office or any material relationship with us or any of our affiliates. Because the selling securityholders may offer all or some portion of the above-referenced securities under this prospectus or otherwise, no estimate can be given as to the amount of percentage that will be held by the selling securityholders upon termination of any sale. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since April 29, 2003, in transactions exempt from the registration requirements of the Securities Act.

        Generally, only selling securityholders identified in the above table who beneficially own the securities set forth opposite their respective names in the second and fifth columns may sell offered securities under the registration statement of which this prospectus forms a part. We may, from time to time, include additional selling securityholders in supplements to this prospectus.

PLAN OF DISTRIBUTION

        The securities offered by this prospectus are being registered to permit the resale of such securities by the holders of them from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the offered securities. We will bear the fees and expenses incurred in connection with our obligation to register the offered securities. These fees and expenses include registration and filing fees, printing and duplication expenses and fees and disbursement of our counsel. However, the selling securityholders will pay all underwriting discounts and selling commissions, if any, and their own legal expenses.

        The selling securityholders may sell the securities from time to time directly or through underwriters, in accordance with registration rights agreement, broker-dealers or agents, in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions, which may involve block transactions:

  •
  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in over-the-counter market; or

  •
  through the writing of options.

        In connection with sales of the securities or otherwise, the securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities and deliver securities to close out such short positions, or loan or pledge securities to broker-dealers that in turn may sell such securities.

        If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any offered securities through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the offered securities, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of arrangement. The underwriter or underwriters with respect to an underwritten offering of offered securities and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of offered securities, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        In addition, any offered securities which can be sold under Rule 144 under the Securities Act may be sold under Rule 144 rather than in a registered offering contemplated by this prospectus.

        The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the offered securities by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act.

        The selling securityholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including without limitation, Regulation M, which may limit the timing of purchases and sales of any of the offered securities by the selling securityholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered securities to engage in market-making activities with respect to the particular offered securities being distributed. All of the above may affect the marketability of the offered securities and the ability of any person or entity to engage in market-making activities with respect to the offered securities.

        Under the securities law of various states, the offered securities may be sold in those states only through registered or licensed brokers or dealers. In addition, in various states the offered securities may not be sold unless the offered securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

        We have agreed to indemnify the selling securityholders against some civil liabilities, including some liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against some civil liabilities, including liabilities arising under the Securities Act, and will be entitled to contribution from the selling securityholders in connection with those liabilities.

        We are permitted to suspend the use of this prospectus under some circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 60 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. However, if the duration of such suspension exceeds any of the periods above-mentioned, we have agreed to pay liquidated damages. Please refer to the section entitled "Description of the Debentures—Registration Rights."

        Our outstanding common stock, together with the paired trust shares of beneficial interest, is listed for trading on the New York Stock Exchange under the symbol "CCL." We do not intend to apply for listing of the debentures on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Accordingly, we cannot assure you about the development of liquidity or any trading market for the debentures.

CERTAIN PANAMANIAN AND UNITED STATES FEDERAL
INCOME TAX CONSEQUENCES

Panama

        Under current Panamanian law, because we conduct all of our operations outside of Panama, we believe that no Panamanian taxes or withholding will be imposed on payments to holders of our securities.

United States

        The following is a general summary of certain United States federal income tax consequences that may be relevant to an investment in the debentures but does not purport to be a complete analysis of the potential tax considerations that you may need to consider before investing based on your particular circumstances. This discussion is based on existing provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings and practice, all of which are subject to change with possible retroactive effect. This summary applies to you only if you hold the debentures and common stock as capital assets within the meaning of the Internal Revenue Code. This summary does not discuss any estate, gift, state, local or foreign considerations and does not address all federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules, such as life insurance companies, tax-exempt organizations, dealers in securities or currency, regulated investment companies, banks or other financial institutions, partnerships, S corporations and other flow-through entities for federal income tax purposes, holders subject to the alternative minimum tax, expatriates, investors whose functional currency is not the US dollar and investors who hold the debentures as part of a hedge, straddle or conversion transaction. In addition, this summary deals only with debentures acquired in the initial offering at their original issue price within the meaning of Section 1273 of the Internal Revenue Code and does not discuss the tax considerations applicable to subsequent purchasers of the debentures, including the "market discount" and "acquisition premium" rules of the Internal Revenue Code. We have not obtained, nor do we intend to obtain, any ruling from the internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and we can not assure you it the IRS will agree with these statements and conclusions. This summary does not discuss the consequences to you of any transaction that would constitute a change in control, as defined in "Description of the Debentures" above, including but not limited to the tax consequences of adjustments to the debentures in the event of a consolidation, merger or other corporate transaction.

        If you are considering the purchase of the debentures, you should consult your own tax advisor with respect to the application of the United States Federal tax laws to your particular situation as well as any tax consequences arising under the laws of any State, local or foreign taxing jurisdiction or under any applicable tax treaty.

US Holders

        This summary applies to you if you are a US Holder. For purposes of this summary, the term "US Holder" means a beneficial owner of debentures or common stock that is:

  •
  a citizen or individual resident of the United States;

  •
  a corporation, partnership or other entity created or organized in or under the laws of the United States or any State thereof, including the District of Columbia, or a

  •
  partnership otherwise treated as a United States person under applicable Treasury Regulations;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; and

  •
  a trust if

  •
  a court within the United States is able to exercise primary supervision over the administration of the trust, and

  •
  one or more persons have the authority to control all substantial decisions of the trust; or an electing trust in existence on August 20, 1996 to the extent provided in Treasury Regulations.

        If a partnership holds debentures or common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in such a partnership, you should consult your own tax advisor.

        Original Issue Discount.    The debentures will be treated as indebtedness for United States federal income tax purposes. The debentures will have original issue discount, or "OID," for United States federal income tax purposes, and accordingly, US Holders of debentures will be subject to special rules relating to the accrual of income for such purposes. US Holders of debentures generally must include OID in gross income for US federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, US Holders may be required to include OID in income in advance of the receipt of cash attributable to such income.

        The debentures will be treated as issued with OID equal to the excess of a debenture's "stated redemption price at maturity" over its "issue price." The stated redemption price at maturity of a debenture will include all payments of principal and stated interest on the debenture. The debentures provide for payment of interest in cash through April 29, 2008. Such interest will be included in the stated redemption price at maturity and taxed as part of OID and will not be again included separately in gross income of US Holders when accrued or paid. The issue price is the first price at which a substantial amount of the debentures are sold for money excluding sales to bond houses, brokers or similar persons or organizations acting as underwriters, placement agents or wholesalers. The amount of OID includible in income by an initial US Holder of a debenture is the sum of the "daily portions" of OID with respect to the debenture for each date during the taxable year or portion thereof in which such US Holder holds such note, which we refer to as "accrued OID". A daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID that accrued in such period. The "accrual period" of a debenture may be of any length and may vary in length over the term of the debenture, provided that each accrual period is not longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the product of the debenture's adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period. The "adjusted issue price" of a debenture at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any actual payments of interest and principal made on such debenture. Based on the issue price as discussed above, the yield to maturity for these purposes is 1.796%, calculated on a semi-annual bond equivalent basis. We intend to treat payments of interest, including OID, as US source income.

        We will be required to furnish annually to the IRS and to US Holders of the notes, information with respect to the original issue discount accruing during the taxable year.

        Constructive Dividends.    Pursuant to Treasury regulations issued under section 305 of the Code, if at any time we were to make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution or other provisions of the debentures, the conversion rate of the debentures were increased, such increase might be deemed to be the payment of a taxable dividend to holders of the debentures. For example, under these regulations an increase in the conversion rate in connection with any distribution of our evidences of indebtedness or our assets or an increase in the event of an extraordinary cash dividend generally would result in deemed dividend treatment to holders of the debentures, but an increase in the event of stock dividends or the distribution of rights to subscribe for common stock generally would not.

        Sale, Exchange, Redemption and Other Disposition of Debentures or Shares of Common Stock.    You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of debentures, other than a conversion, measured by the difference between

  •
  the amount of cash proceeds and the fair market value of any property you receive, except to the extent attributable to accrued OID not previously taken into income, which will generally be taxable as ordinary income, and

  •
  your adjusted tax basis in the debentures.

In general, if you hold common stock, and paired trust shares, into which the debentures have been converted, you will recognize gain or loss upon the sale, exchange or other disposition of the common stock, and paired trust shares, measured by the difference between

  •
  the amount of cash and the fair market value of any property you receive, and

  •
  your adjusted basis in the common stock and paired trust shares.

For a discussion of the basis and holding period of shares of common stock, and paired trust shares, see "—Conversion of Debentures," below. Gain or loss on the disposition of debentures or common stock, and paired trust shares, will generally be capital gain or loss and will be long-term gain or loss if the debentures or shares of common stock have been held for more than one year at the time of such disposition.

        Conversion of Debentures.    As discussed above, in "Description of the Debentures—Conversion Rights," upon conversion of a debenture, you will receive shares of our common stock and paired trust shares, determined in accordance with the formula described therein. You generally will not recognize gain or loss on the receipt of our common stock upon conversion of the debentures, except with respect to cash received in lieu of fractional shares and except for common stock attributable to accrued OID not previously taken into income, which will be taxable as OID as discussed above. You will, however, recognize gain or loss on receipt of the paired trust shares upon conversion of the debentures, in an amount equal to the fair market value of the paired trust shares so received. We believe, however, that the paired trust shares have only nominal value, and thus, it is likely that receipt of the paired trust shares upon conversion of your debenture would result in recognition of only a nominal amount of gain. Except for common stock attributable to any accrued OID not previously taken into income, your tax basis in the shares of common stock, and paired trust shares, received upon conversion of the debentures will be equal to your adjusted tax basis in the debentures exchanged therefor, less any portion thereof allocable to cash received in lieu of a share of common stock, increased by any gain recognized with respect to the receipt of the paired trust shares on the conversion. Except for common stock attributable to any accrued OID not previously taken into income, the holding period of the common stock will generally include the period during which you held the debentures prior to conversion. Cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. You generally will recognize gain or loss on the receipt of cash paid in lieu of such fractional shares equal to the difference between the amount of cash received and the amount of tax basis allocable to the fractional shares. Your basis in the common stock attributable to accrued OID not previously taken into income generally should equal the value of the common stock on the date of conversion and your holding period in such common stock may commence on the day following the date of delivery of such common stock, although there is no authority precisely on point.

        Dividends on Common Stock.    Distributions on shares of our common stock will be taxed as dividends for United States federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under United States federal income principles. Dividends paid to those of you that are United States corporations will not qualify for the dividends-received deduction. We expect that a substantial portion of our dividends will be treated as United States source income based on the proportion of our income that is effectively connected with our conduct of business in the United States to our gross income. To the extent that you receive distributions on shares of common stock that would otherwise constitute dividends for United States federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing your adjusted tax basis in the shares of common stock. Any such distributions in excess of your adjusted tax basis in the shares of common stock will generally be treated as capital gain.

        A failure to fully adjust the conversion price of the debentures to reflect a stock dividend or other event increasing the proportionate interest of holders of our common stock in our earnings and profits or assets could, in some circumstances, be deemed to result in the payment of a taxable dividend to the holders of our common stock.

        Exercise of the Optional Redemption or Repurchase Right.    If a US Holder requires us to repurchase a debenture on a repurchase date and we issue shares of our common stock in satisfaction of the repurchase price, the exchange of a debenture for shares of our common stock should be treated in the same manner as a conversion as described above under "—Conversion of Debentures".

        If a US Holder requires us to repurchase a debenture on a repurchase date and if we deliver a combination of cash and shares of our common stock in payment of the repurchase price, then, in general:

  •
  a US Holder should recognize gain, but not loss, to the extent that the cash and the value of the shares exceed its adjusted tax basis in the debenture, but in no event should the amount of recognized gain exceed the amount of cash received;

  •
  a US Holder will be required to include in gross income daily portions of the OID not previously included in gross income with respect to the notes, up to the date of conversion;

  •
  a US Holder's basis in the shares received should be the same as its basis in the debenture repurchased by us, exclusive of any basis allocable to a fractional share, decreased by the amount of cash received, other than cash received in lieu of a fractional share, and increased by the amount of gain, if any, recognized by such holder, other than gain with respect to a fractional share; and

  •
  the holding period of the shares received in the exchange should include the holding period for the debenture that was repurchased, except that the holding period of shares attributable to accrued OID may commence on the day following the date of delivery of common stock, although there is no authority precisely on point.

        If we elect to exercise our option to purchase a debenture or if a US Holder requires us to repurchase a debenture on a repurchase date and if, in either event, we deliver to a holder cash in full satisfaction of the repurchase price or redemption price, the repurchase or redemption will be treated the same as a sale of the debenture, as described above under "—Sale, Exchange, Redemption and Other Disposition of Debentures or Shares of Common Stock."

Non-US Holders

        The following is a summary of material US federal tax consequences that will apply to you if you are a non-US Holder of debentures or common stock. The term "non-US Holder" means a beneficial owner of a debenture or common stock that is not a US Holder. Special rules may apply to certain non-US Holders such as "controlled foreign corporations", "passive foreign investment companies", "foreign personal holding companies", persons eligible for benefits under income tax conventions to which the United States is a party and certain US expatriates. Non-US Holders should consult their own tax advisers to determine the US federal, state, local and other tax consequences that may be relevant to them.

        Payments of Interest.    The 30% US federal withholding tax will not apply to any payment to you of interest, including OID, on a debenture provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

  •
  you are not a "controlled foreign corporation" that is related to us within the meaning of section 864(d)(4) of the Code;

  •
  you are not a bank whose receipt of interest on a debenture is described in section 881(e)(3)(A) of the Code; and

  •
  (a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person, which certification may be made on an IRS Form W-8BEN, or successor form, or (b) you hold your notes through certain foreign intermediaries, and you and the foreign intermediary satisfy the certification requirements of applicable US Treasury regulations.

        Special certification rules apply to non-US Holders that are pass-through entities rather than corporations or individuals.

        If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% US federal withholding tax, unless you provide us with a properly executed:

          (1)    IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of any applicable tax treaty or

          (2)    IRS Form W8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, you will be subject to US federal income tax on that interest on a net income basis, although you will be exempt from the 30% withholding tax, provided you satisfy the certification requirements described above, in the same manner as if you were a US person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or lower applicable treaty rate, of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

        Absent further relevant guidance from the IRS, we intend to treat payments of liquidated damages made to non-US Holders as subject to a US withholding tax. Therefore, we intend to withhold on such payments at a rate of 30% unless we receive an IRS Form W-8BEN or an IRS Form W-8ECI from the non-US Holder claiming, respectively, that such payments are subject to reduction or elimination of withholding under an applicable treaty or that such payments are effectively connected with the conduct of a US trade or business. A non-US Holder that is subject to the withholding tax should consult its own tax advisers as to whether it can obtain a refund for all or a portion of the withholding tax on the grounds that the liquidated damages qualify for the exemption applicable to interest, described above, within the meaning of the Code or some other grounds.

        Conversion of the Debentures.    A non-US Holder generally will not recognize any income, gain or loss on converting a debenture into common stock. Any gain recognized as a result of the holder's receipt of cash in lieu of a share of stock would also generally not be subject to US federal income tax. See "—Sale, Exchange or Redemption of Debentures or Common Stock," below.

        Dividends on Common Stock.    A portion of dividends paid to you with respect to our common stock, and any deemed dividends resulting from some adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, see "—US Holders—Constructive Dividends" above, that is treated as US source income, as determined above under "—US Holders—Dividends on Common Stock," will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States are not subject to the withholding tax, but instead are subject to US federal income tax on a net income basis at applicable graduated individual or corporate rates. Some certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-US Holder of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of US withholding by filing an appropriate claim for refund with the IRS.

        Sale, Exchange or Redemption of Debentures or Common Stock.    Any gain realized upon the sale, exchange, redemption or other disposition of a debenture or share of common stock for cash, including by means of a redemption at our option or repurchase at the holder's option, generally will not be subject to U.S. federal income tax unless:

  •
  that gain is effectively connected with the conduct of a trade or business in the United States by you, or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

        A non-US Holder whose gain is described in the first bullet point above will be subject to US federal income tax on the net gain derived from the sale at the applicable graduated rate(s). A corporate non-US Holder whose gain is described in the first bullet point above may also be subject to a branch profits tax at a 30% rate or a lower rate if an income tax treaty applies. An individual non-US Holder described in the second bullet point above will be subject to a flat 30% US federal income tax on the gain derived from the sale, which may be offset by US source capital losses, even though the holder is not considered a resident of the United States.

        If a non-US Holder requires us to repurchase a debenture on a repurchase date and we issue shares of our common stock in full satisfaction of the repurchase price, the exchange of a debenture for our common stock should be treated in the same manner as a conversion above described under "—Conversion of Debentures."

Information Reporting and Backup Withholding

        If you are a US Holder, in general, information reporting requirements will apply to certain payments of principal and interest on the debentures, dividends paid on the common stock, and the proceeds of sale of a debenture or share of common stock unless you are an exempt recipient, such as a corporation. Backup withholding tax will apply to such payments if you fail to provide your taxpayer identification number or certification of foreign or other exempt status or fail to report in full dividend and interest income.

        If you are a non-US Holder, in general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a US person and you have given us the statement described above under "—Non-US Holders—Payments of Interest." In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a debenture or share of common stock within the United States or conducted through certain US-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a US person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld respect to, any interest or dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-US Holder resides.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your US federal income tax liability provided the required information is furnished timely to the IRS.

        The United States Federal income tax discussion set forth above is included for general information only and may not be applicable depending upon your particular situation. You should consult your own tax advisor with respect to the tax consequences to you of the ownership and disposition of the debentures and common stock, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

LEGAL MATTERS

        Paul, Weiss, Rifkind, Wharton & Garrison LLP has passed upon the validity of the debentures offered by this prospectus for us. Dickinson Cruickshank & Co. has passed upon the validity of the guarantees offered by this prospectus by Carnival plc and POPCIL. The validity of the shares of our common stock offered by this prospectus and certain other matters with respect to Panamanian law have been passed upon for us by Tapia Linares y Alfaro. The validity of the trust shares of beneficial interest in the P&O Princess Special Voting Trust and certain other matters with respect to Cayman Islands law have been passed upon by Maples and Calder. The validity of the Carnival plc special voting share and certain other matters with respect to the laws of England and Wales have been passed upon for Carnival plc and POPCIL by Freshfields Bruckhaus Deringer.

        James M. Dubin, a partner of Paul, Weiss, Rifkind, Wharton & Garrison LLP, is the sole securityholder of three corporations which act as trustees or protectors of various trusts established for the benefit of members of the Arison family. In this capacity, Mr. Dubin has shared voting or dispositive rights over approximately 23% of our outstanding common stock. This represents approximately 18% of the total voting power of Carnival Corporation & plc. Paul, Weiss, Rifkind, Wharton & Garrison LLP also serves as counsel to Micky Arison, who is the chairman and chief executive officer of us and Carnival plc, and other Arison family members and trusts.

EXPERTS

        The consolidated financial statements of Carnival Corporation incorporated in this prospectus by reference to Carnival Corporation's Annual Report on Form 10-K for the year ended November 30, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Carnival plc, formerly known as P&O Princess Cruises plc, as of December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG Audit Plc, chartered accountants and registered auditor, incorporated by reference herein and upon the authority of said firm as experts in auditing and accounting. The audit report covering the December 31, 2002 financial statements refers to the adoption of FRS 19 Deferred Tax.

        The consolidated financial statements of P&O Princess Cruises International Limited, as of December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002, have been included herein in reliance upon the report of KPMG Audit Plc, chartered accountants and registered auditor, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting. The audit report covering the December 31, 2002 financial statements refers to the adoption of FRS 19 Deferred Tax.

WHERE YOU CAN FIND MORE INFORMATION

        Carnival Corporation, Carnival plc and POPCIL have jointly filed a Registration Statement on Form S-3 and Form F-3 with the Securities and Exchange Commission regarding the offering of the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about Carnival Corporation, Carnival plc, POPCIL and the securities offered by this prospectus, you should refer to the registration statement and its exhibits.

        You may read and copy any document previously filed by each of Carnival Corporation and Carnival plc with the Securities and Exchange Commission at the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. In the future, Carnival Corporation and Carnival plc will be filing combined reports, proxy statements and other information with the Commission. Copies of such information filed with the Commission may be obtained at prescribed rates from the Public Reference Section. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the Commission maintains a web site (www.sec.gov) that contains reports, proxy statements and other information regarding registrants, such as Carnival Corporation, Carnival plc and POPCIL that file electronically with the Commission. Materials that Carnival Corporation and Carnival plc have filed may also be inspected at the library of the NYSE, 20 Broad Street, New York, New York 10005.

        The periodic reports of Carnival Corporation and Carnival plc under the Exchange Act will contain the combined financial statements of Carnival Corporation & plc. POPCIL, if required to do so in the future by the Exchange Act, will provide, as a foreign private issuer, its separate consolidated financial statements in periodic reports filed under the Exchange Act.

INCORPORATION BY REFERENCE

        Carnival Corporation (file number 1-9610), Carnival plc (file number 1-15136) and POPCIL are incorporating by reference into this prospectus the following documents or portions of documents filed with the Commission:

  •
  Carnival Corporation's Annual Report on Form 10-K, as amended by Form 10-K/As filed on March 12, 2003, March 27, 2003 and May 7, 2003 for the fiscal year ended November 30, 2002;

  •
  Carnival Corporation's Quarterly Report on Form 10-Q for the quarter ended February 28, 2003;

  •
  Carnival Corporation's Current Reports on Form 8-K filed on December 2, 2002, December 19, 2002, January 8, 2003 and March 21, 2003;

  •
  Carnival plc's Annual Report on Form 20-F for the fiscal year ended December 31, 2002 (filed under its then name, P&O Princess Cruises plc);

  •
  Carnival Corporation's and Carnival plc's joint Current Reports on Form 8-K filed on April 17, 2003 (as amended on April 29, 2003), April 23, 2003, April 30, 2003, May 7, 2003, May 19, 2003, May 23, 2003, May 29, 2003, May 30, 2003, June 25, 2003 and June 27, 2003;

  •
  The description of common stock of Carnival Corporation in the Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act on July 2, 1987, and any amendment or report filed for the purpose of updating such description;

  •
  The pro forma financial information required by Article 11 of Regulation S-X contained in the section entitled "Unaudited Pro Forma Financial Information of the Combined Group," in the joint Registration Statement of Carnival Corporation and P&O Princess Cruises plc on Form S-4/F-4, (Registration No. 333-102443); and

  •
  All other documents filed by Carnival Corporation, Carnival plc or POPCIL pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering.

        You should rely only on the information contained in this document or that information to which this prospectus refers you. Carnival Corporation, Carnival plc and POPCIL have not authorized anyone to provide you with any additional information.

        Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        The documents incorporated by reference into this prospectus are available from Carnival Corporation, Carnival plc and POPCIL upon request. Carnival Corporation, Carnival plc and POPCIL will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided. Requests for such copies should be directed to the following:

Carnival Corporation
Carnival plc
P&O Princess Cruises International Limited
3655 N.W. 87th Avenue
Miami, Florida 33178-2428
Attention: Corporate Secretary
Telephone: (305) 599-2600, Ext. 18018.

        Except as provided above, no other information, including information on the web sites of Carnival Corporation or Carnival plc, is incorporated by reference into this prospectus.

Independent Auditors' Report

        The Board of Directors of P&O Princess Cruises International Limited

        We have audited the accompanying consolidated balance sheets of P&O Princess Cruises International Limited as of December 31, 2002 and 2001, and the related consolidated profit and loss accounts, cash flow statements, statements of total recognized gains and losses and reconciliation of movements in shareholders' funds for each of the years in the three year period ended December 31, 2002. These financial statements are the responsibility of P&O Princess Cruises International Limited's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United Kingdom and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of P&O Princess Cruises International Limited as of December 31, 2002 and 2001, and the results of their operations and its cash flows for each of the years in the three year period ended December 31, 2002 in conformity with generally accepted accounting principles in the United Kingdom.

        As described more fully in the "Prior Year Adjustment on implementation of FRS19" paragraph of the accounting policies note 1 to the consolidated financial statements, P&O Princess Cruises International Limited has adopted FRS19 Deferred Tax in the year ended December 31, 2002. Consequently, the consolidated financial statements of P&O Princess Cruises International Limited as of December 31, 2001 and 2000 and for each of the years in the two year period ended December 31, 2001 have been restated.

        Accounting principles generally accepted in the United Kingdom vary in certain respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States would have affected results of operations for each of the years in the three-year period ended December 31, 2002 and shareholders' funds as of December 31, 2002 and 2001, to the extent summarized in note 26 to the consolidated financial statements.

KPMG Audit Plc

Chartered Accountants
Registered Auditor
London, England
June 13, 2003

P&O Princess Cruises International Limited

Consolidated profit and loss accounts

		Year ended 31 December
	Note	2002 U.S. $m	2001 U.S. $m	2000 U.S. $m
			Restated note 1	Restated note 1
Turnover	2	2,526.8	2,451.0	2,423.9
Cost of sales		(1,904.3)	(1,889.2)	(1,842.0)
Administrative expenses
Administrative expenses before exceptional transaction costs		(214.8)	(208.1)	(208.8)
Exceptional transaction costs		(117.0)	—	—

		(331.8)	(208.1)	(208.8)

Operating costs	3	(2,236.1)	(2,097.3)	(2,050.8)

Group operating profit		290.7	353.7	373.1
Share of operating results of joint ventures		—	0.1	0.5

Total operating profit	2	290.7	353.8	373.6
Loss on disposal of ships		—	(1.9)	(6.7)
Profit on sale of business		1.2	—	0.2

Profit on ordinary activities before interest		291.9	351.9	367.1
Net interest and similar items	4	(2.3)	9.5	(45.6)

Profit on ordinary activities before taxation		289.6	361.4	321.5
Taxation	5	(17.1)	81.7	(57.4)

Profit on ordinary activities after taxation		272.5	443.1	264.1
Equity minority interests	17	—	(0.1)	(2.6)

Profit for the financial period attributable to shareholders		272.5	443.0	261.5
Dividends	6	(150.0)	(201.3)	(90.0)

Retained profit for the financial year	16	122.5	241.7	171.5

        In all years profits and losses arise from continuing activities.

See accompanying notes to the consolidated financial statements.

P&O Princess Cruises International Limited

Consolidated balance sheets

		As at 31 December
	Note	2002 U.S. $m	2001 U.S. $m
			Restated note 1
Fixed assets
Intangible assets
Goodwill	7	127.1	112.9
Tangible assets
Ships	8	5,225.9	3,892.4
Properties and other fixed assets	9	249.4	248.0

		5,475.3	4,140.4
Investments	10	16.3	19.0

		5,618.7	4,272.3

Current assets
Stocks	11	87.4	74.3
Debtors	12	309.4	256.7
Cash at bank and in hand		162.1	120.4

		558.9	451.4
Creditors: amounts falling due within one year	13	(2,031.7)	(1,801.6)

Net current liabilities		(1,472.8)	(1,350.2)

Total assets less current liabilities		4,145.9	2,922.1
Creditors: amounts falling due after one year	13	(1,395.9)	(326.9)
Provisions for liabilities and charges	14	(13.7)	(21.7)

		2,736.3	2,573.5

Capital and reserves
Called up share capital	15	331.0	331.0
Share premium account	16	1,078.9	1,078.9
Merger reserve	16	(70.9)	(70.9)
Profit and loss account	16	1,397.1	1,234.3

Equity shareholders' funds		2,736.1	2,573.3
Equity minority interests	17	0.2	0.2

		2,736.3	2,573.5

See accompanying notes to the consolidated financial statements.

P&O Princess Cruises International Limited

Group cash flow statements

		Years ended 31 December
	Note	2002 U.S. $m	2001 U.S. $m	2000 U.S. $m
Net cash inflow from operating activities	18	561.4	484.4	520.0
Returns on investments and servicing of finance
Interest received		5.9	6.6	2.6
Interest paid		(109.9)	(86.8)	(78.5)

Net cash outflow for returns on investments and servicing of finance		(104.0)	(80.2)	(75.9)

Taxation		6.4	(171.0)	(34.3)
Capital expenditure
Purchase of ships		(1,124.1)	(579.3)	(749.8)
Purchase of other fixed assets		(32.4)	(53.5)	(45.9)
Disposal of ships		—	46.6	14.7
Disposal of other fixed assets		—	—	0.2

Net cash outflow for capital expenditure		(1,156.5)	(586.2)	(780.8)

Acquisitions and disposals
Disposal/(purchase) of subsidiaries and long term investments	10, 19	3.1	(6.3)	(14.7)
Equity dividends paid		(150.0)	(201.2)	(90.0)

Net cash outflow before financing		(839.6)	(560.5)	(475.7)

Financing
Loan drawdowns		879.4	320.5	247.7
Loan repayments		(65.4)	(277.3)	(39.6)
Repayment of finance lease		(2.6)	—	—
Intercompany movements		83.6	532.9	295.0

Net cash inflow from financing		895.0	576.1	503.1

Increase in cash in the year	18	55.4	15.6	27.4

The restatement for FRS19 'Deferred Taxation' has no impact on the cash flow for the year ended 31 December 2001 and 31 December 2000.

See accompanying notes to the consolidated financial statements.

P&O Princess Cruises International Limited

Consolidated statements of total recognised gains and losses

	Years ended 31 December
	2002 U.S. $m	2001 U.S. $m	2000 U.S. $m
		Restated (note 1)	Restated (note 1)
Profit for the year	272.5	443.0	261.5
Exchange movements on foreign currency net investments	40.3	(20.5)	(5.5)

Total recognised gains and losses relating to the year	312.8	422.5	256.0
Prior year adjustment (note 1)	(108.1)

Total gains and losses since last financial statements	204.7

Reconciliations of movements in shareholders' funds

	Years ended 31 December
	2002 U.S. $m	2001 U.S. $m	2000 U.S. $m
		Restated (note 1)	Restated (note 1)
Total recognised gains and losses for the year	312.8	422.5	256.0
Dividends	(150.0)	(201.3)	(90.0)
New shares issued	—	—	88.1
Investment in P&O Princess Cruises by P&O	—	—	1.2

	162.8	221.2	255.3
Shareholders' funds at beginning of year (The shareholders' funds at the beginning of 2001, as previously reported, were $2,460.2m (2000: $2,188.8m) before deducting the prior year adjustment of $108.1m (2000: $92.0m))	2,573.3	2,352.1	2,096.8

Shareholders' funds at end of year	2,736.1	2,573.3	2,352.1

See accompanying notes to the consolidated financial statements.

P&O Princess Cruises International Limited

Notes to the consolidated financial statements

1    Accounting policies

        The following accounting policies have been applied consistently in dealing with items which are considered material in relation to the Group.

Basis of preparation of financial statements

        P&O Princess Cruises International Limited ("POPCIL") is a wholly owned subsidiary of P&O Princess Cruises plc. The POPCIL accounts comprise the consolidation of the accounts of the Company and all its subsidiaries and incorporate the Group's interest in its joint ventures. The accounts of its subsidiaries and joint ventures and associates are made up to 31 December.

        The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United Kingdom under the historical cost convention, and in accordance with applicable U.K. accounting standards. These principles differ in certain significant respects from accounting principles generally accepted in the United States ("U.S. GAAP"). Application of U.S. GAAP would have affected shareholders' funds at 31 December 2002 and 2001 and profit attributable to shareholders for the year ended 31 December 2002, 2001 and 2000, to the extent summarized in note 26, summary differences between U.K. and U.S. GAAP.

Basis of consolidation

        POPCIL acquired the cruise business of The Peninsular and Oriental Steam Navigation Company ("P&O") during the period from incorporation up to 26 September 2000. The acquisition was effected by way of a share exchange between POPCIL and P&O.

        The consolidated financial statements have been prepared using merger accounting principles as if the businesses comprising POPCIL had been part of the same group for all periods presented, since they have been under common control throughout this period. Businesses acquired from or disposed of to third parties during the periods presented have been accounted for using acquisition accounting, from or to the date control passed.

Prior year adjustment on implementation of FRS 19

        The Accounting Standards Board issued Financial Reporting Standard No. 19 "Deferred Tax" (FRS 19) in December 2000. The standard is effective for accounting periods ending on or after 23 January 2002. The standard requires full provision to be made for deferred tax assets and liabilities arising from most types of timing difference between the recognition of gains and losses in the financial statements and their recognition in a tax computation. Deferred tax assets are, however, only to be recognized to the extent that it is regarded as more likely than not that they will be recovered. POPCIL has adopted the standard as of 1 January 2002 resulting in the restatement of comparative data from partial provisioning for deferred tax to the full provision basis.

        As a result of the implementation of FRS 19, the balance sheet as at 31 December 1999 was restated to reflect full provision for deferred tax, an increase in deferred tax liabilities of $92.0m.

        The net effect on net assets and shareholders' funds as of 31 December 2000 as a result of implementing FRS 19 is a reduction of $108.1 million with a charge to the profit and loss account for the year ended 31 December 2001of $16.1 million.

        The tax credit in the profit and loss account for the year to 31 December 2001 has increased by $96.8 million to reflect the elimination of the majority of future potential tax liabilities upon POPCIL's election to enter the U.K. tonnage tax regime. This is consistent with the elimination of the partially provided deferred tax in the 2001 audited financial statements. The net effect on net assets and shareholders' funds as of 31 December 2001 as a result of implementing FRS 19 is a reduction of $11.3 million.

Use of estimates

        Preparation of financial statements in conformity with U.K. GAAP and U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of turnover and expenses for an accounting period. Actual results could differ from these estimates.

Goodwill arising on acquisitions

        Goodwill arising on business acquisitions being the difference between the fair value of consideration compared to the fair value of net assets acquired represents the residual purchase price after allocation to all identifiable net assets. Goodwill is included within intangible fixed assets and is stated at cost less accumulated amortization. Amortization is calculated to write off goodwill on a straight line basis over its expected useful life, which can be up to 40 years. A life of more than 20 years is adopted when the directors consider the period for which the value of the underlying business acquired exceeds the value of the identifiable net assets is demonstrably longer than 20 years. Goodwill with an expected useful life of more than 20 years is reviewed annually for any impairment, by comparing carrying value with discounted cashflows.

Joint ventures

        A joint venture is an entity in which the Group has a long term interest and shares control with one or more co-venturers. Joint ventures are stated at the Group's share of underlying net assets. The Group's share of the profits or losses of joint ventures is included in the consolidated profit and loss account on an equity accounting basis.

Investments

        Investments in subsidiary undertakings are held at cost less provisions for impairment.

        Shares in P&O Princess Cruises plc, the ultimate parent of POPCIL during the year, held for the purpose of long term incentive plans (LTIPs) are held within fixed asset investments. To the extent that these shares have been identified for bonus awards, provision is made for the difference between the book value of these shares and their residual value, if any.

Tangible fixed assets

        Ships are stated at cost less accumulated depreciation. Any subsequent expenditure on ships, to the extent that it represents an improvement costs is capitalized as additions to the ship, whilst other costs are treated as repairs and maintenance or dry docking costs.

        Properties and other fixed assets, including computer hardware and software, are stated at cost less accumulated depreciation.

        Interest incurred in respect of payments on account of assets under construction is capitalized to the cost of the assets concerned.

        Depreciation is calculated to write off the cost to estimated residual value on a straight line basis over the expected useful life of the asset concerned as follows:

Cruise ships	30 years
Freehold buildings	40 years
Other fixed assets	3–16 years

        Freehold land and ships under construction are not depreciated.

Dry-docking costs

        Dry-docking costs are capitalized and expensed on a straight line basis to the date of the next scheduled drydock.

Impairment of fixed assets

        The Group reviews all fixed assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable based on estimated future cash flows. Provision for impairment in value of fixed assets is made in the profit and loss account.

Stocks

        Stocks consist of provisions, supplies, fuel and gift shop merchandise and are stated at the lower of cost or net realizable value.

Cash and borrowings

        Cash and cash equivalents consist of cash, money market deposits and certificates of deposit. All cash equivalents have original maturities of 90 days or less. Cash and cash equivalents at the balance sheet date are deducted from bank loans and overdrafts where formal rights of set-off exist.

Turnover

        Turnover comprises sales to third parties (excluding VAT and similar sales taxes). Turnover includes air and land supplements and on board sales and is taken before deducting travel agents' commission.

        Deposits received on sales of cruises are initially recorded as deferred income and are recognized, together with revenues from shipboard activities and all associated direct costs of a voyage, on a pro rata basis over the period of the cruise.

Marketing and promotion costs

        Marketing and promotion costs are expensed over the period of benefit, not exceeding one year from the end of the year the cost is incurred.

Leases

        Assets acquired under finance leases are capitalized and the outstanding future lease obligations are shown in creditors. Rentals under operating leases are charged to the profit and loss account on a straight line basis over the life of the lease.

Pension costs

        Contributions in respect of defined contribution pension plans are charged to the profit and loss account when they are payable. Contributions in respect of defined benefit pension plans are calculated as a percentage, agreed on actuarial advice, of the pensionable salaries of employees. The cost of providing defined benefit pensions is charged to the profit and loss account on a systematic basis over the periods benefiting from the services of employees, and is calculated with the advice of an independent qualified actuary, using the projected unit method. This is in accordance with Statement of Standard Accounting Practice 24 "Accounting for pension costs", the basis on which the Group accounts for pension costs. Additional disclosure as required by FRS17 is also provided.

Deferred taxation

        Deferred tax is recognized without discounting, in respect of all timing differences between the treatment of certain items for taxation and accounting purposes which have arisen but not reversed by the balance sheet date, except as otherwise required by FRS 19. A net deferred tax asset is regarded as recoverable and therefore recognized only when, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

Derivatives and other financial instruments

        The Group uses currency swaps, interest rate swaps and forward currency contracts to manage its exposure to certain foreign currency and interest rate risks and to hedge its major capital expenditure or lease commitments by businesses in currencies other than their functional currency. Gains and losses on instruments used for hedging are not recognized until the exposure that is being hedged is itself recognized.

Foreign currencies

        The functional and reporting currency of the Group is the U.S. dollar as the majority of its trade and assets are denominated in that currency. Transactions in currencies other than a business' functional currency are recorded at the rate of exchange ruling at the date of the transaction. Profits and losses of subsidiaries, branches, and joint ventures which have functional currencies other than U.S. dollars are translated into U.S. dollars at average rates of exchange. Assets and liabilities denominated in foreign currencies are translated at the year end exchange rates.

        Exchange differences arising from the retranslation of the opening net assets of subsidiaries, branches, and joint ventures which have currencies of operation other than U.S. dollars and any related loans are taken to reserves, together with the differences arising when the profit and loss accounts are translated at average rates and compared with rates ruling at the year end. Other exchange differences are taken to the profit and loss account.

2    Segmental analysis

        The Group has a single business of operating cruise ships and related landside assets under various brand names including; Princess Cruises, P&O Cruises, Swan Hellenic, Ocean Village, AIDA, A'ROSA and P&O Cruises (Australia). These brand names are marketed by operations in North America, Europe and Australia.

	2002 U.S. $m	2001 U.S. $m	2000 U.S. $m
Turnover (by origin)
North America	1,698.8	1,754.9	1,796.7
Europe and Australia	828.0	696.1	627.2

	2,526.8	2,451.0	2,423.9

        Turnover in Europe and Australia includes turnover in relation to the United Kingdom of $525.8m (2001: $476.3m and 2000: $454.0m).

	2002 U.S. $m	2001 U.S. $m	2000 U.S. $m
Total operating profit
North America	292.5	254.1	279.6
Europe and Australia	115.2	99.7	94.0
Exceptional transaction costs	(117.0)	—	—

	290.7	353.8	373.6

Depreciation and amortization
North America	114.9	102.1	100.4
Europe and Australia	51.6	38.9	44.2

	166.5	141.0	144.6

Profit on ordinary activities before interest
North America	292.5	252.2	279.8
Europe and Australia	116.4	99.7	87.3
Exceptional transaction costs	(117.0)	—	—

	291.9	351.9	367.1

Which is stated after crediting/(charging):
Non-operating items
North America	—	(1.9)	0.2
Europe and Australia	1.2	—	(6.7)

	1.2	(1.9)	(6.5)

        Non-operating items for Europe and Australia include a $1.2m profit on sale of an investment (2001: $1.9m, 2000: $6.0m, loss on disposal of vessels).

	2002 U.S. $m	2001 U.S. $m	2000 U.S. $m
Capital additions
North America	1,107.2	465.4	500.1
Europe and Australia	223.5	57.9	321.2

	1,330.7	523.3	821.3

	2002 U.S. $m	2001 U.S. $m
Net operating assets excluding goodwill and ships under construction
North America	2,606.6	2,599.0
Europe and Australia	1,420.8	586.8

	4,027.4	3,185.8

The net operating assets are reconciled to net assets as follows:
Net operating assets	4,027.4	3,185.8
Goodwill	127.1	112.9
Ships under construction	907.4	508.0
Group share of joint ventures' non-operating assets	3.5	8.6
Net borrowings	(2,262.5)	(1,198.1)
Corporation tax and deferred tax	(66.6)	(43.7)

Net assets	2,736.3	2,573.5

Total assets
North America	3,914.7	3,411.0
Europe and Australia	2,262.9	1,312.7

	6,177.6	4,723.7

3    Operating costs

	2002 U.S. $m	2001 U.S. $m	2000 U.S. $m
Direct operating costs	1,592.0	1,598.8	1,558.0
Selling and administration expenses (including exceptional transaction costs for 2002)	477.6	357.5	348.2
Depreciation and amortization	166.5	141.0	144.6

	2,236.1	2,097.3	2,050.8

        Operating costs include:

	2002 U.S. $m	2001 U.S. $m	2000 U.S. $m
Advertising and promotion costs	145.8	149.4	139.4
Exceptional transaction costs	117.0	—	—
Operating lease costs:
Ships	36.3	33.3	13.3
Property	14.2	11.2	10.5
Other	3.3	3.3	2.9
Auditors' remuneration:
Audit	0.7	0.6	0.6
Stock exchange reporting	2.6	1.8	—

	3.3	2.4	0.6
Tax advice	3.1	3.5	5.1
Other non-audit fees	0.2	0.5	0.2

Total fees paid to the auditors and their associates	6.6	6.4	5.9

        Of the $5.9m (2001: $5.8m and 2000: $5.3m) charged for non-audit services provided by the Company's auditors $4.5m (2001: $3.8m and 2000: $0.1m) was for services in the U.K.

4    Net interest and similar items

	2002 U.S. $m	2001 U.S. $m	2000 U.S. $m
Interest payable on:
Bank loans and overdrafts	(39.4)	(30.9)	(24.1)
Loans from P&O	—	—	(39.7)
Loans from parent undertaking	—	—	(6.8)

	(39.4)	(30.9)	(70.6)
Interest capitalized	31.0	33.1	23.5
Interest receivable on other deposits	6.0	7.2	1.3

	(2.4)	9.4	(45.8)
Joint ventures	0.1	0.1	0.2

	(2.3)	9.5	(45.6)

4    Net interest and similar items (Continued)

        Interest capitalized relates to tangible fixed assets under construction. The capitalization rate is based on the weighted average of interest rates applicable to the Group's borrowings as a whole during each year. The aggregate interest capitalized at each year end was:

	2002 U.S. $m	2001 U.S. $m	2000 U.S. $m
Ships	204.1	173.4	140.8
Properties	4.4	4.1	3.5

	208.5	177.5	144.3

5    Taxation

        The taxation charge/(credit) is made up as follows:

	2002 U.S. $m	2001 U.S. $m	2000 U.S. $m
		Restated (note 1)	Restated (note 1)
Current taxation:
U.K. Corporation tax	(0.2)	—	—
Overseas taxation	(16.4)	(110.8)	(40.2)

	(16.6)	(110.8)	(40.2)
Deferred taxation:
Origination/reversal of timing differences	(0.5)	192.5	(17.2)

	(17.1)	81.7	(57.4)

        The current taxation charge is reconciled to the U.K standard rate as follows:

	2002 U.S. $m	2001 U.S. $m	2000 U.S. $m
		Restated (note 1)	Restated (note 1)
Profit on ordinary activities before tax	289.6	361.4	321.5

Notional tax charge at U.K standard rate (2002: 30.0%; 2001:30.0%; 2000: 30.0%)	(86.9)	(108.4)	(96.5)
Effect of overseas taxes at different rates	61.4	59.9	41.0
Permanent differences	(17.1)	(62.3)	(1.6)
Effect of tonnage tax	26.0	—	—
Other	—	—	16.9

	(16.6)	(110.8)	(40.2)

        There was no charge or credit in respect of profits and losses on sale of ships and other fixed assets. The effective tax rate for the Group is expected to remain low following entry into the U.K. tonnage tax regime. The exceptional transaction costs had no effect on the tax charge for the year.

6    Dividends

	2002 U.S. $m	2001 U.S. $m	2000 U.S. $m
Dividends paid, declared, proposed and accrued are as follows:
First interim dividend paid (65 cents per share)	100.0	150.0	90.0
Second interim dividend paid (22 cents per share)	50.0	—	—
Final dividend proposed (nil cents per share)	—	51.3	—

	150.0	201.3	90.0

7    Goodwill

U.S. $m
Cost
Cost at 31 December 2001	128.5
Exchange movements	20.9
Additions	—

Cost at 31 December 2002	149.4

Amortization
Amortization at 31 December 2001	(15.6)
Exchange movements	(2.4)
Amortization charge for year	(4.3)

Amortization at 31 December 2002	(22.3)

Net book value
At 31 December 2002	127.1

At 31 December 2001	112.9

        $128.0m of goodwill in respect of AIDA ($106.5) and Seetours ($21.5) is being amortized over 40 years and 20 years, respectively. The directors consider that 40 years represents the useful economic life of the AIDA business and all other goodwill being amortized over 20 years.

8    Ships

	Owned U.S. $m	Leased U.S. $m	Total U.S. $m
Costs
Cost at 31 December 2001	4,585.9	—	4,585.9
Exchange movements	206.5	—	206.5
Additions	1,157.4	148.1	1,305.5

Cost at 31 December 2002	5,949.8	148.1	6,097.9

Depreciation
Depreciation at 31 December 2001	(693.5)	—	(693.5)
Exchange movements	(42.5)	—	(42.5)
Charge for year	(135.4)	(0.6)	(136.0)

Depreciation at 31 December 2002	(871.4)	(0.6)	(872.0)

Net book value
At 31 December 2002	5,078.4	147.5	5,225.9

At 31 December 2001	3,892.4	—	3,892.4

        Ships under construction included in the above totaled $907.4m (2001: $508.0m). Included within ships under construction at 31 December 2002 is the final payment in respect of Coral Princess which was delivered in December 2002, but did not enter operational service until January 2003.

9    Properties and other fixed assets

	Freehold properties U.S. $m	Office equipment, plant and motor vehicles U.S. $m	Total U.S. $m
Cost
Cost at 31 December 2001	123.7	214.7	338.4
Exchange movements	—	5.1	5.1
Additions	5.2	20.0	25.2

Cost at 31 December 2002	128.9	239.8	368.7

Depreciation
Depreciation at 31 December 2001	(5.9)	(84.5)	(90.4)
Exchange movements	—	(2.7)	(2.7)
Charge for year	(3.4)	(22.8)	(26.2)

Depreciation at 31 December 2002	(9.3)	(110.0)	(119.3)

Net book value
At 31 December 2002	119.6	129.8	249.4

At 31 December 2001	117.8	130.2	248.0

        The book value of freehold land is $3.4m (2001: $3.4m), which is not depreciated.

10    Investments

	Own shares held U.S. $m	Joint ventures U.S. $m	Other investments U.S. $m	Total U.S. $m
Cost or valuation at 31 December 2001	5.0	8.8	6.9	20.7
Exchange movements	0.5	—	(0.4)	0.1
Disposals	(1.1)	—	(1.9)	(3.0)

Cost or valuation at 31 December 2002	4.4	8.8	4.6	17.8

Provision for share options granted at 31 December 2001	(1.7)	—	—	(1.7)
Exchange movements	(0.2)	—	—	(0.2)
Disposals	1.1	—	—	1.1
Charge for year	(0.7)	—	—	(0.7)

Provision for share options granted at 31 December 2002	(1.5)	—	—	(1.5)

Net book value
At 31 December 2002	2.9	8.8	4.6	16.3

At 31 December 2001	3.3	8.8	6.9	19.0

        At 31 December 2002 the P&O Princess Cruises Employee Benefit Trust held 1,540,483 (2001: 1,981,616) shares in P&O Princess Cruises, with an aggregate nominal value of $1m. At 31 December 2002 the market value of these shares was $10.7m (2001: $11.5m). If they had been sold at this value there would have been no tax liability (2001: $nil) on the capital gain arising from the sale.

        The Ms Arkona was sold by the owner Ms Arkona GmbH & Co KG to Transocean Tours on 30 January 2002. A profit of $1.2m was made on this transaction.

        The principal joint ventures are P&O Travel Limited (Hong Kong) and Joex Limited. P&O Travel Limited (Hong Kong) is a travel agency incorporated in Hong Kong in which P&O Princess Cruises had a 50% interest at 31 December 2002.

        P&O Princess Cruises' share of turnover for the year ended 31 December 2002 and share of gross assets and gross liabilities as of 31 December 2002 of P&O Travel Limited (Hong Kong) are as follows:

	2002 U.S. $m	2001 U.S. $m
Turnover	4.9	5.6

Gross assets	6.8	6.7
Gross liabilities	(3.0)	(2.9)

	3.8	3.8

        Joex Limited (Joex) is a company incorporated in the Isle of Man, in which P&O Princess Cruises had a 50% interest at 31 December 2002. Joex was incorporated during 2001 and has not traded since incorporation. P&O Princess Cruises' share of its gross assets and liabilities at 31 December 2002 were $5m and $nil respectively. On 25 October 2002, the shareholders agreed to terminate the joint venture with effect from 1 January 2003 at no cost to P&O Princess Cruises and, on 2 January 2003, P&O Princess Cruises confirmed that the joint venture had been terminated. Accordingly, the shareholders are proceeding with the dissolution of Joex.

11    Stocks

	2002 U.S. $m	2001 U.S. $m
Raw materials and consumables	45.7	39.5
Goods for resale	41.7	34.8

	87.4	74.3

12    Debtors

	2002 U.S. $m	2001 U.S. $m
Amounts recoverable within one year
Trade debtors	66.4	45.2
Other debtors	39.1	37.8
Prepayments and accrued income	183.5	165.1

Total amounts recoverable within one year	289.0	248.1
Amounts recoverable after more than one year
Other debtors	0.1	0.4
Prepayments and accrued income	20.3	8.2

Total amounts recoverable after more than one year	20.4	8.6

Total debtors	309.4	256.7

13    Creditors

	Group 2002 U.S. $m	Group 2001 U.S. $m
Amounts falling due within one year
Overdrafts	(14.5)	(16.7)
Bank loans	(98.0)	(158.4)
Finance lease creditors	(7.8)	—
Amounts owed to parent undertaking	(1,084.8)	(1,017.3)
Trade creditors	(184.2)	(147.2)
Corporation tax	(54.8)	(32.4)
Other creditors	(5.5)	(3.8)
Accruals	(114.9)	(88.7)
Deferred income	(467.2)	(337.1)

	(2,031.7)	(1,801.6)

Amounts falling due after more than one year
Bank loans, loan notes, finance lease creditors and bonds:
Between one and five years
Bank loans	(790.9)	(131.4)
Finance lease creditors	(119.5)	—
Over five years
Bank loans	(482.4)	(184.1)
Accruals and deferred income	(3.1)	(11.4)

	(1,395.9)	(326.9)

        Group bank loans and overdrafts include amounts of $840.5m (2001: $368.6m) secured on ships and other assets.

        Included within amounts owed to parent undertaking is $911.5m (2001: $827.9m) of inter-group financing.

14    Provisions for liabilities and charges

	Deferred taxation U.S. $m	Other U.S. $m	Total U.S. $m
At 31 December 2001	—	(10.4)	(10.4)
Prior year adjustment (note 1)	(11.3)	—	(11.3)

At 31 December 2001 (as restated)	(11.3)	(10.4)	(21.7)
Exchange differences	—	(1.8)	(1.8)
Released	—	10.7	10.7
Charged to profit and loss	(0.5)	(0.4)	(0.9)

At 31 December 2002	(11.8)	(1.9)	(13.7)

        During 2001 the Group elected to enter the U.K. tonnage tax regime which eliminated future potential tax liabilities on its profits in the U.K. The regime includes provision whereby a proportion of capital allowances previously claimed by the Group may be subject to tax in the event that a significant number of vessels are sold and not replaced. This contingent liability decreases over the first seven years following entry into tonnage tax to nil. The contingent tax liability at 31 December 2002 was $173.8m (2001: $262.0m) assuming all vessels on which capital allowances had been claimed were sold for net book value and not replaced. No provision has been made as no liability is expected to arise.

        $10.7 million of contingent consideration has been reclassified into creditors.

        Other provisions principally relate to contingent consideration payable on the acquisition of subsidiaries.

        Deferred taxation comprises:

	2002 U.S. $m	2001 U.S. $m
		Restated (note 1)
Accelerated capital allowances	11.8	11.3

        Distributable reserves of overseas subsidiaries and joint ventures comprising approximately $1,417.3m (2001: $1,197.5m) would be subject to tax if paid as dividends. No deferred taxation is provided in respect of these.

15    Called up share capital

        The authorised share capital is 229,055,000 £1 ordinary shares.

        The allotted, called up and fully paid ordinary share capital is as follows:

	No of Shares	U.S. $m
At 31 December 2001 and at 31 December 2002	229,051,002	331.0

16    Reserves

	Share premium account U.S. $m	Merger reserve U.S. $m	Profit and loss account U.S. $m	Total U.S. $m
At 31 December 2001	1,078.9	(70.9)	1,245.6	2,253.6
Prior year adjustment (note 1)	—	—	(11.3)	(11.3)

At 31 December 2001 (as restated)	1,078.9	(70.9)	1,234.3	2,242.3
Exchange movements	—	—	40.3	40.3
Retained profit for the financial year	—	—	122.5	122.5

At 31 December 2002	1,078.9	(70.9)	1,397.1	2,405.1

17    Equity minority interests

U.S. $m
At 31 December 2001	0.2
Proportion of profit on ordinary activities after taxation	—

At 31 December 2002	0.2

18    Notes to the consolidated cash flow statement

  (a)
  Reconciliation of operating profit to net cash inflow from operating activities

	2002 U.S. $m	2001 U.S. $m	2000 U.S. $m
Group operating profit	290.7	353.7	373.1
Depreciation and amortization	166.5	141.0	144.6
Increase in stocks	(11.1)	(11.6)	(1.6)
(Increase)/decrease in debtors	(31.5)	42.2	(40.8)
Increase/(decrease) in creditors and provisions	146.8	(40.9)	44.7

Net cash inflow from operating activities	561.4	484.4	520.0

  (b)
  Reconciliation of net cash flow to movement in net debt

	2002 U.S. $m	2001 U.S. $m	2000 U.S. $m
Increase in net cash in the year	55.4	15.6	27.4
Cash outflow/(inflow) from changes in short term borrowings	26.1	(50.0)	(20.6)
Cash inflow from changes in inter-group financing	(83.6)	(532.9)	(295.0)
Cash (inflow)/outflow from third party debt and lease financing	(837.5)	6.8	(187.5)

Change in net debt resulting from cash flows	(839.6)	(560.5)	(475.7)
Inception of finance leases	(129.9)	—	—
Exchange movements in net debt	(94.9)	12.0	12.6

Movement in net debt in the year	(1,064.4)	(548.5)	(463.1)
Net debt at the beginning of the year	(1,198.1)	(649.6)	(186.5)

Net debt at the end of the year	(2,262.5)	(1,198.1)	(649.6)

  (c)
  Analysis of net debt

	At 1 Jan. 2002 U.S. $m	Cash flow U.S. $m	Other non-cash movements U.S. $m	Exchange movements U.S. $m	At 31 Dec. 2002 U.S. $m
Cash available on demand	120.4	53.2	—	(11.5)	162.1
Less: bank overdrafts	(16.7)	2.2	—	—	(14.5)

	103.7	55.4	—	(11.5)	147.6
Short term debt	(158.4)	26.1	48.7	(14.4)	(98.0)
Inter-group financing	(827.9)	(83.6)	—	—	(911.5)
Medium and long term debt	(315.5)	(840.1)	(48.7)	(69.0)	(1,273.3)
Finance leases	—	2.6	(129.9)	—	(127.3)

Net debt	(1,198.1)	(839.6)	(129.9)	(94.9)	(2,262.5)

19 Acquisitions

        There were no significant business acquisitions during 2002.

        The business acquired during 2001 was Basté & Lange GmbH, a German procurement company. Net assets of $0.2m were acquired for $1.7m in cash, giving rise to goodwill of $1.5m with an estimated useful life of 20 years. All book values approximate to fair values at acquisition.

20 Employees

	2002	2001
The average number of employees was as follows:
Shore staff	3,654	3,623
Sea staff	16,298	15,833

	19,952	19,456

	2002 U.S. $m	2001 U.S. $m
The aggregate payroll costs were:
Wages and salaries	307.5	279.1
Social security costs	12.1	11.2
Pension costs	12.1	9.8

	331.7	300.1

Directors' remuneration

        The aggregate emoluments of the directors for the year to 31 December 2002 was as follows:

	2002 U.S. $'000	2001 U.S. $'000
Directors' emoluments in respect of services provided	3,942	2,851
Company contributions to defined benefit pension schemes	268	255

	4,210	3,106

        The emoluments of P G Ratcliffe, who is the highest paid director, are disclosed in the full annual report and accounts of P&O Princess Cruises plc, together with those of NL Luff and Lord Sterling of Plaistow.

        During the year one director (2000: none) exercised share options over shares of the ultimate holding company.

        The following number of directors were part of the group company pension schemes.

	2002	2001
Number of directors	4	4

        N L Luff, P G Ratcliffe and Lord Sterling of Plaistow were also members of the board of directors of the ultimate holding company, P&O Princess Cruises plc, at 31 December 2002, of which this company is a wholly owned subsidiary. Their interests in shares and debentures of group companies are disclosed in the directors' report of that company. The value of awards granted during the year under the Group's long term incentive plan are included in the aggregate emoluments disclosed above.

Employee Option Schemes

        Options under the P&O Princess Cruises Executive Share Option Plan (the "Option Plan") are exercisable in a period beginning not normally earlier than three years and ending no later than ten years from the date of the grant. Options granted immediately after the demerger from P&O in October 2000 as replacements of options over P&O deferred stock previously held by P&O Princess employees are exercisable over the same period as the options replaced. The exercise price is set at the closing market price on the day the option was granted.

        Options granted to POPCIL employees over shares of the ultimate holding company, under the Option Plan are as set out below:

	Weighted average exercise price per share		Number of options
	Shares	ADS	Shares	ADS
Options outstanding at 1 January 2002	293p	$17.14	6,551,662	952,717
Options granted during the year	408p	$23.85	2,856,082	505,150
Options exercised during the year	292p	$16.97	(613,523)	(53,917)
Options lapsed or cancelled	292p	—	(171,572)	—

Options outstanding at 31 December 2002	318p	$19.56	8,622,649	1,403,950

Options exercisable at 31 December 2002	293p	$16.97	1,038,955	54,874

        On completion of the DLC transaction with Carnival Corporation all options existing at 31 December 2002 vested and became exercisable and any performance conditions ceased to apply.

21 Pensions

        The Group is a contributing employer to various pension schemes, including some multi-employer merchant navy industry schemes.

        In the U.K. the Group operates its own defined benefit pension scheme, the assets of which are managed on behalf of the trustee by independent fund managers. This scheme is closed to new membership. As of 31 March 2001, the date of the most recent formal actuarial valuation, the scheme had assets with a market value of $60.9m, representing 102 percent of the benefits accrued to members allowing for future increases in earnings. Approximately 70 percent of the scheme's assets are invested in bonds and 30 percent in equities. The principal valuation assumptions were as follows:

%
Rate of salary increases	4.0
Rate of pension increases	2.5
Discount rate	5.25
Expected return on assets	5.25

        The Merchant Navy Ratings Pension Fund ("MNRPF") is a defined benefit multi-employer scheme in which sea staff employed by companies within the Group have participated. The scheme has a significant funding deficit and has been closed to further benefit accrual. Companies within the Group, along with other employers, are making payments into the scheme under a non-binding Memorandum of Understanding to reduce the deficit. Payments by Group companies to the scheme in 2002 totaled $2.0m, which represented 7 percent of the total payments made by all employers. As of 31 March 2002, the date of the most recent formal actuarial valuation, the scheme had assets with a market value of $814m, representing 84 percent of the benefits accrued to members. Approximately 68 percent of the scheme's assets were invested in bonds, 25 percent in equities and 7 percent in property. The valuation assumptions were as follows:

%
Rate of salary increases	4.0
Rate of pension increases (where increases apply)	2.5
Discount rate	5.8
Expected return on assets	5.8

        The Merchant Navy Officers Pension Fund ("MNOPF") is a defined benefit multi-employer scheme in which officers employed by companies within the Group have participated and continue to participate. This scheme is closed to new membership. The share of contributions being made to the scheme by Group companies (based on the year to 31 December 2002) was approximately 7 percent. However, the extent of each participating employer's liability for any deficit in the scheme is uncertain. Accordingly, POPCIL accounts for the scheme on a contributions paid basis, as if it were a defined contribution scheme. The scheme is divided into two sections the New Section and the Old Section. As of 31 March 2000, the date of the most recent formal actuarial valuation, the New Section had assets with a market value of $2,680m, representing approximately 100 percent of the benefits accrued to members. The valuation assumptions were as follows:

%
Rate of salary increases	4.0
Rate of pension increases (where increases apply)	2.5
Discount rate	5.75
Expected return on assets	5.75

        At the date of the valuation, approximately 77 percent of the New Section's assets were invested in equities, 14 percent in bonds and 9 percent in property and cash. As a result of this asset distribution, it is expected that the fall in equity markets since March 2000 will have resulted in the New Section now showing a significant funding deficit. The estimated current position is discussed below with the additional information presented under FRS17. The Old Section has been closed to benefit accrual since 1978. As of 31 March 2000, the date of the most recent formal actuarial valuation, it had assets with a market value of $2,233m representing approximately 111 percent of the benefits accrued to members. The assets of the Old Section are substantially invested in bonds. Contributions from Group companies to the MNOPF during the year to 31 December 2002 were $1.2m.

        The Group also operates a number of smaller defined benefit schemes in the U.S. which are unfunded, other than assets in a Rabbi Trust held on the Group's balance sheet, and makes contributions to various defined contribution schemes in various jurisdictions.

        The pension charges arising from the schemes described above were:

	2002 U.S. $m	2001 U.S. $m	2000 U.S. $m
The P&O Princess Cruises Pension Scheme	5.5	4.3	4.0
Merchant Navy Pension funds	2.8	2.7	2.7
Overseas plans	3.8	2.8	3.0

	12.1	9.8	9.7

        (In 2000, the P&O Princess Cruises Pension Scheme figure includes $3.1m in respect of payments to the P&O Pension Scheme prior to demerger in October 2000.)

        Differences between the amounts charged and the amounts paid by The Group are included in prepayments or creditors as appropriate. At 31 December 2002 total prepayments amounted to $6.3m (2001: $7.3m), and total creditors amounted to $14.3m (2001: $13.1m), giving a net pension liability in the balance sheet of $8.0m.

Additional information presented under FRS17 "Retirement Benefits"

        While the group continues to account for pension costs in accordance with Statement of Standard Accounting Practice 24 "Accounting for Pension costs", under FRS17 "Retirement Benefits" the following additional information has been presented in respect of the Group's principal pension fund, the Group's share of the MNRPF and the U.S. defined benefit schemes. In accordance with FRS17, the MNOPF is not included in this analysis as POPCIL's share of its underlying assets and liabilities cannot be identified with certainty. However, some additional information on the overall funding position of this scheme is provided.

        The actuarial valuations of the Group schemes and POPCIL's share of the MNRPF were updated to 31 December 2002 and 2001 by the Group's qualified independent actuary. The assumptions used are best estimates chosen from a range of possible actuarial assumptions which may not necessarily be borne out in practice. Using weighted averages, these assumptions for the U.K. and U.S. schemes together were:

	2002%	2001%
Rate of increase in salaries	4.1	4.1
Rate of increase in pensions (where increases apply)	2.5	2.5
Discount rate	5.2	5.6
Expected return on assets (only relevant for U.K. schemes)	5.1	5.5

        The aggregated assets and liabilities in the schemes as of 31 December 2002 and 2001 were:

	2002		2001
	U.S. $m	Expected rate of return %	U.S. $m	Expected rate of return %
Equities	42.9	5.1	34.1	5.5
Bonds	93.8	5.1	86.9	5.5

Total market value of assets	136.7		121.0
Present value of the schemes' liabilities	(178.0)	5.5	(146.2)	5.5

Net pension liability	(41.3)		(25.2)

        (This analysis excludes pension assets held in a Rabbi Trust of $4.8m.)

        The net pension liability of $41.3m (2001: $25.2m) represents pension prepayments of $nil (2001: $7.3m) and pension liabilities of $41.3m (2001: $32.5m). This compares with the net pension liability accounted for under SSAP 24 of $8.0m.

        On full compliance with FRS17, the amounts that would have been charged to the consolidated profit and loss account and consolidated statement of total recognized gains and losses for these schemes for the year ended 31 December 2002 are set out below:

2002 U.S. $m
Analysis of amounts charged to operating profits:
Current service cost	(7.3)
Past service costs	—

Total charged to operating profit	(7.3)

Analysis of amount credited to other finance income:
Interest on pension scheme liabilities	(8.9)
Expected return on assets in the pension schemes	7.0

Net charge to other finance income	(1.9)

        The total profit and loss charge of $9.2m compares with $12.1m under SSAP 24

2002 U.S. $m
Analysis of amounts recognized in Statement of Recognized Gains and Losses (STRGL):
Loss on assets	(11.4)
Experience gain on liabilities	9.4
Loss on change of assumptions (financial and demographic)	(11.8)

Total loss recognized in STRGL before adjustment for tax	(13.8)

	2002
History of experience gains and losses
Loss on scheme assets	($11.4m	)
As a % of scheme assets at end of year	8.3%
Experience gain on scheme liabilities	$9.4m
As a % of scheme liabilities at end of year	5.3%
Total actuarial loss recognized in STRGL	($13.8m	)
As a % of scheme liabilities at end of year	7.8%
2002 U.S. $m
Movement in net pension liability in the scheme during the year
Net pension liability at 1 January 2002	(25.2)
Contributions paid	6.1
Current service cost	(7.3)
Other finance charge	(1.9)
Actuarial loss	(13.8)
Exchange	0.8

Net pension liability at 31 December 2002	(41.3)

        It is estimated that the funding position of the MNOPF has changed significantly since the valuation as at 31 March 2000 referred to above and that the New Section is now in deficit. The Annual Report of the MNOPF for the year ended 31 March 2002 showed that the market value of the assets of the New Section at that date was $2,404m, of which 66 percent was invested in equities, 22 percent in bonds and 12 percent in property and cash. The Group's actuary has estimated the deficit in the New Section at 31 December 2002, based on the estimated movement in assets since 31 March 2002 and in liabilities since 31 March 2000 and applying a discount rate to the liabilities, of 5.1% in accordance with FRS17. As noted above, the extent of each employer's liability with respect to the deficit in the fund is uncertain. Based on the share of current contributions made to the scheme by the Group, its share of the estimated deficit would be approximately U.S.$85.0m although the appropriate share of the deficit actually attributable to the Group is believed to be lower than this.

        On full adoption of FRS17 "Retirement benefits", in future years the difference between the fair value of the assets held in the Group's defined benefit pension schemes and the value of the schemes' liabilities measured on an actuarial basis, using the projected unit method, will be recognized in the balance sheet as a pension scheme asset or liability, as appropriate, which would have a consequential effect on reserves. The carrying value of any resulting pension scheme asset would be restricted to the extent that the Group is able to recover the surplus either through reduced future contributions or refunds. The pension scheme asset or liability would be recognized net of any related deferred tax. However, this is expected to be minimal due to the tax structure of the group. Movements in the defined benefit pension scheme asset or liability would be taken to the profit and loss account or directly to reserves.

22 Related party transactions

        Mr. Horst Rahe, a non-executive director of the ultimate parent company, has an interest in a deferred consideration arrangement relating to the Group's purchase of AIDA Cruises Limited in November 2000. Amounts provided for as of 31 December 2002 in respect of this deferred consideration were $57.5m in aggregate (2001: $57.0m).

        In July 2002, P&O Princess Cruises International Limited, entered into, on an arms-length basis, a lease on an office property in Germany with a company in which Horst Rahe, a director of the Company, has an interest. The lease is for a term of 10 years, commencing in 2004, with options to extend. The rent payable under the lease each year varies over the term of the lease, within the range Euro350,000 to Euro500,000. These figures are net of relevant regional government grants.

23 Commitments

Capital

	2002 U.S. $m	2001 U.S. $m
Contracted
Ships and riverboats	1,790.0	2,721.6
Other	—	3.8

	1,790.0	2,725.4

        Capital commitments related to ships and riverboats include contract stage payments, design and engineering fees and various owner supplied items but exclude interest that will be capitalized. As of 31 December 2002, the Group had future capital commitments in respect of the five ocean cruise ships and two riverboats on order at that date of $1,790.0m. Of the total commitment as of 31 December 2002, it is expected that the Group will incur $610.0m in 2003 and $1,180.0m in 2004.

Revenue

        The minimum annual lease payments to which the Group was committed under non-cancellable operating leases were as follows:

	Property 2002 U.S. $m	Other 2002 U.S. $m	Total 2002 U.S. $m	Property 2001 U.S. $m	Other 2001 U.S. $m	Total 2001 U.S. $m
Within one year	10.2	12.4	22.6	9.5	21.4	30.9
Between one and two years	9.8	11.5	21.3	9.1	3.7	12.8
Between two and three years	9.8	11.8	21.6	8.9	0.4	9.3
Between three and four years	9.7	1.9	11.6	8.8	0.5	9.3
Between four and five years	9.7	—	9.7	8.7	0.1	8.8
In more than five years	56.6	—	56.6	59.4	—	59.4

	105.8	37.6	143.4	104.4	26.1	130.5

        Future minimum annual lease payment due within one year are analyzed as follows:

	Property 2002 U.S. $m	Other 2002 U.S. $m	Total 2002 U.S. $m	Property 2001 U.S. $m	Other 2001 U.S. $m	Total 2001 U.S. $m
On leases expiring:
Within one year	0.4	0.4	0.8	0.3	8.7	9.0
Between one and five years	0.2	12.0	12.2	0.4	12.7	13.1
After five years	9.6	—	9.6	8.8	—	8.8

	10.2	12.4	22.6	9.5	21.4	30.9

        In addition to the above, at 31 December 2002 the Group had future commitments to pay for our usage of certain port facilities as follows:

U.S. $m
Within one year	6.4
Between one and five years	27.4
After five years	5.6

39.4

24    Contingent liabilities

        The Group's parent has provided counter indemnities of $213.4m (2001: $179.7m) relating to bonds provided by third parties in support of the Group's obligations arising in the normal course of business. Generally, these bonds are required by travel industry regulators in the various jurisdictions in which the Group operates.

        At 31 December 2002, POPCIL unconditionally guaranteed $1,118.6m (2001: $1,086.8) principle value of notes and bonds held by P&O Princess Cruises plc. The notes and bonds mature from 2007 through 2027.

        The Group is a party to a purported class action litigation relating to alleged inappropriate assessing of passengers with certain port charges in addition to their cruise fare. The plaintiffs have not claimed a specific damage amount but settlement of this litigation had been agreed in principle with the plaintiffs for coupons for future travel in amounts between $5 and $24 with a total face value of approximately $13.4 million. However, on 17 January 2002, a Los Angeles Superior Court Judge ruled that he would not consider the class-wide settlement agreed by the parties on the grounds that he had previously ruled that there was no appropriate class. As a result of this ruling, the case remains pending. Notwithstanding this development, the board does not believe that a material liability will arise with respect to this case and no provision has been made in the accounts for this contingency. However, if there is a settlement, there can be no guarantee that it would be of an amount previously indicated.

        In the normal course of business, various other claims and lawsuits have been filed or are pending against the Group. The majority of these claims and lawsuits are covered by insurance. POPCIL management believes the outcome of any such suits, which are not covered by insurance, would not have a material adverse effect on the Group's financial statements.

25    Investments

        The principal subsidiaries at 31 December 2002 were:

	Country of incorporation/ registration	Percentage of equity share capital owned at 31 December 2002	Business
Description
Alaska Hotel Properties LLC	U.S.A.	100%	Hotel operations
Brittany Shipping Corporation Ltd	Bermuda	100%	Shipowner
Corot Shipping Corporation (Sociedade Unipessoal) Lda	Portugal	100%	Shipowner
CP Shipping Corporation Ltd	Bermuda	100%	Shipowner
Fairline Shipping Corporation Ltd	Bermuda	100%	Shipowner
Fairline Shipping International Corporation Ltd	Bermuda	100%	Shipowner
GP2 Ltd	Bermuda	100%	Shipowner
GP3 Ltd	Bermuda	100%	Shipowner
Princess Cruises (Shipowners) Ltd	England	100%	Passenger cruising
P&O Travel Ltd	England	100%	Travel agent
Princess Cruise Lines Ltd	Bermuda	100%	Passenger cruising
Princess Tours Ltd	England	100%	Shipowner
Royal Hyway Tours Inc	U.S.A.	100%	Land tours
Sitmar International SRL	Panama	100%	Holding company
Tour Alaska LLC	U.S.A.	100%	Rail tours

26    Summary differences between U.K. and U.S. GAAP

Accounting principles

        These financial statements have been prepared in accordance with U.K. GAAP, which differs in certain significant respects from U.S. GAAP. A description of the relevant accounting principles which differ materially is given below.

Treasury stock

        Under U.K. GAAP, the parent company's shares held by employee share trusts are included at cost in fixed asset investments and are written down to the amount payable by employees over the vesting period of the options. Under U.S. GAAP, such shares are treated as treasury shares and are included in shareholders' equity.

Depreciation

        Under U.K. GAAP, until 31 December 1999 certain freehold properties were not depreciated. Under U.S. GAAP useful economic lives have been applied to these properties and a depreciation expense recorded based on these lives.

Goodwill and contingent consideration

        Under U.K. GAAP, if an acquirer makes an acquisition for contingent consideration, provision is made at the outset where it is probable that it will be paid and the amount can be measured reliably. Under U.S. GAAP this consideration is not recognized until the consideration is settled.

        In June 2001 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141—Business Combinations and SFAS No. 142—Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. SFAS No. 141 specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142.

        The Group adopted the provisions of SFAS No. 141 as at 1 July 2001 and SFAS No. 142 as of 1 January 2002. Goodwill and intangible assets determined to have an indefinite useful economic life are not amortized. Goodwill and indefinite life intangible assets acquired in business combinations completed before 1 July 2001 continued to be amortized through to 31 December 2001. Amortization of such assets ceased on 1 January 2002 upon adoption of SFAS No. 142. Accordingly, goodwill amortization recognized under UK GAAP from 1 January 2002 has been reversed for the purposes of U.S. GAAP.

        Upon adoption of SFAS No. 142 the Group was required to evaluate its existing intangible assets and goodwill that were acquired in purchase business combinations, and to make any necessary reclassifications in order to conform with the new classification criteria SFAS No. 141 for recognition separate from goodwill. The Group was also required to reassess the useful lives and residual values of all intangibles acquired and to make any necessary amortization period adjustments by the end of the first interim period after adoption. For intangible assets identified as having indefinite useful economic lives, the Group was required to test those intangible assets for impairment in accordance with the provisions of SFAS No. 142 within the first interim period. Impairment is measured as the excess carrying value over the fair value of an intangible asset with an indefinite life. The results of this analysis did not require the Group to recognize an impairment loss.

        In connection with the SFAS No. 142 transitional goodwill impairment evaluation, the Statement required the Group to perform an assessment of whether there was an indication that goodwill is impaired as of date of adoption. To accomplish this the Group was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of 1 January 2002. The Group was required to determine the fair value of each reporting unit and compare it with the carrying value of the reporting unit within six months of 1 January 2002. This transitional impairment test upon the adoption of SFAS No. 142 did not result in an impairment charge. The Group performed the annual impairment test in December 2002 and determined that goodwill was not impaired.

Marketing and promotion costs

        Under U.K. GAAP, marketing and promotion costs have been expensed over the period of benefit, not exceeding one year from the end of the year the cost is incurred. U.S. GAAP requires that these costs are expensed in the financial year incurred.

Relocation costs

        The Group had accrued expenses relating to the relocation of employees which under U.K. GAAP are recognizable as liabilities. Under U.S. GAAP these costs may not be recognized until incurred by the employees.

Employee share incentives

The Executive schemes

        Under U.K. GAAP the intrinsic value of shares or rights to acquire shares when the rights are granted, less contributions by employees, is charged in arriving at operating profit. If this forms part of a long term incentive scheme the charge in the profit and loss account is spread over the period to which the schemes' performance criteria relate, otherwise recognition occurs when shares or rights are granted. Under U.S. GAAP, compensation expense is recognized for the difference between the market price of the shares and the exercise price for performance plans and variable plans. The amount of compensation expense is adjusted each accounting period based on the value of shares for both types of plan and also upon the estimated achievement of the performance criteria for the performance plans, until the date at which the number of shares and the exercise price are known.

SAYE scheme

        When employed by P&O, certain employees of P&O Princess were eligible to participate in the P&O save as you earn ("SAYE") share option scheme. P&O Princess does not operate a SAYE scheme. U.K. GAAP does not recognize the cost of SAYE discounts in financial statements. U.S. GAAP requires the full discount given to employees on the market price of shares provided as part of a "non-compensatory plan" (such as the SAYE scheme) to be charged to the profit and loss account when it is greater than that which would be reasonable in an offer of shares to shareholders or others.

Pensions

        Under U.K. GAAP, pension costs include the regular cost of providing the benefits as a level percentage of current and expected future earnings of the employees covered. Variations from the regular pension cost are spread on a systematic basis over the estimated average remaining service lives of current employees in the plans.

        U.S. GAAP requires that the projected benefit obligation (pension liability) be compared with the market value of the underlying plan assets, and the difference may be adjusted to reflect any unrecognized obligations or assets in determining the pension cost or credit for the period. The actuarial method and assumptions used in determining the pension expense can be significantly different from that computed under current U.K. GAAP. U.S. GAAP also requires the actuarial valuation to be prepared as of a more recent date than U.K. GAAP.

        During 2001 one of the multi-employer schemes in which the Group participates, the MNRPF, closed its fund for future benefit accrual. Under U.K. GAAP, the Group is recognizing this liability over the period in which the funding deficit is being made good, which approximates to expected remaining service lives of employees in the scheme. Under U.S. GAAP, the Group has accounted for its share of the scheme's net pension liability with an expense of $3.7m being recognized in 2002 (2001: $15.1m).

Derivative instruments and hedging activities

        Under U.K. GAAP, gains and losses on instruments used for hedging are not recognized until the exposure that is being hedged is itself recognized. Under U.S. GAAP, Statement of Financial Accounting Standards No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities", as amended, requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives will either be recognized in earnings as offsets to the changes in fair value of related hedged items, or, for forecast transactions, deferred and recorded as a component of other comprehensive income until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value is recognized immediately in earnings.

        This statement became effective for POPCIL on 1 January 2001, and a transition adjustment of $9.0m was debited to reserves on implementation as the cumulative effect of U.S. GAAP accounting policy change.

        In accordance with SFAS 133, U.S. GAAP assets are increased by $71.5m and liabilities by $77.9m at 31 December 2002 (2001 U.S. GAAP assets increased by $214.3m and liabilities by $219.8m). Cash flow hedges of $1.6m have been taken to other comprehensive income.

Taxes

Deferred Tax

        Following the implementation of FRS19 "Deferred tax", under both U.K. and U.S. GAAP deferred taxes are accounted for on all timing differences. Deferred tax can also arise in relation to the tax effect of the other U.S. GAAP adjustments. During 2001, the Group elected to enter the U.K. tonnage tax regime, as a result of which temporary timing differences in respect of fixed assets within the scheme became permanent differences. The deferred tax liabilities in respect of these assets have therefore been released under both U.K. and U.S. GAAP.

Implementation of FRS 19 "Deferred Tax"

        Following the implementation of FRS 19 "Deferred tax", as detailed in note 1, the reconciliation of U.K. profit and shareholders' funds to U.S. GAAP has been restated for 2001 and 2000. In 2001, the impact on the U.S. GAAP reconciliation is a decrease in the "Taxes" U.S. GAAP adjustment to profit of $96.8m and an increase of $11.3m in the "Taxes" U.S. GAAP adjustment to shareholders' funds. In 2000, the effect is a reduction in the "Taxes" U.S. GAAP adjustment to profit of $16.1m and a reduction in the "Taxes" U.S. GAAP adjustment to shareholders' funds to $108.1m.

Other taxes

        The Group incurred income tax in 2001 as a result of taxable gains on intercompany transactions that were undertaken to maximize its tax efficiency. Under U.K. GAAP, this was charged to the profit and loss account. Under U.S. GAAP, income taxes paid on intercompany profits on assets remaining within the Group must be deferred. This deferred charge is being amortized over 25 years.

Transaction costs

        In 2001, it was expected that the proposed dual listed company transaction with Royal Caribbean Cruises Ltd would be accounted for under U.K. GAAP using merger accounting principles with the costs of carrying out the combination being expensed to the profit and loss account when the combined group came into existence. When the P&O Princess Board withdrew its recommendation for this proposed transaction in October 2002, these costs were expensed under U.K. GAAP. Under U.S. GAAP it was intended that the proposed transaction would be accounted for using the purchase method of accounting with P&O Princess being treated as the acquiree. Accordingly, under U.S. GAAP the costs incurred by P&O Princess in connection with the proposed combination were expensed to the profit and loss account as incurred.

Assets and liabilities

        Current assets under U.K. GAAP of $20.4m (2001 $8.6m) would be reclassified as non current assets under U.S. GAAP.

        Provisions for liabilities and charges under U.K. GAAP of $nil (2001 $0.2m) would be reclassified as Creditors—amounts falling due within one year under U.S. GAAP.

The effects of these differing accounting principles are shown below:

Summary Group income statement

	2002 U.K.GAAP U.S. $m	2002 Adjustments U.S. $m	2002 U.S.GAAP U.S. $m	2001 U.S.GAAP U.S. $m	2000 U.S.GAAP U.S. $m
Revenues	2,526.8	—	2,526.8	2,451.0	2,423.9
Expenses
Operating	(1,592.0)	—	(1,592.0)	(1,598.8)	(1,558.0)
Marketing, selling and administrative	(477.6)	5.5	(472.1)	(381.5)	(353.7)
Depreciation and amortization	(166.5)	4.7	(161.8)	(139.4)	(143.9)

	(2,236.1)	10.2	(2,225.9)	(2,119.7)	(2,055.6)

Operating income before income from affiliated operations	290.7	10.2	300.9	331.3	368.3
Income from affiliated operations	—	—	—	0.1	0.5

Operating income	290.7	10.2	300.9	331.4	368.8

Non-operating income (expense)
Interest income	6.0	—	6.0	7.2	1.3
Interest expense, net of capitalized interest	(8.3)	0.7	(7.6)	5.7	(46.9)
Other income (expense)	1.2	—	1.2	(1.8)	(6.5)
Income tax (expense) credit	(17.1)	(2.8)	(19.9)	151.2	(56.9)
Minority interest	—	—	—	(0.1)	(2.6)

	(18.2)	(2.1)	(20.3)	162.2	(111.6)

Profit attributable to ordinary shareholders in accordance with U.S. GAAP before cumulative effect of accounting policy change	272.5	8.1	280.6	493.6	257.2
Cumulative effect of accounting policy change in respect of derivative instruments and hedging activities	—	—	—	(9.0)	—

Profit attributable to ordinary shareholders in accordance with U.S. GAAP	272.5	8.1	280.6	484.6	257.2

Adjustments to profit attributable to ordinary shareholders

	2002 U.S.$m	2001 U.S.$m	2000 U.S.$m
		Restated (note 1)	Restated (note 1)
Profit attributable to ordinary shareholders in accordance with U.K. GAAP	272.5	443.0	261.5
U.S. GAAP adjustments
Depreciation	0.4	0.4	0.4
Goodwill and contingent consideration	4.3	1.2	0.3
Marketing and promotion costs	(3.2)	5.2	(8.3)
Relocation costs	(2.0)	2.0	—
Employee share incentives	1.8	(5.1)	1.9
Pensions	(3.0)	(14.2)	0.9
Derivative instruments and hedging activities	0.7	3.5	—
Tax effect of U.S. GAAP adjustments	—	(3.9)	0.5
Taxes	(2.8)	73.4	—
Transaction costs	11.9	(11.9)	—

Profit attributable to ordinary shareholders in accordance with U.S. GAAP before cumulative effect of accounting policy change	280.6	493.6	257.2

Cumulative effect of U.S. GAAP accounting policy change in respect of derivative instruments and hedging activities	—	(9.0)	—

Profit attributable to ordinary shareholders in accordance with U.S. GAAP	280.6	484.6	257.2

Goodwill and other intangible assets—adoption of SFAS No. 142

	2002 U.S.$m	2001 U.S.$m	2000 U.S.$m
Reported profit attributable to ordinary shareholders in accordance with U.S. GAAP	280.6	484.6	257.2
Add back goodwill amortization	—	2.9	2.0

Adjusted profit attributable to ordinary shareholders in accordance with U.S. GAAP	280.6	487.5	259.2

Adjustments to shareholders' funds	2002 U.S. $m	2001 U.S. $m	2000 U.S. $m
		Restated (note 1)	Restated (note 1)
Shareholders' funds in accordance with U.K. GAAP	2,736.1	2,573.3	2,352.1
U.S. GAAP adjustments
Treasury stock	(2.9)	(3.3)	—
Depreciation	(10.9)	(11.3)	(11.7)
Goodwill and contingent consideration	(41.0)	(45.3)	(46.5)
Marketing and promotion costs	(87.9)	(84.7)	(89.9)
Relocation costs	—	2.0	—
Pensions	(15.3)	(12.3)	1.9
Derivative instruments and hedging activities	(6.4)	(5.5)	—
Tax effect of U.S. GAAP adjustments	—	—	3.9
Taxes	70.6	73.4	—
Transaction costs	—	(11.9)	—

Shareholders' funds in accordance with U.S. GAAP	2,642.3	2,474.4	2,209.8

	2002 U.S. $m	2001 U.S. $m	2000 U.S. $m
The following table reconciles shareholders' funds under U.S. GAAP
Shareholders' funds opening balance	2,474.4	2,209.8	1,960.0
Profit for year under U.S. GAAP	280.6	484.6	257.2
Add back share options as taken through reserves	(1.8)	5.1	(1.2)
Treasury stock	—	(3.3)	—
Foreign exchange reserve movement	40.7	(20.5)	(5.5)
Dividend	(150.0)	(201.3)	(90.0)
Investment by P&O	—	—	1.2
New shares issued	—	—	88.1
FAS 133 cash flow hedge	(1.6)	—	—

Shareholders' funds closing balance	2,642.3	2,474.4	2,209.8

Cash flow statements

        The cash flow statements have been prepared in conformity with U.K. Financial Reporting Standard 1 (Revised) "Cash Flow Statements". The principal differences between these statements and cash flow statements presented in accordance with SFAS No. 95 are as follows:

  (a)
  Under U.K. GAAP net cash flow from operating activities is determined before considering cash flows from (a) returns on investments and servicing of finance (b) taxes paid and (c) dividends received from joint ventures. Under U.S. GAAP, net cash flow from operating activities is determined after these items.

  (b)
  Under U.K. GAAP, capital expenditure is classified separately while under U.S. GAAP, it is classified as an investing activity.

  (c)
  Under U.K. GAAP movements in bank overdrafts are classified as movements in cash while under U.S. GAAP they are classified as a financing activity.

  (d)
  Under U.K. GAAP equity dividends paid to shareholders are classified separately, under U.S. GAAP they are classified as a financing activity.

        Set out below is a summary cash flow statement under U.S. GAAP:

	2002 U.S. $m	2001 U.S. $m	2000 U.S. $m
Net cash inflow from operating activities	463.5	233.3	410.1
Net cash outflow from investing activities	(1,153.4)	(592.5)	(795.5)
Net cash inflow from financing activities	743.1	391.2	411.8
Exchange translation effect on cash	(11.5)	5.9	(7.1)

Net increase in cash and cash equivalents under U.S. GAAP	41.7	37.9	19.3
Cash and cash equivalents at beginning of year	120.4	82.5	63.2

Cash and cash equivalents at end of year	162.1	120.4	82.5

New U.S. Accounting Standards

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143—"Accounting for Asset retirement obligations". SFAS No. 143 requires the Group to record the fair value of asset retirement obligations associated with the retirement of tangible long-lived assets and the associated retirement costs in the period in which it is incurred, if a reasonable estimate of fair value can be made. SFAS No. 143 will be adopted by the Group in the 2003 fiscal year. The Group has not yet determined the impact of adopting SFAS No. 143.

        In April 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting for certain lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. SFAS No. 145 will be adopted beginning January 1, 2003, except for the provisions relating to the amendment of SFAS No. 13, which was adopted for transactions occurring subsequent to May 15, 2002. The impact of adopting SFAS No. 145 on the results of operations and financial position of the Group remains to be evaluated.

        In July 2002, the FASB issued SFAS No. 146 ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 nullifies Emerging issues Task Force No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 requires that a liability for a cost associated with an exit or disposal activity should be recorded when it is incurred and initial measurement be at fair value. The statement is effective for exit or disposal activities that are initiated after December 31, 2002, although earlier adoption is encouraged. The impact of adopting SFAS No. 146 on the results of operations and financial position of the Group remains to be evaluated.

        In November 2002, the Financial Accounting Standards Board issued interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including indirect Guarantees of Indebtedness of Others" (FIN45), which addresses, among other things, the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The Interpretation also requires the recognition of a liability by a guarantor at the inception of certain guarantees.

        The Interpretation requires the guarantor to recognize a liability for the non-contingent component of the guarantee, this is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements.

        The Company has adopted the disclosure requirements of the Interpretation and will apply the disclosure recognition and measurement provisions for all guarantees entered into or modified after December 31, 2002.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock Based Compensation—Transition and Disclosure—an amendment of FASB statement No. 123". SFAS 148 permits two additional transition methods for entities that adopt the fair value based method of accounting for stock-based employee compensation. The Statement also requires new disclosures about the ramp-up effect of stock-based employee compensation on reported results. The Statement also requires that those effects be disclosed more prominently by specifying the form, content and location of those disclosures. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 5, 2002. The Company has not decided yet if it will adopt the transition provisions of SFAS 148.

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46) which interprets Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements. FIN 46 clarifies the application of ARB No. 51 with respect to the consolidation of certain entities (variable interest entities—"VIES") to which the usual condition for consolidation described in ARB No. 51 does not apply because the controlling financial interest in VIE's may be achieved through arrangements that do not involve voting interests. In addition, FIN 46 requires the primary beneficiary of VIE's and the holder of a significant variable interest in VIE's to disclose certain information relating to their involvement with the VIE's. The provisions of FIN 46 apply immediately to VIE's created after January 31, 2003, and to VIE's in which an enterprise obtains an interest after that date, FIN 46 applies in the first fiscal year beginning after June 15, 2003, to VIE's in which an enterprise holds an interest that it acquired before February 1, 2003. The Group is currently evaluating the impact the adoption of FIN 46 will have on its financial statements.

        On 30 April 2003, the FASB issued Statement of Financial Accouting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (the "Statement"). The purpose of the Statement is to amend and clarify financial accounting and reporting for derivative instruments and hedging activities under Statement 133. The Statement amends Statement 133 to clarify the definition of a derivative, expand the nature of exemptions from Statement 133, clarify the application of hedge accounting when using certain instruments, clarify the application of paragraph 13 of Statement 133 to embedded derivative instruments in which the underlying is an interest rate, and modify the cash flow presentation of derivative instruments that contain financing elements. The company is currently considering the impact of this Standard.

        On 15 May 2003, the FASB issued Statement No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". The provisions of the Statement will change the classification of certain freestanding financial instruments that are now classified as equity. Generally, the Statement is effective for financial instrument arrangements entered into or modified after 31 May 2003, and otherwise effective at the beginning of the first interim period beginning after 15 June 2003.

27    Ultimate holding company

        As at 31 December 2002, the Company's ultimate holding company was P&O Princess Cruises plc. This is the largest and smallest group into which the results of POPCIL were consolidated. Its accounts are available to the public from The Registrar of Companies, Companies House, Crown Way, Cardiff CF4 3UZ.

        As described in note 28 below, on 17 April 2003 the DLC transaction with Carnival Corporation was completed. On that date, P&O Princess Cruises plc changed its name to Carnival plc.

28    Post balance sheet event

        On 7 January 2003, the board of the parent company, P&O Princess Cruises plc approved the proposed DLC transaction with Carnival Corporation and agreed to recommend to the P&O Princess shareholders that they vote in favour of the resolution to implement the DLC structure. In the early morning of 8 January, 2003, Carnival and P&O Princess signed the implementation agreement setting out the terms and conditions for the implementation of the DLC structure.

        The DLC transaction with Carnival Corporation completed on 17 April 2003. On this date, P&O Princess Cruises plc changed its name to Carnival plc. Following completion, Carnival Corporation and Carnival plc will function as a single economic business through contractual agreement between the two separate legal entities and provisions within the two companies' constitutional documents.

        Through and including August 12, 2003 (the 40th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF THE DLC TRANSACTION
DESCRIPTION OF THE DEBENTURES
DESCRIPTION OF THE CARNIVAL PLC GUARANTEE
DESCRIPTION OF THE POPCIL GUARANTEE
DESCRIPTION OF CARNIVAL CORPORATION CAPITAL STOCK General
Common Stock
Special Voting Share
Certain Provisions of Carnival Corporation's Articles and By-laws
DESCRIPTION OF TRUST SHARES
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
CERTAIN PANAMANIAN AND UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
Panama
United States
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
Carnival Corporation Carnival plc P&O Princess Cruises International Limited 3655 N.W. 87th Avenue Miami, Florida 33178-2428 Attention: Corporate Secretary Telephone: (305) 599-2600, Ext. 18018.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors' Report
P&O Princess Cruises International Limited Consolidated profit and loss accounts
P&O Princess Cruises International Limited Consolidated balance sheets
P&O Princess Cruises International Limited Group cash flow statements
P&O Princess Cruises International Limited Consolidated statements of total recognised gains and losses
Reconciliations of movements in shareholders' funds
P&O Princess Cruises International Limited Notes to the consolidated financial statements